UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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CSS INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CSS INDUSTRIES, INC.

1845 Walnut Street

Philadelphia, Pennsylvania 19103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

The 2013 Annual Meeting of Stockholders of CSS Industries, Inc. (“CSS”) will be held at The Rittenhouse, 210 West Rittenhouse Square, Philadelphia, Pennsylvania, on Tuesday, July 30, 2013, at 9:30 a.m. local time.

At our Annual Meeting, we will ask you to:

1.	Elect a board of seven directors;

2.	Approve our 2013 Equity Compensation Plan;

3.	Re-approve our Management Incentive Program;

4.	Ratify the selection of KPMG LLP as the independent registered public accounting firm for CSS and its subsidiaries for the fiscal year ending March 31, 2014;

5.	Approve, on an advisory basis, the compensation paid to our named executive officers for the fiscal year ended March 31, 2013; and

6.	Transact any other business that may properly be presented at the Annual Meeting.

If you were a stockholder of record at the close of business on June 3, 2013, you may vote at the Annual Meeting.

By order of the board of directors,

MICHAEL A. SANTIVASCI

Secretary

Philadelphia, Pennsylvania

June 20, 2013

We hope that you will attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we encourage you to complete, sign and return the enclosed proxy card in the envelope provided.

CSS INDUSTRIES, INC.

PROXY STATEMENT

2013 Annual Meeting of Stockholders

CSS INDUSTRIES, INC.

1845 Walnut Street

Philadelphia, Pennsylvania 19103

PROXY STATEMENT

2013 Annual Meeting of Stockholders

WHY YOU RECEIVED THIS PROXY STATEMENT

You received this proxy statement because the board of directors of CSS Industries, Inc. (“CSS”, “we”, “us”, “our”) is soliciting your proxy to vote at the 2013 Annual Meeting of Stockholders (the “Meeting”) to be held at The Rittenhouse, 210 West Rittenhouse Square, Philadelphia, Pennsylvania on Tuesday, July 30, 2013 at 9:30 a.m. local time. This proxy statement provides information regarding the matters to be presented at the Meeting. You may vote in one of two ways: (i) in person, by attending the Meeting and casting your vote, or (ii) by proxy, by completing, signing and returning the enclosed proxy card. Beginning on or about June 20, 2013, we are sending this Proxy Statement and the accompanying form of Proxy to stockholders of record at the close of business on June  3, 2013.

WHO CAN VOTE

Stockholders of record at the close of business on June 3, 2013 may vote at the Meeting. On the record date, 9,541,601 shares of CSS common stock, par value $0.10 per share, were outstanding. Each share of common stock is entitled to one vote on any matter that is properly presented at the Meeting.

WHO WILL PAY THE COSTS OF THIS PROXY SOLICITATION

We are paying for this solicitation of proxies. In addition to this mailing, proxies may be solicited by telephone by officers, directors or employees of CSS and its affiliated companies, who will not receive payment specifically for these services. Additionally, we may engage a proxy solicitor to distribute our stockholder materials and solicit proxies. We may agree to pay a fee for such services and to reimburse the solicitor for all reasonable disbursements. Any such fee is estimated to be approximately $10,000. We reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding solicitation material to the beneficial owners of shares of CSS common stock.

HOW TO BE PART OF AN EFFECTIVE VOTE

In order to have an effective vote on any matter at the Meeting, there must be a quorum. A quorum exists when the holders of a majority of the shares entitled to vote are present in person or represented by proxy. Based on the number of shares of CSS common stock outstanding on the record date, the holders of 4,770,801 shares of CSS common stock are required to be present in person or represented by proxy in order to have a quorum at the Meeting. Each share of CSS common stock entitles the holder thereof to one vote on the election of each of the nominees for director and one vote on each other matter that may properly come before the Meeting.

Directors will be elected by a plurality of the votes cast at the Meeting. This means that the seven nominees receiving the most votes will be elected as directors. The affirmative vote of the holders of a majority of the shares present at the Meeting (either in person or represented by proxy) and cast either for or against the proposal will be required to approve our 2013 Equity Compensation Plan (the “2013 Stock Plan”) and to re-approve our Management Incentive Program (the “MIP”). The affirmative vote of the holders of a majority of the shares present at the Meeting (either in person or represented by proxy) will be required: to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2014; to approve, on an advisory basis, the compensation paid to our named executive officers for the fiscal year ended March 31, 2013; and to approve any other matter to be voted on at the Meeting.

Abstentions may not be specified for the election of directors. An abstention on any other matters to be voted on at the Meeting will have the same effect as a vote against, while a “broker non-vote” will not be counted on such matters. A “broker non-vote” occurs when a nominee (such as a broker) does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

You may vote at the Meeting by attending in person and submitting a ballot or by properly completing and submitting the enclosed proxy card. The shares represented by each properly completed proxy card will be voted at the Meeting in accordance with each stockholder’s instructions. If you do not indicate on the proxy card how you wish to have your shares voted, the shares will be voted as recommended by the CSS board of directors (the “Board”). If any additional matters are properly presented at the Meeting, the proxy holders will vote in their discretion. This authority is given to the proxy holders in the enclosed form of proxy.

HOW YOU MAY REVOKE YOUR PROXY

You may revoke your proxy at any time before the vote is taken at the Meeting by filing with the Secretary of CSS a written revocation or another form of proxy bearing a date later than the date of the proxy that you submitted previously. You also may revoke your proxy by attending the Meeting and voting in person. Your attendance at the Meeting will not in and of itself constitute revocation of a proxy if you do not file a written revocation, submit a later-dated proxy or vote in person.

Your vote is important. We therefore encourage you to complete, sign and return the accompanying proxy card whether or not you plan to attend the Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 30, 2013:

The Notice of the CSS Industries, Inc. Annual Meeting of Stockholders to be held on July 30, 2013, the Proxy Statement for the Meeting and the CSS Industries, Inc. Annual Report for the fiscal year ended March 31, 2013 are available on the Internet at https://materials.proxyvote.com/125906.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board currently has eight members. One of our current directors, John J. Gavin, who has served on our Board since 2007, will not stand for re-election at the Meeting, and his period of service on our Board will conclude effective upon the election of directors at the Meeting. Following the recommendation of our Board’s Nominating and Governance Committee, our Board has determined to reduce the size of the Board from eight directors to seven directors effective upon the election of directors at the Meeting. On the recommendation of the Nominating and Governance Committee, our Board has nominated for election as directors the individuals listed below, all of whom are presently members of our Board. Directors who are elected will hold office until our 2014 Annual Meeting of Stockholders and until the election and qualification of their respective successors.

Our Board believes all of the nominees possess the experience, qualifications, attributes and skills to provide significant value to CSS. Below we provide information about the nominees for election to our Board, including information about each nominee’s specific experience, qualifications, attributes and skills that led our Board to conclude that he or she should serve on our Board. Ages are stated as of the date of the 2013 Annual Meeting of Stockholders.

Scott A. Beaumont, age 60, has been Chief Executive Officer, Lilly Pulitzer Group of Oxford Industries, Inc., an international apparel design, sourcing and marketing company, since December 2010. From 1993 to December 2010, he was Chairman and Chief Executive Officer of Sugartown Worldwide, Inc. (“Sugartown”), a designer, marketer and distributor of apparel, accessories and home fashions under the Lilly Pulitzer® trademark. In December 2010, Oxford Industries, Inc. acquired Sugartown, of which Mr. Beaumont was a co-founder. Mr. Beaumont has served as one of our directors since 2005.

Our Board concluded that Mr. Beaumont should serve as a director on our Board in light of his extensive knowledge of the design, sourcing, distribution and sale of consumer products, and his significant leadership position as Chief Executive Officer, Lilly Pulitzer Group of consumer products company Oxford Industries, Inc.

James H. Bromley, age 75, as President and owner of Bromley Consulting Services, Inc., has been an independent consultant since 1996. From September 1996 to December 1997, he served as Chairman of our former Direct Mail Business Products Group and Vice Chairman of Rapidforms, Inc., formerly a subsidiary of CSS. He has served as one of our directors since 1989.

Our Board concluded that Mr. Bromley should serve as a director on our Board in light of his financial and corporate strategic planning expertise and his significant prior experience in leadership positions, including formerly serving as Chief Executive Officer of one of our former subsidiaries, Rapidforms, Inc.

Robert E. Chappell, age 68, is Chairman of The Penn Mutual Life Insurance Company (“Penn Mutual”), a mutual life insurance company providing life insurance and annuity products. He served as Penn Mutual’s Chief Executive Officer from April 1995 until February 2011 and as its President from January 2008 to March 2010. Mr. Chappell also serves on the board of directors of Quaker Chemical Corporation, a producer and marketer of formulated chemical specialty products and provider of chemical management services. He has served as one of our directors since September 2012.

Our Board determined that Mr. Chappell should serve as a director on our Board in light of his extensive experience in accounting and finance, financial reporting, risk assessment, organizational development, global organizations, governance, strategic planning and corporate development.

Jack Farber, age 80, has been our Chairman since 1979. From 1979 to May 1999, he was also our President and Chief Executive Officer. Mr. Farber has served as one of our directors since 1978.

Our Board concluded that Mr. Farber should serve as a director on our Board, and as its Chairman, in light of his exceptional financial, strategic planning, mergers and acquisitions and leadership experience, his detailed knowledge and extensive experience as our former President and Chief Executive Officer, his current and prior service on the boards of directors of numerous for-profit and non-profit organizations, and his entrepreneurial expertise.

Elam M. Hitchner, III, age 66, was a partner in the law firm Pepper Hamilton LLP (“Pepper Hamilton”) from May 1992 to June 1999, and returned to the firm in January 2001 as a partner and subsequently as “of counsel” through 2004. Since 2005, he has provided consulting services to Pepper Hamilton, which provides legal services to CSS. Mr. Hitchner does not participate in the firm’s provision of legal services to CSS. From 1994 to 2011, Mr. Hitchner served as a director of Destination Maternity Corporation, a designer and retailer of maternity apparel, and from 2004 to 2012, he was a director of eResearch Technology, Inc. (“eResearch Technology”), a provider of services and customizable medical devices to biopharmaceutical and healthcare organizations. He has been a member of our Board since May 2013.

Our Board concluded that Mr. Hitchner should serve as a director on our Board in light of his broad legal experience as a former partner of Pepper Hamilton, and his extensive experience serving on the boards of public companies Destination Maternity Corporation and eResearch Technology, including his board leadership experience as the former non-executive chairman of the board of eResearch Technology and Destination Maternity Corporation.

Rebecca C. Matthias, age 60, served as President of Destination Maternity Corporation, a designer and retailer of maternity apparel, from 1982 until 2010. She also served as its Chief Operating Officer from 1993 until 2007, and as its Chief Creative Officer from 2007 until 2010. Ms. Matthias served as a director of Destination Maternity Corporation from 1982 until February 2011. She has served as a director of Penn Series Funds, Inc, an open-end, diversified management investment company, since September 2010. Ms. Matthias has served as one of our directors since 2003.

Our Board concluded that Ms. Matthias should serve as a director on our Board in light of her significant leadership experience having served as the President of a publicly-held company, Destination Maternity Corporation, and her extensive knowledge of the design, sourcing, distribution and sale of consumer products.

Christopher J. Munyan, age 48, has been our President and Chief Executive Officer since July 2006. He served as our Executive Vice President and Chief Operating Officer from October 2005 until June 2006. From 1999 until 2005, Mr. Munyan served as President of Berwick Offray. From 1993 to 1999, Mr. Munyan served Berwick Offray in various capacities, including Senior Vice President — Finance and Administration. Mr. Munyan has served as one of our directors since 2006.

Our Board concluded that Mr. Munyan should serve as a director on our Board in light of his intimate knowledge of CSS as our President and Chief Executive Officer and his significant management and leadership skills.

Our Board believes that all of the above-listed nominees will be able to serve as directors. However, if this should not be the case, the proxies may be voted for one or more substitute nominees, to be designated by the Board, or the Board may reduce the number of directors, in each case, after considering the recommendation of its Nominating and Governance Committee.

Our Board recommends a vote “for” the election of all the nominees listed above.

PROPOSAL 2 — APPROVAL OF THE 2013 EQUITY COMPENSATION PLAN

The Proposal

On May 21, 2013, our Board adopted, subject to stockholder approval at the Meeting, the CSS Industries, Inc. 2013 Equity Compensation Plan (the “2013 Stock Plan”). Our Board has directed that the proposal to approve the 2013 Stock Plan be submitted to our stockholders for their approval at the Meeting. Also, stockholder approval is being sought (i) so that the compensation attributable to grants under the 2013 Stock Plan may qualify for an exemption from the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code (the “Code”), (ii) in order for incentive stock options to meet the requirements of the Code, and (iii) in order to meet the NYSE corporate governance listing standards.

Our Board believes that the approval of the 2013 Stock Plan by our stockholders will further our compensation structure and strategy. In addition, our Board believes that the approval of the 2013 Stock Plan will promote our interests by providing incentives to our designated officers and employees, and those of our subsidiaries, to encourage them to contribute materially to our growth and to align their economic interests with those of our stockholders. The 2013 Stock Plan is intended as a successor plan to our 2004 Equity Compensation Plan, as amended (the “2004 Stock Plan”) since no further grants will be made under the 2004 Stock Plan if our stockholders approve the 2013 Stock Plan. The 2004 Stock Plan is scheduled to terminate on August 3, 2014; however, if the 2013 Stock Plan is approved by our stockholders at the Meeting, no further grants will be made under the 2004 Stock Plan on or after the effective date of the 2013 Stock Plan. Information on grants outstanding and shares available for future issuance under our equity compensation plans as of May 31, 2013 is provided on page 13 of this proxy statement. No grants have been made under the 2004 Stock Plan subsequent to May 31, 2013, and there will be no further grants under the 2004 Stock Plan through the date of the Meeting.

The material terms of the 2013 Stock Plan are summarized below. A copy of the 2013 Stock Plan is attached to this Proxy Statement as Appendix A. This summary of the 2013 Stock Plan is not intended to be a complete description of the 2013 Stock Plan, and is qualified in its entirety by the actual text of the 2013 Stock Plan to which reference is made.

OUR BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE 2013 EQUITY COMPENSATION PLAN.

General.    The 2013 Stock Plan provides that grants may be made in any of the following forms:

•	Incentive stock options

•	Nonqualified stock options

•	Stock units

•	Restricted stock grants

•	Stock appreciation rights (“SARs”)

•	Stock bonus awards

•	Dividend equivalents

Subject to adjustment in certain circumstances as described below, the aggregate number of shares of common stock that may be granted or transferred under the 2013 Plan is the sum of (i) 1,100,000 shares, (ii) the number of shares subject to outstanding options granted under the 2004 Stock Plan and outstanding on May 31, 2013, to the extent that such options terminate, expire, or are cancelled, forfeited, exchanged, or surrendered without having been exercised, and (iii) the number of shares subject to stock bonus awards granted under the 2004 Stock Plan and outstanding on May 31, 2013, to the extent that such stock bonus awards are forfeited, terminated or otherwise not paid in full, (the “Plan Limit”); provided, that, the Plan Limit shall not include (x) for purposes of clause (ii), shares subject to such outstanding options to the extent that (A) such shares are withheld or surrendered for payment of taxes or the exercise price of any such outstanding option and (B) shares of common stock are surrendered in payment of the exercise price of any such outstanding option; and (y) for purposes of clause (iii), shares subject to such outstanding stock bonus awards to the extent that such shares are withheld or surrendered for payment of taxes. As of May 31, 2013, under the 2004 Stock Plan there were outstanding (i) options to purchase an aggregate of 320,438 shares of our common stock and (ii) stock bonus awards representing an aggregate of 210,525 shares of our common stock.

The maximum aggregate number of shares of common stock that may be granted pursuant to all grants to any individual under the 2013 Stock Plan during any calendar year is 300,000 shares, subject to adjustment in certain circumstances as described below. The maximum aggregate number of shares of our common stock that may be granted pursuant to stock options and SAR grants to any individual under the 2013 Stock Plan during any calendar year is 300,000 shares, subject to adjustment in certain circumstances as described below. The maximum aggregate number of shares of our common stock that may be granted pursuant to stock units, restricted stock grants, and stock bonus awards that are intended to be qualified performance-based compensation under Section 162(m) of the Code to any individual during any calendar year is 300,000 shares, subject to adjustment in certain circumstances as described below. These individual share limits apply regardless of whether grants are to be paid in shares or cash.

If and to the extent options and SARs granted under the 2013 Stock Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised or if any stock units, restricted stock grants, stock bonus awards, or dividend equivalents granted under the 2013 Stock Plan are forfeited, terminated, or otherwise not paid in full, the shares subject to such grants will become available again for issuance under the 2013 Stock Plan. However, shares of our common stock surrendered in payment of the exercise price of an option and shares withheld or surrendered for payment of taxes, will not be available for re-issuance under the 2013 Stock Plan. Additionally, if SARs are exercised, the full number of shares subject to the SARs will be considered issued under the 2013 Stock Plan, without regard to the number of shares issued upon settlement of the SARs and without regard to any cash settlement of the SARs. To the extent that other grants are to be paid in cash, and not in shares of our common stock, such grants will not count against the share limits set forth above.

If approved by the stockholders, the 2013 Plan will become effective on July 30, 2013.

Administration.    The 2013 Stock Plan is administered and interpreted by the Human Resources Committee, but the Board may appoint another committee to administer the 2013 Stock Plan (the “Committee”). The Committee has the sole authority to (i) determine the individuals to whom grants will be made under the 2013 Stock Plan, (ii) determine the type, size, and terms of the grants, (iii) determine the time when grants will be made and the duration of any exercise, vesting, or restriction period relating to the grants, including the criteria for exercisability, vesting, and lapse of any restriction period and the acceleration of exercisability, vesting, and lapse of a restriction period, (iv) amend the terms and conditions of any previously issued grant, subject to the limitations described below and (v) deal with any other matters arising under the 2013 Stock Plan. The Committee, which is the Human Resources Committee, presently consists of Ms. Matthias and Messrs. Bromley and Gavin, each of whom is a non-employee director of CSS.

Eligibility for Participation.    All of our employees and the employees of our subsidiaries, including employees who are officers or employees who are members of our Board are eligible to receive grants under the 2013 Stock Plan. As of May 31, 2013, approximately 1,200 employees are eligible for grants under the 2013 Stock Plan. None of our non-employee directors or consultants are eligible for grants under the 2013 Stock Plan.

Types of Awards.

Stock Options

The Committee may grant options intended to qualify as incentive stock options within the meaning of Section 422 of the Code (“ISOs”) or “nonqualified stock options” that are not intended to so qualify (“NQSOs”) or any combination of ISOs and NQSOs. The aggregate number of shares of common stock that may be issued under the Plan as ISOs is 1,100,000 shares, and all shares issued under the Plan as ISOs shall count against the Plan Limit

The Committee will fix the exercise price per share of options on the date of grant. The exercise price of options granted under the 2013 Stock Plan will be equal to or greater than the last reported sale price of the underlying shares of our common stock on the trading day immediately prior to the date of grant (or if there were no trades on that date the immediately preceding date upon which a sale was reported). However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of our outstanding stock, the exercise price per share of an ISO granted to such person must be at least 110% of the last reported sale price of a share of our common stock on the trading day immediately prior to the date of grant.

The Committee will determine the term of each option, which will not exceed ten years from the date of grant; however, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding stock, the term of the ISO may not exceed five years from the date of grant. To the extent that the aggregate fair market value of shares of our common stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.

The 2013 Stock Plan includes provisions relating to termination of options following termination of a grantee’s employment, which in some cases are subject to modification by the Committee, as described below. Generally, if we terminate a grantee’s employment for any reason other than death or termination for cause, the grantee’s options will terminate 90 days following the date on which the grantee ceases to be employed by us. If a grantee ceases to be employed by us on account of the grantee’s death or the grantee retires from such employment with the consent of the Committee, the grantee’s options will terminate 180 days following the date on which the grantee ceases to be employed by us. If a grantee ceases to be employed by us on account of termination for cause or the grantee’s voluntary termination (other than by reason of retirement approved by the Committee), the grantee’s options will terminate immediately. In each case described above, the Committee may specify a different termination date, but in any event no later than the expiration of the option term.

A grantee may exercise an option by delivering a notice of exercise to us. The grantee will pay the exercise price: (i) in cash, (ii) subject to any restrictions imposed by the Committee, by delivering shares of our common stock already owned by the grantee and having a fair market value on the date of exercise at least equal to the exercise price or by attestation to ownership of shares of our common stock having a fair market value on the date of exercise at least equal to the exercise price, (iii) by payment through a broker in accordance with the procedures permitted by Regulation T of the Federal Reserve Board, (iv) by net exercise, which is the surrender of shares for which the option is exercisable in exchange for a distribution of shares of our common stock equal to the amount by which the fair market value of the shares subject to the exercised options exceeds the applicable exercise price, (v) any combination of clauses (i), (ii), (iii), or (iv), or (vi) by such other method as the Committee may approve, to the extent permitted by applicable law.

Stock Units

The Committee may grant stock units, which provide the grantee with the right to receive shares of our common stock or an amount based on the value of a share of our common stock at a future date. The Committee will determine the number of units that will be granted and the terms and conditions applicable to the stock units, including the vesting conditions for the stock units and the circumstances, if any, under which a grantee may retain stock units after termination of employment. Stock units may be paid at the end of a specified period or deferred to a date authorized by the Committee in accordance with the deferral requirements set forth in Section 409A of the Code. If a stock unit becomes distributable, it will be paid to the grantee in cash, in shares of our common stock, or in a combination of cash and shares of our common stock, as determined by the Committee.

Restricted Stock Grants

The Committee may provide shares of our common stock under a restricted stock grant for consideration or no consideration, and subject to such restrictions, if any, as determined by the Committee. The Committee may establish conditions under which restrictions will lapse over a period of time or according to such other criteria (including restrictions based upon the achievement of specific performance goals) as the Committee deems appropriate. The period of time that a restricted stock grant remains subject to restrictions, including restrictions on transferability, is referred to below as the “restriction period.”

The Committee will determine to what extent, and under what conditions, the grantee will have the right to vote shares subject to a restricted stock grant or receive dividends or other distributions paid on such shares during the restriction period, provided that dividends with respect to restricted stock grants that are subject to performance conditions will vest and be paid only if the underlying restricted stock grant vests and is paid, as determined by the Committee. The grantee cannot sell or otherwise dispose of the shares of common stock during the restriction period, except as described below under “Transferability of Grants.” Subject to this exception and such other exceptions as the Committee deems appropriate, if a grantee’s employment terminates during the restriction period, or if other specified conditions are not met, the restricted stock grant terminates with respect to all shares covered by the grant as to which the restrictions have not lapsed. All restrictions imposed under the restricted stock grant will lapse upon the expiration of the applicable restriction period. The Committee may determine as to any or all restricted stock grants that the restrictions will lapse without regard to the restriction period.

SARs

The Committee may grant SARs in connection with, or independently of, any option granted under the 2013 Stock Plan. Upon exercise of a SAR, the grantee will receive an amount equal to the excess of the fair market value of our common stock on the date of exercise over the base amount for the SAR. The base amount will be equal to, or greater than, the last reported sale price of a share of our common stock on the trading day immediately prior to the date of grant of the SAR. Payment will be made in cash, shares of our common stock or a combination of the two in such proportion as the Committee determines.

The Committee will determine the terms and conditions of SARs, including when they become exercisable. The Committee may accelerate the exercisability of any SARs. SARs may only be exercised while the grantee is employed by us and our subsidiaries or within the same specified period of time after termination of employment as provided for with respect to stock options.

Stock Bonus Awards

The Committee may grant shares of our common stock as a bonus, or may grant other awards in lieu of our obligations or the obligations of our subsidiaries to pay cash or deliver other property under the 2013 Stock Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

Dividend Equivalents

The Committee may grant dividend equivalents with respect to stock units and stock bonus awards under such terms and conditions as determined by the Committee. Dividend equivalents with respect to awards that are subject to performance conditions will vest and be paid only if the underlying awards vest and are paid, as determined by the Committee. Dividend equivalents may be paid to grantees currently or may be deferred, consistent with Section 409A of the Code. Dividend equivalents may be accrued as a cash obligation or may be converted into stock units, as determined by the Committee. Dividend equivalents will not accrue interest, unless decided otherwise by the Committee. Dividend equivalents may be paid in cash or shares of our common stock, or a combination of the two, as determined by the Committee.

Qualified Performance-Based Compensation.

Under the 2013 Stock Plan, the Committee may structure stock units, restricted stock grants, and stock bonus awards as “qualified performance-based compensation,” thereby preserving the deductibility of the compensation expense relating to these awards under Section 162(m) of the Code.

The 2013 Stock Plan provides that when stock units, restricted stock grants and stock bonus awards intended to constitute “qualified performance-based compensation” are granted, the Committee will establish in writing (a) the objective performance goals that must be met, (b) the period during which performance will be measured, (c) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (d) any other conditions that the Committee deems appropriate and consistent with the 2013 Stock Plan and Section 162(m) of the Code. The Committee will establish the performance goals in writing either before the beginning of the performance period or soon after the beginning of such period. The performance goals established by the Committee for this purpose will be intended to satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee will not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals, but the Committee may reduce the amount of compensation that is payable upon achievement of the designated performance goals. The Committee will certify in writing that the performance goals were satisfied prior to the payment of any award. The Committee will determine the amount, if any, to be paid pursuant to each grant based on the achievement of the performance goals and the satisfaction of any other terms of the grant. If and to the extent that the Committee does not certify that the performance goals have been met, the grants for the performance period will be forfeited or will not be made, as applicable.

The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, will be based on one or more of the following objective measures: the price of our common stock, earnings per share, income before taxes and extraordinary items, net income, operating income, revenues, earnings before income tax, EBITDA (earnings before interest, taxes, depreciation and amortization), after-tax or pre-tax profits, operational cash flow, return on capital employed or return on invested capital, after-tax or pre-tax return on stockholders’ equity, decreasing or increasing the level of all, or a portion of, our assets and/or liabilities, stockholder return, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The business criteria may relate to the grantee’s business unit or the performance of CSS and its parents and subsidiaries as a whole, or any combination of the foregoing, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. The Committee may provide, at the time the performance goals are established, that adjustments will be made to the applicable performance goals to take into account, in any objective manner specified by the Committee, the impact of one or more of the following: (i) gain or loss from all or certain claims and/or litigation and insurance recoveries, (ii) the impairment of tangible or intangible assets, (iii) stock-based compensation expense, (iv) extraordinary, unusual or infrequently occurring events reported in our public filings, (v) restructuring activities reported in our public filings, (vi) investments, dispositions or acquisitions, (vii) gain or loss from the disposal of certain assets, (viii) gain or loss from the early extinguishment, redemption, or repurchase of debt, or (ix) changes in accounting principles that become effective during the performance period.

Deferrals.    The 2013 Stock Plan provides that the Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of our common stock that would otherwise be due to the grantee in connection with any grant under the 2013 Stock Plan. The Committee will establish the rules and procedures applicable to any such deferrals and may provide for interest or other earnings to be paid on such deferrals.

Adjustment Provisions.    If there is any change in the number or kind of shares of our common stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding shares of our common stock as a class without our receipt of consideration, or if the value of outstanding shares of our common stock is substantially reduced as a result of a spinoff or our payment of an extraordinary dividend or distribution, the maximum number of shares of our common stock available for issuance under the 2013 Stock Plan, the maximum number of shares of our common stock for which any individual may receive grants in any year as described above, the kind and number of shares covered by outstanding grants, the kind and number of shares issued and to be issued under the 2013 Stock Plan, and the price per share or the applicable market value of such grants will be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of our common stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the 2013 Stock Plan and such outstanding grants. Any fractional shares resulting from such adjustment will be eliminated. In addition, in the event of a change of control, the provisions applicable to a change of control, described below, will apply.

Change of Control.    Unless the Committee determines otherwise, effective upon a change of control:

•	We will provide each grantee with outstanding grants not less than ten days’ advance written notice of such change of control;

•	All outstanding stock options and SARs will automatically accelerate and become fully exercisable; and

•	The restrictions and conditions on all outstanding stock units, restricted stock grants, stock bonus awards and dividend equivalents will immediately lapse.

Except as noted below, in the event of a change of control where we are not the surviving corporation (or survive only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding stock options and SARs not previously exercised will be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding grants that remain in effect after the change of control will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). In the alternative, the Committee may take any of the following actions with respect to any or all outstanding awards:

•

Require that grantees surrender their stock options and SARs in exchange for payment by us, in cash or shares of our common stock as determined by the Committee, in an amount equal to the amount, if any, by which the then fair market value of the shares subject to the grantee’s unexercised options and SARs exceeds the exercise price of the stock options or the base amount of the SARs, as applicable;

•	After giving grantees the opportunity to exercise their options and SARs, terminate any or all unexercised options and SARs at such time as the Committee deems appropriate; or

•

Determine that the grantees will receive a payment in settlement of outstanding stock units, restricted stock grants, stock bonus awards or dividend equivalents, if permitted under Section 409A of the Code.

Notwithstanding the foregoing, if the per share fair market value of our common stock does not exceed the exercise price or base amount, as applicable, the Company will not be required to make any payment to the grantee upon surrender of the option or SAR.

For purposes of the 2013 Stock Plan, a change of control will generally be deemed to have occurred if one of the following events occurs:

•

Any person (other than persons who are stockholders on the effective date of the 2013 Plan) becomes the beneficial owner of securities representing more than 50% of the voting power of our securities, provided that a change of control will not be deemed to occur as a result of a change in ownership due to the death of a stockholder or as a result of a transaction in which we become a subsidiary of another corporation and in which our stockholders, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or

•

Consummation of (i) a merger or consolidation as a result of which our stockholders immediately before the transaction do not own more than 50% of the voting power of the voting securities of the surviving company; (ii) a sale or other disposition of all or substantially all of our assets; or (iii) our liquidation or dissolution.

Transferability of Grants.    Generally, only the grantee may exercise rights under a grant during the grantee’s lifetime. A grantee may not transfer those rights except by will or the laws of descent and distribution. However, a grantee may transfer a grant other than an ISO pursuant to a domestic relations order. The Committee may also provide, in a grant agreement, that a grantee may transfer NQSOs or SARs to his or her family members, or one or more trusts or other entities for the benefit of or owned by such family members, consistent with applicable securities laws, according to such terms as the Committee may determine.

Company Policies.    All grants under the 2013 Stock Plan are subject to any applicable clawback or recoupment policies, share trading policies, and any other policies implemented by our Board, as in effect from time to time.

Participants Outside of the United States.    If any individual who receives a grant under the 2013 Stock Plan is subject to taxation in a country other than the United States, the Committee may make the grant on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable country, and otherwise may take specified actions as may be necessary or appropriate to comply with such laws.

No Repricing of Stock Options.    Without prior stockholder approval, the Committee will not (i) implement any cancellation/regrant program pursuant to which outstanding options or SARs under the 2013 Stock Plan are cancelled and new options or SARs are granted in replacement with a lower exercise price per share, (ii) cancel outstanding options or SARs under the 2013 Stock Plan with exercise or base prices per share in excess of the then current fair market value per share of our common stock for consideration payable in cash, equity securities or in the form of any other award under the 2013 Stock Plan, except in connection with a change in control, or (iii) otherwise directly reduce the exercise price for outstanding options and SARs under the 2013 Stock Plan.

Amendment and Termination of the 2013 Stock Plan.    Our Board may amend or terminate the 2013 Stock Plan at any time, subject to stockholder approval if such approval is required under any applicable laws or stock exchange requirements. The 2013 Stock Plan will terminate on the day immediately preceding the tenth anniversary of the effective date of the 2013 Stock Plan, unless the 2013 Stock Plan is terminated earlier by our Board or is extended by our Board with stockholder consent.

Stockholder Approval for Qualified Performance-Based Compensation.    If stock units, restricted stock grants, or stock bonus awards are to be granted as qualified performance-based compensation under Section 162(m) of the Code, the qualified performance-based compensation provisions of the 2013 Stock Plan must be re-approved by our stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which our stockholders previously approved such provisions.

Grants Under the 2013 Stock Plan.    No grants have been awarded under the 2013 Plan and it is currently not possible to predict the number of shares of common stock that will be granted or who will receive grants under the 2013 Stock Plan if the stockholders approve the 2013 Plan at the Meeting.

The last reported sale price of a share of our common stock on June 11, 2013, was $26.37 per share.

Federal Income Tax Consequences of the 2013 Stock Plan

The federal income tax consequences of grants under the 2013 Stock Plan will depend on the type of grant. The following description provides only a general description of the application of federal income tax laws to grants under the 2013 Stock Plan. This discussion is intended for the information of stockholders considering how to vote at the Meeting and not as tax guidance to grantees, as the tax consequences may vary depending on the types of grants made, the identity of the grantees and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

From the grantees’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of our common stock or payment of cash under the 2013 Stock Plan. Future appreciation on shares of our common stock held after the ordinary income recognition event will be taxable as capital gain when the shares of our common stock are sold. The tax rate applicable to capital gain will depend upon how long the grantee holds the shares. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the grantee, and we will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

•

If shares of our common stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the grantee makes a special election to accelerate taxation under Section 83(b) of the Code.

•

If an employee exercises a stock option that qualifies as an ISO, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of our common stock acquired upon exercise of the stock option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income at the time of the disposition equal to the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

•

A grant may be subject to a 20% penalty tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers in excess of $1,000,000 in any year. Qualified performance-based compensation is excluded from the $1,000,000 deductibility limit, and therefore remains fully deductible by the corporation that pays it. We intend that options and SARs granted under the 2013 Stock Plan will be qualified performance-based compensation. Stock units, restricted stock grants and stock bonus awards granted under the 2013 Stock Plan may be designated as qualified performance-based compensation if the Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of Section 162(m) of the Code.

We have the right to require that grantees pay to us an amount necessary for us to satisfy our federal, state, or local tax withholding obligations with respect to grants. We may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations. The Committee may determine that a grantee may satisfy such withholding obligation with respect to grants paid in shares of our common stock by having shares withheld, at the time the grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities. The Committee may, in its discretion, permit a grantee to use previously acquired shares of our common stock to satisfy any federal, state, or local tax withholding obligations with respect to grants paid in shares of our common stock.

SECURITIES AUTHORIZED FOR ISSUANCE

UNDER OUR EQUITY COMPENSATION PLANS

The following table provides information as of March 31, 2013 about our 1994 Equity Compensation Plan (the “1994 Stock Plan”), 2000 Stock Option Plan for Non-Employee Directors (“2000 Stock Plan”), 2004 Equity Compensation Plan (“2004 Stock Plan”), 2006 Stock Option Plan for Non-Employee Directors (“2006 Stock Plan”) and 2011 Stock Option Plan for Non-Employee Directors (“2011 Stock Plan”), which are our only equity compensation plans under which stock options and other equity grants are currently outstanding. Each of these plans was approved previously by the stockholders of CSS. The table below does not include the 2013 Stock Plan.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options(1)	Weighted- average exercise price of outstanding options(2)	Number of securities remaining available for future issuance under equity compensation plans(3)
Equity compensation plans approved by security holders	739,983	$20.68	930,008
Equity compensation plans not approved by security holders	—	—	—

Total	739,983	$20.68	930,008

(1)	Includes 229,442 restricted stock units (“RSUs”) that are subject to service-based and/or performance-based vesting conditions.

(2)	The RSUs described in footnote 1 above were disregarded in calculating the weighted average exercise price of outstanding options.

(3)	The amount shown in this column is net of the RSUs described in footnote 1 above.

As of May 31, 2013, there were 444,938 stock options outstanding with a weighted average exercise price of $22.616 and a weighted average remaining term of 4.55 years. Additionally, as of such date, there were 210,525 RSUs outstanding. As of May 31, 2013, there were 801,458 shares remaining available for future issuance under our equity compensation plans, comprised of 687,458 shares available under the 2004 Stock Plan and 114,000 shares available under the 2011 Stock Plan. No grants have been made under the 2004 Stock Plan subsequent to May 31, 2013, and there will be no further grants under the 2004 Stock Plan through the date of the Meeting.

PROPOSAL 3 — RE-APPROVAL OF OUR MANAGEMENT INCENTIVE PROGRAM

The Proposal

At the Meeting, our stockholders will vote on a proposal to re-approve the CSS Industries, Inc. Management Incentive Program (the “MIP”), which was last approved by our stockholders at our 2008 Annual Meeting of Stockholders. We are seeking re-approval of the MIP so that we will continue to have the ability to grant incentive awards under the MIP that qualify as “qualified performance-based compensation” exempt from the $1,000,000 deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code generally requires re-approval of the material terms of the performance goals under an incentive program such as the MIP every five years in order for a company to continue to have the ability to grant awards that qualify as qualified performance-based compensation under Section 162(m) of the Code. The material terms for which approval is being sought include the performance criteria used to determine whether such awards intended as qualified performance-based compensation under Section 162(m) of the Code will be paid, the eligibility requirements for such awards, and the maximum amount that may be paid to any participant under the MIP.

The MIP was originally adopted by the Human Resources Committee of our Board on April 17, 2007. The MIP was amended by the Human Resources Committee on June 3, 2008 to add the flexibility for the Human Resources Committee to make incentive awards under the MIP that qualify for the qualified performance-based compensation exemption under Section 162(m) of the Code and approved by our stockholders at our 2008 Annual Meeting of Stockholders. The MIP was most recently amended by the Human Resources Committee on March 19, 2013 to provide that a participant must remain continuously employed by the Company or a subsidiary of the Company through the last day of the performance period for which an award relates to be eligible to receive a payout under such award, unless determined otherwise by the Human Resources Committee at the time the performance goals for the relevant performance period are established. Such amendment applies to performance periods beginning on or after April 1, 2013. On March 19, 2013 the Human Resources Committee recommended to our Board that the MIP be submitted for re-approval by the stockholders at the Meeting so that incentive awards may continue to be granted as qualified performance-based compensation under Section 162(m) of the Code.

The MIP provides for the award of cash bonuses to our executive officers and our other key employees, as well as those of our subsidiaries, based on the attainment of certain performance goals. Our Board believes that the MIP furthers our compensation structure and strategy and encourages results-oriented actions on the part of executive officers and other key employees. Our Board believes that our interests, as well as the interests of our stockholders, will be advanced if we have the ability to continue to structure incentive awards under the MIP to qualify for exemption from the $1,000,000 deduction limit under Section 162(m) of the Code.

If our stockholders approve this proposal, the Human Resources Committee will have the ability to continue to grant qualified performance-based awards under the MIP that are intended to meet the requirements of Section 162(m) of the Code. Section 162(m) of the Code permits us to deduct qualified performance-based compensation in excess of $1,000,000 in any taxable year to our Chief Executive Officer and certain of our other executive officers, if, among other things, the material terms of the performance goals have been approved by our stockholders.

If our stockholders do not approve this proposal, the MIP will continue; however, the Human Resources Committee will no longer be able to grant awards under the MIP that qualify for the qualified performance-based compensation exemption under Section 162(m) of the Code, and any incentive awards to our officers and to our other key employees, as well as those of our subsidiaries, that were conditioned on stockholder approval of the MIP will not be payable to such executive officers and other key employees, regardless of whether the awards would otherwise be earned.

The material terms of the MIP are summarized below. A copy of the MIP is attached to this Proxy Statement as Appendix B. This summary of the MIP is not intended to be a complete description of the MIP and is qualified in its entirety by the actual text of the MIP, to which reference is made.

OUR BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO RE-APPROVE THE MANAGEMENT INCENTIVE PROGRAM

Types of Awards.    The MIP provides that incentive awards may be granted that qualify as “qualified performance-based compensation” under Section 162(m) of the Code. In addition to such awards, the Human Resources Committee may grant awards under the MIP that do not qualify as such; provided, however, that in no event may an award be granted under the MIP in substitution or replacement of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. If our stockholders do not approve this proposal, we will no longer be able to issue incentive awards under the MIP that qualify for exemption from the $1,000,000 deduction limitation under Section 162(m) of the Code. All incentive awards payable under the MIP are paid entirely in a lump sum in cash.

Administration.    The MIP is administered and interpreted by the Human Resources Committee, which has the power to (i) select participants for the MIP, (ii) determine the terms and conditions of each award, including without limitation the amount of cash, if any, to be paid to each participant, (iii) establish the performance objectives for any performance period in accordance with the terms of the MIP and certify whether such performance objectives have been obtained, (iv) establish and amend rules and regulations relating to the MIP, and to make all other determinations necessary and advisable for the administration of the MIP, (v) adopt subplans to the MIP, and (vi) correct any defect, supply any omission or reconcile any inconsistency in the MIP or any award. The determinations of the Human Resources Committee are made in its sole discretion and are final, binding and conclusive.

Eligibility for Participation.    Our executive officers are eligible to receive awards under the MIP. In addition, any of our other key employees, as well as those of our subsidiaries, will be eligible to receive an award under the MIP if designated by the Human Resources Committee as eligible to participate in the MIP for a particular performance period. Approximately 1,200 employees are eligible to participate in the MIP, although in actual practice, awards are generally limited to employees at the manager level and higher. Approximately 236 employees have been selected to participate in the MIP for our 2014 fiscal year.

Awards and Performance Goals.    Prior to the beginning of each performance period, or soon thereafter, the Human Resources Committee will establish in writing the performance objective or objectives that must be satisfied in order for a participant to receive an award for that performance period under the MIP. In addition, at that time, the Human Resources Committee will also specify in writing the performance period during which the performance will be measured; the portion of the incentive awards that will be payable upon the full, partial or over-achievement of specified performance objectives for that performance period; and any other conditions that the Human Resources Committee deems appropriate and consistent with the MIP and Section 162(m) of the Code, with respect to any incentive award that is intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code. The performance period for which performance goals will be measured under the MIP will generally be the period beginning on April 1 and ending on March 31 of the following year. The Human Resources Committee may also provide for performance periods that will be over a lesser period.

For incentive awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, the performance objectives will be objectively determinable and based upon one or more of the following criteria, as determined by the Human Resources Committee for the applicable performance period: the price of our common stock, earnings per share, income before taxes and extraordinary items, net income, operating income, revenues, earnings before income tax, EBITDA (earnings before interest, taxes, depreciation and amortization), operational cash flow, after-tax or pre-tax profits, return on capital employed or return on invested capital, after-tax or pre-tax return on stockholders’ equity, limiting the level in, or increase in all or a portion of, our assets and/or liabilities, stockholder return, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. Performance goals may be established on a corporate-wide basis or with respect to one or more of our subsidiaries, products of any subsidiary, division or other operational unit of us or our subsidiaries, as determined by the Human Resources Committee; and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies.

The Human Resources Committee may provide, at the time the performance goals are established for incentive awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, that adjustments will be made to the applicable performance goals to take into account, in any objective manner specified by the Human Resources Committee, the impact of one or more of the following: (i) gain or loss from all or certain claims and/or litigation and insurance recoveries; (ii) the impairment of tangible or intangible assets; (iii) stock-based compensation expense; (iv) extraordinary, unusual or infrequently occurring events reported in our public filings; (v) restructuring activities reported in our public filings; (vi) investments, dispositions or acquisitions; (vii) gain or loss from the disposal of certain assets; (viii) gain or loss from the early extinguishment, redemption, or repurchase of debt; or (ix) changes in accounting principles that become effective during the performance period. Any adjustment may relate to us, any of our subsidiaries, or any of our subsidiaries’ divisions or other operational units, and any adjustments will be determined in accordance with generally accepted accounting principles and standards, unless such other objective method of measurement is designated by the Human Resources Committee at the time the performance goals are established. Adjustments will also be made as necessary to any performance criteria related to our common stock to reflect changes in corporate capitalization, including a recapitalization, stock split or combination, stock dividend, spin-off, merger, reorganization or other similar event or transaction affecting our common stock.

In addition, the performance goals for incentive awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code will satisfy the other requirements of “qualified performance-based compensation” of Section 162(m) of the Code, including the requirement that the achievement of the goals be substantially uncertain at the time they were established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. For awards that are not intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, performance goals, as well as adjustments and timing requirements, that are different from, or additional to, those described above may be utilized, as determined by the Human Resources Committee. The performance objectives for a particular performance period need not be the same for all participants.

Maximum Incentive Award.    The maximum incentive award that may be paid in any twelve month performance period under the MIP to any participant is $2,000,000.

Payment of Incentive Awards.    Following the end of the performance period, the Human Resources Committee will certify and announce to the participants the incentive awards that will be paid by us. Failure to satisfy the performance goals for the performance period will result in no payment of the incentive award to the participant. Incentive awards will generally be paid in a lump sum cash payment within two and one half months after the close of the performance period.

Reduction in Awards.    The Human Resources Committee has the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any participant under the MIP based on individual performance or any other factors that the Human Resources Committee, in its sole discretion, deems appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each participant to an amount that is less than the maximum amount otherwise authorized under the MIP. In no event will the Human Resources Committee have the discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals for incentive awards that are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code.

Employment Requirement.    Pursuant to the March 19, 2013 amendment to the MIP, a participant must remain continuously employed by us or one of our subsidiaries through the last day of the performance period for which the award relates, unless another date is specified by the Human Resources Committee at the time that the performance objectives for the performance period are established. Prior to the March 19, 2013 amendment of the MIP, a participant was required to remain employed by us or one of our subsidiaries through the date of actual payment on account of an award under the MIP (or such other date as specified by the Human Resources Committee at the time that performance objectives were established) in order to be eligible to receive such payment, except in the case of death or illness or accident.

Amendment and Termination of the MIP.    The MIP will continue until the Board or the Human Resources Committee amends, suspends, discontinues or terminates the MIP, which may occur at any time, in the sole discretion of the Board or the Human Resources Committee; provided, however, with respect to awards intended as “qualified performance-based compensation,” the provisions relating to such in the MIP must be reapproved by our stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders approved the MIP, if required by Section 162(m) of the Code or the regulations thereunder, and that no such incentive award will be effective without approval by the stockholders of the Company to the extent necessary to continue to qualify such incentive award under the MIP as “qualified performance-based compensation” under Section 162(m) of the Code, to the extent that the applicable incentive award is intended to so qualify.

Awards Under the MIP.    The dollar amounts shown in the table below reflect the incentive awards approved by the Human Resources Committee on March 19, 2013. The table includes awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, which awards are subject to approval of this proposal by our stockholders at this Meeting. If our stockholders do not approve this proposal, such awards that are subject to stockholder approval will not be payable under the MIP.

NEW PLAN BENEFITS

Management Incentive Program

Name and Position	Threshold ($)	Target ($)	Maximum ($)
Christopher J. Munyan* President and Chief Executive Officer	92,907	472,058	944,117
Vincent A. Paccapaniccia* Vice President — Finance and Chief Financial Officer	44,688	227,060	454,120
William G. Kiesling* Vice President — Legal and Human Resources	43,644	221,753	443,506
Laurie F. Gilner* President — C.R. Gibson, LLC	15,971	216,403	432,806
Executive Group*	197,210	1,137,274	2,274,549
Non-Executive Director Group**	N/A	N/A	N/A
Non-Executive Officer Employee Group	683,791	3,736,726	7,473,451

*	These awards are subject to the approval of this proposal by our stockholders at this Meeting. If our stockholders do not approve this proposal, these awards will not be payable.

**	Non-employee directors are not eligible to receive awards under the MIP.

Following is additional information relating to the awards shown in the New Plan Benefits table above:

•	The performance period for the awards shown in the table is April 1, 2013 to March 31, 2014 (referred to herein as “fiscal 2014”).

•

With respect to Messrs. Munyan, Paccapaniccia and Kiesling, the sole metric for determining whether, and the extent to which, such awards will be paid is the achievement by CSS of diluted earnings per share (“EPS”) of at least a minimum “threshold” level established by the Human Resources Committee. The awards will not be paid if the achieved level of EPS is less than the threshold level. For purposes of determining if, and the extent to which, the performance goal has been achieved, CSS’ EPS for fiscal 2014 will be adjusted to eliminate: (i) gains, losses and budget variances associated with acquisitions and dispositions not in the ordinary course of business; (ii) the impact of any stock repurchases outside of the CSS stock repurchase program; and (iii) the effects of charges for restructurings (excluding costs for training and start-up), extraordinary items and the cumulative effect of accounting changes.

•

With respect to Ms. Gilner, the following two metrics will determine whether, and the extent to which, an award will be paid for fiscal 2014: (i) the achievement by C.R. Gibson, LLC (“C.R. Gibson”), the business unit for which Ms. Gilner has responsibility, of operating income of at least a minimum threshold level determined by the Human Resources Committee, and (ii) the same CSS EPS metric described above. The operating income metric represents 62.5% of the award, and the EPS metric represents the remaining

37.5%. The portion of the award attributable to each metric will not be paid unless the threshold level for that metric is met or exceeded. For purposes of determining if, and the extent to which, the operating income goal has been achieved, C.R. Gibson’s operating income for fiscal 2014 will be adjusted to eliminate: (i) gains, losses and budget variances associated with acquisitions and dispositions not in the ordinary course of business; and (ii) the effects of charges for restructurings (excluding costs for training and start-up), extraordinary items and the cumulative effect of accounting changes.

•

The amounts payable under the MIP for the fiscal 2014 performance period will not be determined until after the performance period is completed and achievement of the performance goals is determined. The determination as to whether these goals have been achieved will be made following the end of the performance period. It is not possible at this time to predict if the performance goals will be met.

Restrictions on Awards and Transfers; No Right of Employment.    A participant’s right and interest under the MIP may not be assigned or transferred. The granting of any incentive award does not create any rights in the participant with respect to his or her continued employment with us or one of our subsidiaries.

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, THEIR FEES AND

THEIR ATTENDANCE AT THE ANNUAL MEETING

The Audit Committee of our Board engaged KPMG as our independent registered public accountants to audit our financial statements for our fiscal year ended March 31, 2013. We expect representatives of KPMG to attend the Meeting. These representatives will be given an opportunity to make a statement if they so desire, and they will be available to respond to appropriate questions from our stockholders.

The audit fees billed by KPMG for each of our fiscal years ended March 31, 2013 and March 31, 2012, and fees billed by KPMG for other services in each of those fiscal years, were as follows:

Type of Fee	2013	2012
Audit Fees	$811,500	$846,470
Audit-Related Fees	1,650	21,650
Tax Fees	133,100	45,460
All Other Fees	—	—

	$946,250	$913,580

Audit Fees

We paid audit fees for the audit of our annual consolidated financial statements, the audit of our internal control over financial reporting, and the reviews of our consolidated financial statements included in our Quarterly Reports on Form 10-Q.

Audited-Related Fees

We paid audit-related fees of $1,650 during fiscal 2013 for a subscription to KPMG’s on-line accounting research tool. We paid audit-related fees of $21,650 during fiscal 2012 for transactional consulting services performed by KPMG and for a subscription to KPMG’s on-line accounting research tool.

Tax Fees

We paid tax fees of $133,100 and $45,460 for tax compliance and tax consulting in fiscal 2013 and 2012, respectively. Such compliance services included assistance with tax return preparation.

We paid no fees in fiscal 2013 or 2012 for products and services provided by KPMG other than the services referred to above.

PROPOSAL 4 — RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

At the Meeting, our stockholders will vote on a proposal to ratify the selection by the Audit Committee of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending March 31, 2014. Although the submission to our stockholders of the selection of KPMG is not required by law or our bylaws, the Audit Committee believes it is appropriate to submit this matter to our stockholders to enable our stockholders to express their views with regard to the Audit Committee’s selection.

The vote on this matter is advisory. Our Audit Committee retains the sole authority to select and replace our independent registered public accounting firm at any time. If our stockholders do not ratify the selection of KPMG, the Audit Committee may reconsider whether or not to retain KPMG, but still may retain KPMG. Even if our stockholders ratify the selection of KPMG, our Audit Committee retains the authority to select another firm to serve as our independent registered public accounting firm, if it believes that it would be in the best interests of our stockholders to do so.

Our Board recommends a vote “for” ratification of the selection of KPMG as our independent registered public accounting firm for the fiscal year ending March 31, 2014.

AUDIT COMMITTEE REPORT

Management is responsible for the preparation of our consolidated financial statements, maintaining effective internal control over financial reporting, compliance with laws and regulations and ethical business conduct. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with applicable auditing standards and for expressing an opinion on whether those financial statements present fairly in all material respects our financial position, results of operations and cash flows, in conformity with United States generally accepted accounting principles. The independent registered public accounting firm is also responsible for performing an audit (in accordance with applicable auditing standards) of, and expressing an opinion on the effectiveness of, our internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed with management our audited consolidated financial statements, and management has represented to the Audit Committee that these financial statements were prepared in accordance with United States generally accepted accounting principles. The Audit Committee has also discussed the audited consolidated financial statements with the independent registered public accounting firm, and the Audit Committee has discussed with that firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with the independent registered public accounting firm that firm’s independence.

The Audit Committee has met with our internal audit staff and our independent registered public accounting firm, with and without management present, and discussed the results of their examinations, their evaluations of our internal controls, and the quality of our financial reporting. The Audit Committee has considered the results of management’s assessment of, and the results of the independent registered public accounting firm’s audit of, the effectiveness of our internal control over financial reporting, and the Audit Committee has held discussions with management and the independent registered public accounting firm concerning such results.

Based upon the Audit Committee’s review of the audited consolidated financial statements and the results of its discussions with management, internal audit staff and the independent registered public accounting firm described above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013 filed with the United States Securities and Exchange Commission (“SEC”).

AUDIT COMMITTEE

John J. Gavin, Chairman

Robert E. Chappell

Scott A. Beaumont

Rebecca C. Matthias

OUR EXECUTIVE OFFICERS

Our executive officers are elected or designated annually by the Board to serve until their successors are elected and qualified or until their earlier resignation or removal. Our current executive officers are listed below. Ages are stated as of the date of our 2013 Annual Meeting of Stockholders.

Jack Farber is Chairman of our board of directors. His biographical information appears on page 3.

Laurie F. Gilner, age 46, has served as President of our C.R. Gibson, LLC (“C.R. Gibson”) business since September 2010. Prior to that, from September 2008 until August 2010, she served as President and Chief Executive Officer of Perfect Timing, Inc., a manufacturer and distributor of calendars, stationery, back-to-school products and gift products. From January 2006 to August 2008, Ms. Gilner served as President, Travel Gear Division of TRG Group, a designer and manufacturer of travel gear, business and computer cases, backpacks, accessories and home décor products. She served as Executive Vice President, Retail and Corporate Markets of TRG Group from July 2002 until December 2005.

William G. Kiesling, age 50, has been our Vice President — Legal and Human Resources and General Counsel since August 2006. He served as our Vice President and General Counsel from August 2005 until August 2006. From February 1995 to July 2005, Mr. Kiesling served in various legal capacities, including Vice President and Associate General Counsel, with ARAMARK Corporation, a provider of food, hospitality and facility management services and uniform and work apparel.

Christopher J. Munyan is our President and Chief Executive Officer and a member of our board of directors. His biographical information appears on page 4.

Vincent A. Paccapaniccia, age 55, has been our Vice President — Finance and Chief Financial Officer since March 31, 2010. He served as Chief Financial Officer of ICT Group, Inc. (“ICT”), a provider of customer management and business process outsourcing solutions, from August 1998 until February 2010. He also served as ICT’s Executive Vice President, Finance and Administration from January 2003 until February 2010. From July 1998 until January 2003, Mr. Paccapaniccia served as ICT’s Senior Vice President, Finance. He served as ICT’s Vice President of Finance from January 1996 to July 1998.

OWNERSHIP OF CSS COMMON STOCK

The following table lists all persons who we know to have beneficially owned at least five percent of our common stock as of June 11, 2013, unless otherwise noted. The table also shows, as of that date, the beneficial ownership of our common stock by each of our current directors, each of the executive officers listed in the Summary Compensation Table on page 46 and all directors and executive officers as a group.

Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class(2)
T. Rowe Price Associates, Inc. and T. Rowe Price Small Cap Value Fund, Inc.	1,474,420	(3)	15.5%
Royce & Associates, LLC	1,377,919	(4)	14.4%
Dimensional Fund Advisors LP.	816,203	(5)	8.6%
BlackRock, Inc.	547,066	(6)	5.7%
Scott A. Beaumont	16,000	(7)	*
James H. Bromley	47,973	(8)	*
Robert E. Chappell	1,795		*
Jack Farber	519,513	(9)	5.4%
John J. Gavin	10,600	(10)	*
Laurie F. Gilner	9,875	(11)	*
Elam M. Hitchner, III	—		*
William G. Kiesling	25,041	(12)	*
Rebecca C. Matthias	29,000	(13)	*
Christopher J. Munyan	65,990	(14)	*
Vincent A. Paccapaniccia	20,962	(15)	*
All directors and executive officers of CSS as a group (eleven (11) persons, including the individuals named above)	746,749	(16)	7.7%

*	denotes that ownership is less than 1 percent of the class.

(1)	“Beneficial ownership” is determined in accordance with SEC regulations. Therefore, the table lists all shares as to which a person listed has or shares voting power or investment power. In addition, shares issuable upon the exercise of outstanding stock options exercisable at June 11, 2013 or within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options for the purpose of computing such person’s percentage beneficial ownership, but are not deemed outstanding for the purpose of computing the percentage beneficial ownership of any other person. Unless otherwise indicated, each person has the sole power to vote, and sole investment power over, the shares listed as beneficially owned by such person.

(2)	This percentage is calculated based upon a total of 9,541,601 shares of CSS common stock outstanding at June 3, 2013.

(3)

This information is as of December 31, 2012 and is derived from Schedule 13G filed with the SEC on February 8, 2013 by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc. (“Price Fund”). Price Associates and Price Fund are located at 100 E. Pratt Street, Baltimore, MD 21202. Price Associates is an investment advisor registered under the Investment Advisors Act of 1940, as amended (the “Investment Advisors Act”), and Price Fund is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Price Associates has advised us that the shares shown in the table are owned by various individual and institutional investors including Price Fund (which owns and has sole voting power over 1,001,000 of the shares shown in the table, representing 10.6% of the shares outstanding) which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. Price Associates has disclosed that it has sole investment power over all of the shares shown in the table and sole voting power over 467,020 of such shares. Individual and/or institutional investors which Price Associates serves as investment advisor have voting power over 6,400 of the shares shown in the table. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Price Associates is deemed to be a beneficial owner of the shares shown in the table; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

(4)	This information is as of December 31, 2012 and is derived from Schedule 13G filed with the SEC on January 4, 2013. Royce & Associates, LLC (“Royce”) is located at 745 Fifth Avenue, New York, NY 10151. Royce has disclosed that it is an investment advisor registered under the Investment Advisors Act. Royce has reported that 974,100 of the shares shown in the table, representing 10.3% of the shares outstanding, are owned by Royce Special Equity Fund, an investment company registered under the Investment Company Act and managed by Royce.

(5)	This information is as of December 31, 2012 and is derived from Schedule 13G filed with the SEC on February 11, 2013. Dimensional Fund Advisors LP (“Dimensional”) is located at Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746. Dimensional has disclosed that it is an investment advisor registered under the Investment Advisors Act, and that it furnishes investment advice to four investment companies registered under the Investment Company Act and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts being referred to as the “Funds”). Dimensional has disclosed that all of the shares shown in the table are owned by the Funds, and that Dimensional possesses sole voting power over 808,514 of the shares shown in the table. Dimensional expressly disclaims that it is the beneficial owner of such shares other than for purposes of Section 13(d) of the Exchange Act.

(6)

This information is as of December 31, 2012 and is derived from Schedule 13G filed with the SEC on January 30, 2013 by BlackRock, Inc. (“BlackRock”). BlackRock is located at 40 East 52nd Street, New York, NY 10022. BlackRock has reported that it is a holding company and that the shares shown in the table are held by five subsidiaries of BlackRock.

(7)	The shares shown in the table include options to purchase 14,500 shares of common stock.

(8)	The shares shown in the table include options to purchase 28,000 shares of common stock.

(9)	The shares shown in the table include: 180,746 shares held by a revocable trust for the benefit of Mr. Farber for which Mr. Farber is trustee and holds the power of revocation; 151,042 shares held by a revocable trust for the benefit of Vivian Farber, Mr. Farber’s spouse, as to which Vivian Farber is trustee and holds the power of revocation; and 187,725 shares held by certain annuity trusts for which Vivian Farber is the sole trustee. Mr. Farber disclaims beneficial ownership of all shares owned by trusts for the benefit of his family members.

(10)	The shares shown in the table include options to purchase 10,000 shares of common stock.

(11)	The shares shown in the table include options to purchase 9,875 shares of common stock.

(12)	The shares shown in the table include options to purchase 7,000 shares of common stock.

(13)	The shares shown in the table include 1,000 shares owned jointly by Ms. Matthias and her spouse and options to purchase 28,000 shares of common stock.

(14)	The shares shown in the table include options to purchase 14,000 shares of common stock.

(15)	The shares shown in the table include options to purchase 19,312 shares of common stock.

(16)	The shares shown in the table include options to purchase a total of 130,687 shares of common stock.

CORPORATE GOVERNANCE

Board Meetings; Director Attendance at Annual Meeting of Stockholders

The Board held 10 meetings during our past fiscal year. The Board does not have a formal policy concerning attendance by members of the Board at our Annual Meeting of Stockholders but encourages all directors to attend. All members of the Board attended our 2012 Annual Meeting of Stockholders, other than Messrs. Chappell and Hitchner, who were not a members of the Board at the time of such meeting.

Board Committees; Committee Membership; Committee Meetings

CSS has an Audit Committee, a Human Resources Committee, a Nominating and Governance Committee, an Executive Committee and a committee that administers the 2000 Stock Plan.1 The Human Resources Committee performs the functions typically performed by a compensation committee. The following table shows the current committee membership and the number of meetings that each committee held during the fiscal year ended March 31, 2013.

Committee	Committee Members – *denotes Committee Chair	Number of Meetings in Fiscal 2013
Audit	John J. Gavin*, Scott A. Beaumont, Robert E. Chappell(1) and Rebecca C. Matthias	4
Human Resources	James H. Bromley*, John J. Gavin and Rebecca C. Matthias	5
Nominating and Governance	Rebecca C. Matthias*, Scott A. Beaumont and James H. Bromley	6
Executive	Jack Farber*, James H. Bromley and Rebecca C. Matthias	—
2000 Stock Plan	Jack Farber and Christopher J. Munyan	—

(1)	Mr. Chappell became a member of the Audit Committee on September 25, 2012.

Committee Charters; Corporate Governance Principles; and Other Corporate Governance Documents

The Audit Committee, Human Resources Committee and Nominating and Governance Committee each operate under a written charter adopted by the Board. Each of these charters and each of the documents listed below are available in print to any stockholder who requests it:

•	CSS Corporate Governance Principles (including categorical standards for the determination of director independence)

•	CSS Code of Ethics and Internal Disclosure Procedures

•	CSS Code of Business Conduct and Ethics for our Directors

In addition, you may access the charters and documents listed above on our website at www.cssindustries.com/web/guest/corporate-governance. This and all other references in this proxy statement to our website are intended to be inactive textual references only.

Audit Committee

The Audit Committee oversees the integrity of our financial statements, has sole authority to retain, compensate, terminate, oversee and evaluate the independent auditors, and reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent auditors, subject to the pre-approval policy described below. In addition, the Audit Committee reviews and discusses with management and the independent auditors the annual audited financial statements and quarterly financial statements included in our filings with the SEC; oversees our compliance with legal and regulatory requirements; oversees the organizational structure of, and the activities and qualifications of the persons performing, our internal audit function; and meets separately with the independent auditors and our own internal auditors as often as deemed necessary or appropriate by the

1 The 2006 Stock Plan and the 2011 Stock Plan are administered by the Board.

Audit Committee. The Audit Committee also oversees our internal control over financial reporting and periodically discusses with management our risks relating to financial reporting, pending and threatened litigation and legal compliance matters, and the steps that management has taken to assess, monitor and address such risks.

The annual audit services engagement terms are subject to specific pre-approval of the Audit Committee. The Audit Committee has adopted a pre-approval policy relating to non-audit services that may be performed by our independent auditors. Such services can be pre-approved by the Audit Committee. Additionally, any member of the Audit Committee can pre-approve such services for fees not exceeding $50,000 in a fiscal year, and any two members of the Audit Committee can pre-approve such services for fees not exceeding $100,000 in a fiscal year. Any approval by one or two members is reported to the Audit Committee, for informational purposes, at its next regular meeting following such approval.

In addition, the Audit Committee may pre-approve, on an annual basis, non-audit services that are described in sufficient detail so that the Audit Committee knows precisely what services it is being asked to pre-approve and can make a well-reasoned assessment of the impact of those services on our outside auditor’s independence.

Our Board has determined that Messrs. Beaumont, Chappell and Gavin and Ms. Matthias each meet the criteria of an “audit committee financial expert” as that term is defined in SEC regulations. Each Audit Committee member is also independent as determined in accordance with applicable SEC and NYSE rules.

You may contact our Audit Committee to report complaints about our accounting, internal accounting controls or auditing matters by writing to the following address: Audit Committee, c/o CSS Industries, Inc., 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. You can report your concerns to the Audit Committee anonymously or confidentially.

Human Resources Committee

The Human Resources Committee has responsibility and authority to review, modify and approve our corporate goals and objectives relevant to compensation of the chief executive officer and other CSS executive officers; review, modify and approve the structure of our executive compensation; evaluate the compensation (and performance relative to compensation) of the chief executive officer; determine the amounts and individual elements of total compensation for the chief executive officer; evaluate (in conjunction with the chief executive officer) and approve the compensation (and performance relative to compensation) of all other CSS executive officers and those employees of CSS and its subsidiaries having an annual base salary in excess of a threshold amount determined by the Committee (presently $200,000) and approve the individual elements of total compensation for such employees.

In addition, the Human Resources Committee has responsibility and authority to evaluate our compensation policies for officers and senior management; evaluate and make recommendations to the Board with respect to the terms and administration of our annual and long-term incentive compensation plans and equity-based plans; evaluate and approve significant changes to our employee benefit programs; approve revisions to the Company’s executive salary range structure and salary increase guidelines; make grants under and administer the 2004 Stock Plan; and administer grants previously made under the 1994 Stock Plan.

The Human Resources Committee makes executive compensation determinations at meetings held periodically over the course of a fiscal year. Near the beginning of a fiscal year, the Human Resources Committee evaluates the prior-year performance of the CSS executive officers, including the chief executive officer; determines annual base salaries for the new fiscal year for the chief executive officer and other executive officers; determines the extent to which the prior year’s awards under our MIP have been earned and the extent to which there will be payouts under the discretionary component of our bonus program; determines the type and amount of available awards under our MIP for the current fiscal year and sets performance goals for such awards; and determines the form and amount of long-term incentive awards. The Human Resources Committee also meets periodically to review our compensation programs and practices and to evaluate whether it would be in the best interests of CSS and our stockholders to make changes to those programs and practices.

Use of Compensation Consultants

The Human Resources Committee directly engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”), an independent compensation consulting firm, to perform an executive compensation review, the results of which were considered by the Human Resources Committee in making executive compensatory determinations for our fiscal year ended March 31, 2013. In connection therewith, the Human Resources Committee consulted with F.W. Cook concerning: the setting of annual base salaries for our named executives for fiscal 2013; the structure of our bonus program for fiscal 2013, including target and threshold performance criteria and award levels under the performance component of our fiscal 2013 bonus program; and the nature, structure and amount of long-term incentives granted in fiscal 2013.

The Human Resources Committee has determined that F.W. Cook is independent with respect to CSS and that there are no known conflicts of interest in connection with F.W. Cook’s role as the Human Resources Committee’s independent compensation advisor. In making such determination, the Human Resources Committee considered:

•

That F.W. Cook provides no services to CSS or its management other than the services performed for the Human Resources Committee in F.W. Cook’s capacity as an independent advisor to the Human Resources Committee.

•	That the fees and expenses paid to F.W. Cook by CSS during 2012 were less than 1% of F.W. Cook’s total consulting income during such period.

•	F.W. Cook’s policies and procedures designed to prevent conflicts of interest, and its affirmation as to its compliance with such policy.

•	F.W. Cook’s policy restricting its employees from trading in the securities of F.W. Cook’s clients, and its affirmation as to its compliance with such policy.

•

The absence, following inquiry, of any identified business or personal relationships between employees of F.W. Cook, on the one hand, and the members of the Human Resources Committee and our executive officers, on the other hand.

Management’s Role in Determining Executive Compensation

In advance of meetings of the Human Resources Committee, members of CSS executive management provide the Human Resources Committee with written materials containing compensation-related information and recommendations, including recommendations as to the amount and form of compensation for executive officers other than the chief executive officer. These materials are prepared by or under the direction of Messrs. Munyan and Kiesling. In connection with the preparation of such materials, Messrs. Munyan and Kiesling confer with F.W. Cook, in its capacity as an independent advisor to the Human Resources Committee, and portions of such materials are prepared by, or reflect the advice and input of F.W. Cook, acting in such capacity. The Human Resources Committee determines the matters as to which F.W. Cook prepares materials or provides its advice and input to our executive management in connection with the preparation of such materials.

On an annual basis, and otherwise as deemed appropriate by Mr. Munyan or as requested by the Human Resources Committee, Mr. Munyan provides the Human Resources Committee with his evaluation of the performance of our named executives, including Mr. Munyan’s own self-evaluation. Certain of our executive officers participate in meetings of the Human Resource Committee. Executive officers do not participate, and are not present, during portions of meetings in which the Human Resources Committee considers their individual performance and approves their compensation.

Human Resources Committee Interlocks and Insider Participation

As indicated above, the Human Resources Committee performs the functions typically performed by a compensation committee, and the members of the Human Resources Committee are Messrs. Bromley and Gavin and Ms. Matthias. Mr. Bromley previously served as an executive officer of CSS. He ceased to be a CSS executive officer in December 1997. No member of the Human Resources Committee served as an officer or employee of CSS or any of its subsidiaries during the fiscal year ended March 31, 2013 or had any relationship requiring disclosure under SEC regulations.

Procedures and Processes with Regard to Director Compensation

Under our bylaws, our Board has authority and responsibility for fixing the nature and amount of all compensation paid to the members of our Board. Our Board reviews and sets the amount of fees paid to non-employee directors on an annual basis. In fiscal 2013, our Board determined to increase the annual fees paid to non-employee directors for service on our Board from $35,000 per year to $37,500 per year. The Board did not adjust the attendance fees paid for participation in Board and Committee meetings and it did not change the annual fees paid to the Chairman of each of the Audit, Human Resources and Nominating and Governance Committees. In making these determinations, our Board considered information from published survey data on fees paid to outside directors by manufacturing and non-financial services companies having annual revenues between $100 million and $499 million, as well as recommendations of our executive officers. See “Director Compensation – Fiscal 2013” for further information concerning the form and amount of director compensation provided by CSS.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying qualified individuals for Board membership and recommending individuals for nomination to the Board and its committees. In addition, the Nominating and Governance Committee reviews and makes recommendations to the Board as to changes in Board structure, the range of qualifications that should be represented on the Board and eligibility criteria for individual Board membership. The Nominating and Governance Committee is also responsible for developing and recommending corporate governance principles to the Board and overseeing the evaluation of the Board and its Committees.

Executive Committee

The Executive Committee may exercise all the authority of the Board in our business and affairs, to the extent permitted by law, at a time when action of the entire Board is not feasible.

2000 Stock Plan Committee

The members of the Stock Option Committee under the 2000 Stock Plan are determined under the provisions of such plan. The 2000 Stock Plan provides that it is to be administered by a Committee of the Board consisting of directors who are not eligible to participate in the plan.2 Although the 2000 Stock Plan has expired and no further options can be awarded under such plan, stock options previously granted under such plan remain outstanding. The 2000 Stock Plan provided for automatic, formula-based stock option grants to non-employee directors, which grants are not subject to adjustment by the members of the aforementioned Stock Option Committee. Grants under the 2000 Stock Plan were made from 2001 until 2005.

Board Independence

The Board has affirmatively determined that each of Messrs. Beaumont, Bromley, Chappell, Gavin and Hitchner and Ms. Matthias has no material relationship with CSS (either directly or as a partner, stockholder or officer of an organization that has a relationship with CSS) and is an independent director within the meaning of the New York Stock Exchange (“NYSE”) rules.

The Board has further determined that each of the members of the Audit Committee, the Human Resources Committee and the Nominating and Governance Committee is independent within the meaning of the NYSE rules. To assist the Board in making determinations of independence, the Board has adopted the following categorical standards:

(i) A director will not be independent if: (1)(A) the director is a current partner or employee of CSS’ internal or external auditor, or (B) an immediate family member of the director is either (x) a current partner of such a firm or (y) a current employee of such a firm and personally works on CSS’ audit, or (C) within the preceding three years the director or an immediate family member of the director was a partner or employee of CSS’ present or former external auditor and personally worked on CSS’ audit within that time; or (2) currently, or within the preceding three years: (A) the director is or was employed by CSS; (B) an

2 The 2006 Stock Plan and the 2011 Stock Plan are administered by the CSS Board of Directors.

immediate family member of the director is or was employed by CSS as an executive officer; (C) the director, or an immediate family member of the director is or was employed as an executive officer of another entity, as to which any of CSS’ executive officers at the same time served on the compensation committee of such other entity; (D) the director, or an immediate family member of the director received, during any 12 month period, more than $120,000 in direct compensation from CSS, other than director related fees; or (E) the director is or was an executive officer or otherwise employed by an entity, or an immediate family member of the director is or was employed by an entity, that made payments to, or received payments from, CSS for property or services in an amount which in any of CSS’ fiscal years exceeded the greater of $1 million, or 2% of the other entity’s gross revenues.

(ii) Service by a CSS director as an executive officer of a charitable organization as to which the charitable contributions made by CSS and the Farber Foundation to such charitable organization are less than the greater of 2% of that organization’s total annual charitable receipts or $1 million per annum, shall not be considered a material relationship that would impair a director’s independence.

All independent directors satisfied these categorical standards, which are set forth in our Corporate Governance Principles, which can be accessed on our website at www.cssindustries.com/web/guest/corporate-governance.

Executive Sessions of Non-Management Directors

Ms. Matthias, in her capacity as Chair of the Nominating and Governance Committee, presides at the regularly scheduled executive sessions of our non-management directors, each of whom is an independent director. Each session has been scheduled to be held immediately following each regularly scheduled meeting of the Board.

Board Leadership Structure

Although our bylaws do not prohibit our chief executive officer from serving as chairman of our board of directors, these two positions are not held by the same individual, and they have not been held by the same individual since 1999, when Mr. Farber retired as our chief executive officer. The Nominating and Governance Committee and our Board believe that this organizational structure is appropriate because Mr. Farber, having previously served as our chief executive officer for approximately twenty years, is uniquely well-qualified to lead our Board and assist its committees in evaluating our performance and the performance of our chief executive officer.

In this regard, our independent directors sometimes invite Mr. Farber to participate in portions of their executive sessions, and our Human Resources and Audit Committees sometimes invite Mr. Farber to participate in portions of their executive sessions, conducted outside the presence of the chief executive officer. These sessions are chaired by Ms. Matthias in her capacity as Chair of the Nominating and Governance Committee, in the case of executive sessions of our independent directors and of the Nominating and Governance Committee, and by the chairmen of the Human Resources and Audit Committees, respectively, in the case of executive sessions of their respective committees. While our independent directors value Mr. Farber’s perspective and insight, these directors (as well as the Audit, Human Resources and Nominating and Governance Committees) also meet on a regular basis without the participation of Mr. Farber, who does not qualify as an independent director under the rules of the NYSE.

Board’s Role in Risk Oversight

Management is responsible for risk management, including identifying risks, assessing threats posed by those risks, determining how those risks should be addressed, and monitoring the status of those risks and the status of any actions that management has determined to implement to address those risks. The Board’s role in risk management is to oversee these activities. The Board administers its oversight responsibilities with regard to risk management by considering management presentations and reports, engaging in discussions with management, questioning management, and constructively challenging management’s assessments and conclusions. The Board also directs management to consider, assess and report to the Board on matters that the Board views as potential risks, if management has not already identified or assessed those potential risks.

Operationally, the Board administers its risk oversight responsibilities at both the full Board level and at the Committee level. Generally, the full Board oversees risk management with respect to strategic and operational matters and as to risks that may significantly affect our business, results of operations or financial condition (which sometimes may involve risks primarily overseen at the Committee level). In this regard, there can be some overlap among matters overseen by the full Board and by Committees of the Board. The Audit Committee has primary oversight responsibility for risks that may impact the effectiveness of our internal controls over financial reporting, risks associated with pending and threatened litigation and those associated with our compliance with laws, rules and regulations applicable to our business. The Audit Committee oversees the activities of the Company’s internal audit function and receives regular reports on internal audit’s work as a means of evaluating the effectiveness of the Company’s internal controls, management’s procedures to identify and address business risks, and management’s responses to those risks. The Human Resources Committee has primary responsibility for overseeing risks associated with our compensation and benefits policies and practices.

Our executive management identifies operational and strategic risks through, among other methods, regular and frequent communication with the senior management of our business units. Our chief executive officer routinely discusses operational and strategic risks with the senior management of Berwick Offray and Paper Magic, and our chief financial officer and general counsel frequently participate in meetings with the senior management of such companies. Our chief executive officer, chief financial officer and general counsel also participate in “operations” meetings held monthly with the senior management team of our C.R. Gibson subsidiary, which meetings typically are held in person either at the offices of C.R. Gibson or at our corporate offices. These meetings are attended by C.R. Gibson’s president, the head of its finance department, and the head of its operations and supply chain department. Other members of C.R. Gibson’s senior management (such as the senior sales and marketing personnel) also may participate in these meetings.

As risks are identified, our executive management assesses, or oversees the assessment of, such risks. Following assessment, our executive management determines how those risks will be addressed and monitors the status of those risks and of any actions that management has determined to take to address those risks. These activities form the basis for our executive management’s reports to the Board and/or Committees of the Board on risks that may affect the business.

Communications with the Board

Stockholders or other interested persons wishing to communicate with members of the Board should send such communications to Ms. Matthias c/o CSS Industries, Inc. at 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. Ms. Matthias will forward these communications to specified individual directors, or, if applicable, to all the members of the Board as she deems appropriate.

Consideration of Director Candidates

The Nominating and Governance Committee considers candidates for Board membership. Our Corporate Governance Principles provide that directors are expected to possess the highest personal and professional ethics, integrity and values and relevant experience. They are also expected to be committed to the long-term interests of our stockholders, and to have an inquisitive and objective perspective, practical wisdom and mature judgment. In addition, directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively. In this regard, our Corporate Governance Principles provide that directors should not serve on more than three other public company boards (two other public company boards if the director serves as chief executive officer of another entity, or in an equivalent position). The charter of the Nominating and Governance Committee provides that in evaluating nominees, the Nominating and Governance Committee will consider the attributes mentioned above, and such other factors as it deems appropriate, which may include judgment, skill, experience with businesses and other organizations comparable to CSS, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and its committees.

We do not have a formal policy with regard to the consideration of diversity in identifying nominees to stand for election to our Board. Our Board selects nominees after considering the recommendations of the Nominating and Governance Committee. In developing its recommendations, the Nominating and Governance Committee may consider, among other factors mentioned above, the interplay of the candidate’s experience with the experience of other Board members. In considering this factor, the Nominating and Governance Committee may take into account the extent to which a candidate’s experience broadens the range of experience already represented on the Board. The Nominating and Governance Committee believes that the interplay of a candidate’s experience with the experience of other Board members is one of multiple factors that may be appropriate for consideration in formulating its recommendations. Likewise, in considering the nominees recommended by the Nominating and Governance Committee, our Board may consider the interplay of a candidate’s experience with the experience of other Board members, among other factors.

Under our bylaws, (i) no director, other than a director serving as Chairman of the Board, is eligible to be nominated for election to the Board or otherwise continue service as a director past the date of the Annual Meeting of Stockholders occurring in the calendar year in which such Director reaches or has reached his or her 76th birthday, and (ii) a director serving as Chairman of the Board is not eligible to be nominated for election to the Board or otherwise continue service as a director past the date of the Annual Meeting of Stockholders occurring in the calendar year in which such director reaches or has reached his or her 82nd birthday.

Stockholders can recommend candidates for nomination by writing to Ms. Matthias, c/o CSS Industries, Inc., 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. To submit a candidate for consideration in connection with our 2014 Annual Meeting of Stockholders, a stockholder must submit the following information by February 20, 2014: (1) the name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the SEC; (2) information about the relationship between the candidate and the recommending stockholder; (3) the consent of the candidate to serve as a director; and (4) proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned. The Nominating and Governance Committee may seek additional information regarding the candidate. In considering any candidate proposed by a stockholder, the Nominating and Governance Committee will reach a conclusion based on the criteria described above, and it will evaluate candidates recommended by stockholders in the same manner in which it evaluates candidates recommended by others. After full consideration, the Nominating and Governance Committee will notify the stockholder proponent of the Nominating and Governance Committee’s determination.

Messrs. Chappell and Hitchner were recommended as nominees to stand for election as directors by a non-management director.

Code of Ethics and Internal Disclosure Procedures (Employees) and Code of Business Conduct and Ethics (Board of Directors)

We have a Code of Ethics and Internal Disclosure Procedures (“Employee Code”) applicable to all employees, including officers, and it contains specific provisions relating to our chief executive officer and our senior financial employees. Among other things, the Employee Code is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosures in reports and documents required to be filed by us with the SEC and in other public communications we make; and to promote compliance with applicable governmental laws, rules and regulations. The Employee Code provides for the prompt internal reporting of violations and contains provisions regarding accountability for adherence to its provisions. The Board also has adopted a Code of Business Conduct and Ethics (“Director Code”) applicable to the Board. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of our Employee Code and our Director Code by making disclosures concerning such matters available on the corporate governance page of our website, www.cssindustries.com/web/guest/corporate-governance.

RELATED PARTY TRANSACTIONS

We do not have a formal policy on related party transactions. However, our Employee Code and our Director Code reflect our general policy that conflicts of interest are to be avoided by directors, officers and employees of CSS and its subsidiaries. These codes are intended to ensure that transactions that may involve conflicts of interest are identified, reviewed and approved. Our Director Code states that directors should avoid conflicts of interest, including those arising indirectly from activities of immediate family members, and report to the Chair of the Nominating and Governance Committee any situation that may involve a conflict of interest.

Under our Employee Code, our employees, including our executive officers, must observe honest and ethical behavior and avoid conflicts of interest, including those arising from activities of family members. We encourage dialog between employees and their supervisors to bolster awareness of situations that may pose ethical questions, including conflicts of interest. We expect employees to report suspected violations of the Employee Code to our legal department for investigation. Under our Employee Code, our chief executive officer, chief financial officer, controller and those performing similar functions must disclose to our general counsel any material transaction or relationship that reasonably may be expected to violate the Employee Code, including actual or apparent conflicts of interest.

If a material transaction that may pose a conflict of interest is brought to the attention of the Chair of the Nominating and Governance Committee or our general counsel, as contemplated by our codes of conduct, those individuals generally would be expected to present such transaction to our Board for review, approval or ratification. Our Board has not adopted any particular standards applicable to its consideration of such matters.

On an annual basis, our employees, including our executive officers, are required to certify in writing that they are in compliance with the Employee Code, or, if not in compliance, to identify instances of non-compliance. Additionally, our executive officers and directors, on an annual basis, are required to report to us, in response to director and officer questionnaires, any related party transactions that may give rise to a disclosure obligation in our proxy statement under Item 404(a) of SEC Regulation S-K.

On December 7, 2012, we agreed to purchase, under our stock repurchase program, 80,000 shares of our common stock from a trust established by Mr. Bromley. The terms of the purchase were negotiated on our behalf by a Special Committee of the Board consisting of four independent, disinterested directors. The purchase price of $20.00 per share was $0.32 per share lower than the closing market price on December 6, 2012, the trading day immediately preceding the date on which the Special Committee unanimously authorized the purchase. The purchase was completed on December 11, 2012.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that follows this discussion. We refer to these executive officers as our “named executive officers” or “named executives.”

Compensation Objectives

We have designed our executive compensation program to address principally the four objectives identified in the table below. This table also identifies the type(s) of compensation we utilize to address each objective:

Compensation Objectives and Corresponding Types of Compensation Utilized

Objective	Type
Competitiveness — providing compensation that is appropriately competitive to attract and retain executive talent, taking into account the size and business of CSS and its subsidiaries	Salary Incentive Compensation Equity Compensation
Performance Incentives — incentivizing and rewarding the achievement of performance goals	Incentive Compensation Equity Compensation
Ownership Incentives — encouraging the aggregation and maintenance of equity ownership to align executive and stockholder interests	Equity Compensation
Retention Incentives — incentivizing long-term continued employment with us	Equity Compensation

Say-on-Pay Consideration

At our Annual Meeting of Stockholders held in July 2012, our stockholders voted to approve, on an advisory basis, the compensation paid to our named executive officers for our fiscal year ended March 31, 2012, with over 97% of the votes cast on the matter being for approval of our “say-on-pay” proposal. The Human Resources Committee believes that these results reflect that the holders of a substantial majority of our common stock concurred with the Company’s compensation objectives and its fiscal 2012 compensatory practices. Taking the results of the say-on-pay vote into consideration, the Human Resources Committee determined not to make significant changes to the Company’s compensatory practices during fiscal 2013.

Fiscal 2013 Compensation

Pay for Performance

To incentivize strong management performance, we designed our compensation program to make a meaningful amount of target total direct compensation (salary, plus target annual incentive compensation, plus long-term incentives) dependent on the achievement of performance goals. We structured our fiscal 2013 bonus program such that each executive’s target bonus amount included a performance component and a discretionary component, representing 75% and 25%, respectively, of each executive’s target bonus amount. Payouts under the performance component were determined by the extent to which management attained the performance goals established by the Human Resources Committee at the beginning of the performance period. Payouts under the discretionary component were determined at the discretion of the Human Resources Committee. We structured our fiscal 2013 equity compensation awards, which consisted of a combination of stock options and restricted stock units (“RSUs”), such that vesting was contingent upon management’s attainment of a performance goal.

As shown in the table below, approximately 65% of Mr. Munyan’s target total direct compensation (“TTDC”) for fiscal 2013 was conditioned upon the achievement of performance goals or, with regard to the discretionary component of our bonus program, subject to the discretion of the Human Resources Committee. The percentages for our other named executives ranged from approximately 53% to 60%. Mr. Farber does not appear in the table because he does not participate in our bonus program, and he does not receive equity compensation awards.

Fiscal 2013 — Portion of TTDC Subject to Performance Goals or Committee Discretion

Executive	Salary ($)	Bonus Opportunity at Target Level ($)	Stock Awards ($)	Option Awards ($)	Target Total Direct Compensation (“TDCC”) ($)	TTDC subject to Performance Goals or Committee Discretion ($)	TTDC subject to Performance Goals or Committee Discretion (%)
Munyan	572,886	572,886	237,958	277,714	1,661,444	1,088,558	65.5%
Paccapaniccia	342,784	274,227	104,938	125,408	847,357	504,573	59.5%
Kiesling	334,772	267,818	104,938	125,408	832,935	498,163	59.8%
Gilner	331,500	265,200	51,730	61,795	710,225	378,725	53.3%

In the tables that follow, we compare the TTDC components that were available to be awarded to our chief executive officer in each of the last three fiscal years (Table 1) to the corresponding amounts that were paid out or which may be considered realized (based on the methodology described below) as of March 31, 2013 (Table 2).

Table 1 presents our chief executive officer’s salary, target bonus amount, stock awards, and option awards for each of the last three fiscal years. The stock award and option award amounts appearing in Table 1 reflect the grant date fair value of each such award, the same value at which such awards are required, under applicable SEC regulations, to be reflected in the Summary Compensation Table included in this Proxy Statement.

Table 1 — Target Total Direct Compensation — Chief Executive Officer

Fiscal Year	Salary ($)	Target Bonus Amount ($)	Stock Awards ($)	Option Awards ($)	Target Total Direct Compensation ($)
2013	572,886	572,886	237,958	277,714	1,661,444
2012	556,200	556,200	292,500	247,799	1,652,699
2011	540,000	540,000	305,460	279,600	1,665,060

3-Year Total	1,669,086	1,669,086	835,918	805,113	4,979,203

Table 2 below shows how the Company’s performance and the Human Resources Committee’s discretion have affected bonus payouts, and how the design of our long-term incentives affect realization of the stock awards and option awards granted to our chief executive officer:

Table 2 — Total Direct Compensation that may be Considered Realized at 3/31/2013 as a Percentage of Target Total Direct Compensation — Chief Executive Officer

Fiscal Year	Salary ($)	Bonus Payout ($)	Value of Stock Awards at 3/31/2013 ($)	Intrinsic Value of Option Awards at 3/31/2013 ($)	Total Direct Compensation at 3/31/2013 ($)	Total Direct Compensation as of 3/31/2013 as a Percentage of TTDC (%)
2013	572,886	386,792	—	—	959,678	58%
2012	556,200	318,703	446,040	277,920	1,598,863	97%
2011	540,000	137,760	456,660	267,600	1,402,020	84%

3-Year Total	1,669,086	843,255	902,700	545,520	3,960,561

Comparison to Table 1 amount (%)	100%	51%	108%	68%	80%

Below, we further discuss the information presented in the foregoing tables:

Bonus Payouts.    In Table 2, the “bonus payout” column shows the portion of the target bonus amount from Table 1 that was actually paid for each of the last three fiscal years. Payouts under the performance component were based on the level of earnings per share (“EPS”) achieved by CSS, after certain adjustments determined at the beginning of the performance period, as compared to threshold and target levels of EPS established by the Human Resources Committee at the beginning of the performance period. Based on the level of EPS achieved (as adjusted), payouts under the performance component represented approximately 68%, 50% and 18%, respectively, of the target for such component for fiscal 2013, 2012 and 2011. Payouts under the discretionary component were approximately 66%, 87% and 56%, respectively, of the target for such component for each of the aforementioned fiscal years.

Based on our use of performance goals and, relative to the discretionary component, the exercise of Human Resources Committee discretion, payouts to our chief executive officer over the past three fiscal years have amounted to approximately 51% of the aggregate target bonus amount for such period. We believe that the design of our bonus program has resulted in payouts reflecting appropriate correlation between pay and performance. We also believe that our bonus program is designed to provide meaningful incentives and rewards for our chief executive officer to achieve performance goals designed to benefit our stockholders.

Fiscal 2013 Stock Awards and Option Awards.    The stock awards and option awards for fiscal 2013 are valued at zero in Table 2 because such awards were subject to a performance goal that had not been attained as of March 31, 2013. On May 20, 2013, the Human Resources Committee certified achievement of such performance goal, which required attainment of a specified level of total stockholder return. The fiscal 2013 stock awards continue to be subject to service-based vesting conditions not yet satisfied, and there have been no payouts under such awards. On May 21, 2013, the fiscal 2013 option awards became exercisable to the extent of 25% of the shares underlying such awards.

The value ultimately realized from the fiscal 2013 stock and option awards will depend on the market price of our common stock at the time of vesting of the stock awards and at the time of exercise of the option awards. In this regard, these awards provide a continuing incentive for our chief executive officer to drive performance that generates stock price appreciation. As such, we believe that these awards are appropriately structured to incentivize and reward performance that will directly benefit our stockholders.

Fiscal 2012 and 2011 Stock Awards.    The stock awards for fiscal 2012 and 2011 are valued at closing market price per share of CSS common stock on March 28, 2013 (the last trading day of our 2013 fiscal year) of $25.97, less the present value of anticipated regular quarterly dividend payments between March 31, 2013 and the applicable vesting dates. The fiscal 2011 stock awards were service-based, and the fiscal 2012 stock awards were performance-based. During fiscal 2013, the Human Resources Committee certified achievement of the performance goal for the fiscal 2012 stock awards. Such goal required attainment of a specified level of total stockholder return. All of the stock awards for fiscal 2012 and 2011 remain subject to service-based vesting conditions that were not satisfied as of March 31, 2013. On May 27, 2013, 50% of the fiscal 2011 stock awards became vested, and were paid in shares of CSS common stock. We do not pay or accrue dividends or dividend equivalents with respect to stock awards that are subject to service-based vesting conditions.

We structured the aforementioned stock awards to incentivize and reward performance intended to benefit our stockholders. The growth in the value of the stock awards primarily reflects factors that directly benefit our stockholders: (i) stock price appreciation and (ii) with respect to the fiscal 2012 stock award, achievement of the performance goal requiring attainment of a specified level of total stockholder return. The value ultimately realized from the fiscal 2012 and 2011 stock awards will depend on the market price of our common stock at the time of vesting of such awards. In this regard, these awards provide a continuing incentive for our chief executive officer to drive performance that generates stock price appreciation.

Fiscal 2012 and 2011 Option Awards.    The option awards for fiscal 2012 and fiscal 2011 are valued in Table 2 at the difference between the closing market price per share of CSS common stock on March 28, 2013 (the last trading day of our 2013 fiscal year) of $25.97 and the respective exercise prices of $18.25 and $19.28 per share. The value shown includes all options covered by such awards, including those that were not exercisable as of March 31, 2013. The fiscal 2011 option awards were service-based, and the fiscal 2012 awards were performance-based. During fiscal 2013, the Human Resources Committee certified achievement of the performance goal for the fiscal 2012 option awards. Such goal required attainment of a specified level of total stockholder return. All of the option awards for fiscal 2012 and 2011 remain subject to service-based vesting conditions. As of March 31, 2013, such conditions were satisfied as to 50% of the fiscal 2011 option awards (which increased to 75% on May 25, 2013) and were not satisfied as to any part of the fiscal 2012 option award. On May 27, 2013, the service-based vesting condition became satisfied as to 50% of the fiscal 2012 option awards.

We structured the aforementioned option awards to incentivize and reward performance intended to benefit our stockholders. The intrinsic value of the option awards primarily reflects factors that directly benefit our stockholders: (i) stock price appreciation and (ii) with respect to the fiscal 2012 option award, achievement of the performance goal requiring attainment of a specified level of total stockholder return. The value ultimately realized from the fiscal 2012 and 2011 option awards will depend on the market price of our common stock at the time the options are exercised. In this regard, these awards provide a continuing incentive for our chief executive officer to drive performance that generates stock price appreciation.

Use of Comparative Data

In this section, we describe the comparative data considered by us in making compensatory determinations for fiscal 2013 and how that data was obtained. In later sections, we discuss how we utilized such comparative data in making our compensatory determinations.

Prior to making compensatory determinations for fiscal 2013, we directly engaged F.W. Cook to conduct a competitive compensation review with regard to our four most highly compensated executive positions. F.W. Cook’s responsibilities included review and recommendation of whether any changes should be made to the Company’s peer group; analysis of compensation data from the peer group; analysis of peer companies’ share usage for equity compensation awards; analysis of the aggregate value of long-term incentives granted at peer companies; and analysis of potential dilution with respect to contemplated fiscal 2013 equity compensation awards. F.W. Cook’s findings and recommendations were communicated to us in a written report, and F.W. Cook’s representatives met with us to present and discuss such findings and recommendations.

Our peer group consists of the following 15 public companies: American Greetings Corporation; Blyth, Inc.; CDI Corp.; Destination Maternity Corporation; Ennis, Inc.; Helen of Troy Limited; Hooker Furniture Corporation; JAKKS Pacific, Inc.; Kid Brands, Inc.; Knoll, Inc.; Lannett Company, Inc.; Libbey Inc.; Lifetime Brands, Inc.; National Presto Industries, Inc.; and Neenah Paper, Inc. This group was developed by F.W. Cook and approved by the Human Resources Committee, taking into account F.W. Cook’s recommendations. Members of the peer group were selected based on similarity to CSS with regard to business type and scope of operations, measured principally by revenues, earnings and market capitalization, and location. Fourteen members of the current peer group were also part of the peer group used for the executive compensation review performed by F.W. Cook for fiscal 2011. Two companies from the fiscal 2011 peer group were removed because they are no longer public companies, and one company was added, resulting in the 15-member peer group described above.

F.W. Cook compared the total compensation paid to our four most highly compensated executives to that received by comparable executives at each of the peer companies. To account for the age of the peer group data, F.W. Cook updated such data using a 3% per annum rate. The following elements of pay were included in F.W. Cook’s analysis: base salary, annual incentives and long-term incentives. Comparisons were based on each executive’s position and pay rank, as follows:

Executive	CSS Position	Peer Group Comparison
		Position	Pay Rank
Munyan	President and CEO	CEO	1st
Paccapaniccia	CFO	CFO	2nd
Kiesling	General Counsel	General Counsel	3rd
Gilner	Subsidiary President	Business Unit Head	4th

Based on CSS’ positioning among the peer group companies, as measured by market capitalization, as well as annual revenue, EBITDA and net income from continuing operations, F.W. Cook advised us that compensation levels approximating the 25th percentile of the peer group would be market competitive for CSS.

With regard to equity compensation, F.W. Cook compared CSS’ equity grant practices over the prior three years to those of the peer group companies over the same period. The following parameters were addressed in such analysis: (i) annual share usage – the average number of shares granted from employee equity plans as a percentage of total common shares outstanding; (ii) overhang – a measure of the dilution that stockholders would experience if all outstanding employee equity grants and all shares available for future grants under employee equity plans were to become issued and outstanding shares of common stock; and (iii) valuation – a measure of the value of equity grants (and other long-term incentives) expressed in dollars and as a percentage of weighted average market capitalization.

Base Salaries

For fiscal 2013, we increased Mr. Munyan’s annual base salary by approximately 3% to $572,886. In determining Mr. Munyan’s annual base salary for fiscal 2013, we considered both his and CSS’ performance during fiscal 2012, his skill set and experience relative to the needs of CSS, his tenure in his current position and his expected future contributions to the Company. We also considered comparative data from F.W. Cook’s executive compensation review indicating that, factoring in the increase, Mr. Munyan’s annual base salary for fiscal 2013 would be below the 25th percentile indicated by the peer group data. We used the comparative data as a point of reference, and we did not attribute any particular weight to such data versus the other factors mentioned above.

In setting fiscal 2013 annual base salaries for Messrs. Paccapaniccia and Kiesling and Ms. Gilner, we considered the same factors as those discussed above with respect to Mr. Munyan. In addition, we considered Mr. Munyan’s evaluation of each executive’s individual performance, and his recommendations as to their respective salary increases. In the case of Ms. Gilner, we also considered the performance during fiscal 2012 of our C.R. Gibson business, for which she has responsibility as president of such business. Additionally, we referenced data from the F.W. Cook analysis indicating that the annual base salaries for such executives for fiscal 2013 on an overall basis would fall within a range approximating the 25% percentile indicated by the peer group data. We used the comparative data as a point of reference, and we did not attribute any particular weight to such data versus the other factors mentioned above.

In determining Mr. Farber’s annual base salary for fiscal 2013, we took into account Mr. Farber’s value to CSS in his role as executive chairman, his skill set and experience relative to such position and to the needs of CSS, his tenure with CSS and his expected future contributions to CSS. We also considered Mr. Farber’s view that his salary not be increased. We did not attribute any particular weight to these factors.

Annual Incentive Compensation

Fiscal 2013 Bonus Program Design

We provide annual incentive compensation opportunities under our bonus program. This program has two components: (i) a performance component under our MIP for which payouts are determined by the level of achievement of performance goals established by the Human Resources Committee at the beginning of the performance period; and (ii) a discretionary component which may be paid in whole or in part at the discretion of the Human Resources Committee. We set target award levels for our executives based on a percentage of their respective salaries. Maximum award levels are equal to 200% of each executive’s target award level. The threshold amount represents the minimum payout for a specified level of performance versus a goal. For the fiscal year ended March 31, 2013, the applicable target award level percentages, and the threshold, target and maximum award amounts, were as follows (Mr. Farber does not appear in the tables below because he does not participate in the bonus program):

Fiscal 2013 Bonus Program Summary(1)

Executive	Target as % of base salary	Threshold ($)	Target ($)	Maximum ($)
Munyan	100%	84,653	572,886	1,145,772
Paccapaniccia	80%	40,522	274,227	548,454
Kiesling	80%	39,575	267,818	535,636
Gilner	80%	15,681	265,200	530,400

(1)	The threshold column assumes no payouts under the discretionary component. The target and maximum columns assume payouts under the discretionary component at the target and maximum levels, respectively.

We set target award levels for fiscal 2013 using the same percentages that we used in fiscal 2012 and in prior periods. These target award percentages are designed to make a meaningful amount of an executive’s target total cash compensation (i.e., salary, plus target annual incentive compensation) dependent on the achievement of performance objectives, and in the case of the discretionary component, subject to Human Resources Committee discretion. In retaining the same target percentages that we have used in the past, we considered advice from F.W. Cook that these percentages result in target award levels that are competitive in relation to the peer group.

The table below shows the weight attributed to the performance component and the discretionary component, respectively, of each fiscal 2013 award to our named executives under our bonus program. As further explained below, in the case of Ms. Gilner, the performance component has two sub-components.

Weight Assigned to Bonus Program Components — Fiscal 2013

	Performance Component		Discretionary Component
Executive	CSS EPS	Business Unit Operating Income
Munyan	75%	—	25%
Paccapaniccia	75%	—	25%
Kiesling	75%	—	25%
Gilner	30%	45%	25%

Payouts under the CSS EPS performance component are determined by the level of diluted earnings per share (“EPS”) attained by CSS. No amounts are paid under this component unless CSS achieves EPS in excess of a minimum “threshold” level. If the threshold level is exceeded, the amount paid out depends on the extent to which the attained level of EPS exceeds the minimum level. Likewise, specified “target” and “maximum” EPS levels must be reached for payouts to be made at the target and maximum levels, respectively. The threshold, target and maximum EPS levels were determined by the Human Resources Committee at the beginning of the performance period, at which time the Committee also determined that for purposes of determining payouts, actual EPS would be adjusted to exclude the effects of certain specified events, such as, for example, gains and losses from acquisitions and divestitures, certain restructuring charges, extraordinary items, and the cumulative effect of accounting changes.

For fiscal 2013, the Human Resources Committee set the minimum level of EPS needed for payouts under the CSS EPS component at $1.63 per share, at which level payouts would be equal to approximately 27.28% of each executive’s target amount for such component. At higher EPS levels, each executive’s payout under such component would be higher, and the magnitude of the increase would be determined by the extent to which the achieved level of EPS exceeded the minimum level. If the target EPS level of $2.05 per share was attained, then payouts would be equal to 100% of each executive’s target amount for the CSS EPS component. If the achieved level of EPS exceeded the target level, payouts would be increased further (based on the extent to which the target level was exceeded), subject to a maximum payout equal to 200% of each executive’s target for the CSS EPS component, which amount would be payable if EPS was equal to or in excess of $2.49 per share.

With respect to Ms. Gilner, payouts under the business unit performance component are determined by the level of operating income generated by C.R. Gibson. The methodology for determining payouts under this component is identical to that described above with respect to the CSS EPS component, except that the unit of measure is C.R. Gibson’s operating income, the achieved level of which is measured against threshold, target and maximum levels set by the Human Resources Committee at the beginning of the performance period. For purposes of determining payouts, operating income is adjusted to exclude the effects of specified events similar to those for which adjustments are made under the CSS EPS component. Such events were specified by the Human Resources Committee at the beginning of the performance period.

With regard to the CSS EPS and the business unit operating income components, the Human Resources Committee retains discretion to reduce or eliminate any payout under such components based on individual performance or any other factors that the Human Resources Committee deems appropriate.

We selected EPS as a principal measure of performance because we believe it is the fundamental “bottom line” indicator of the ability of our executives to enhance return for our stockholders. We included business unit operating income as a performance measure for Ms. Gilner because it provides a reliable overall measure of the performance of the operations that she supervises as a subsidiary president. At the time that we set the threshold, minimum and target levels for EPS and operating income, we believed that results above the minimum levels were reasonably attainable with a strong performance, and that results near or at the target levels would be challenging to achieve. We also believed that actual achievement of the minimum and target levels for both EPS and operating income was substantially uncertain.

Payouts, if any, under the discretionary component are determined in the sole discretion of the Human Resources Committee. The discretionary component provides the Human Resources Committee with flexibility to incentivize and reward individual management performance as deemed appropriate by the Human Resources Committee.

Payouts under the Bonus Program for Fiscal 2013

The table below summarizes all payouts under our bonus program for fiscal 2013, including the components thereof:

Payouts Under Bonus Program — Fiscal 2013

Executive	CSS EPS(1) ($)	Business Unit Performance ($)	Discretionary(2) ($)	Total Payout ($)
Munyan	293,031	n/a	93,761	386,792
Paccapaniccia	140,267	n/a	48,472	188,739
Kiesling	136,989	n/a	46,024	183,013
Gilner	54,260	—	—	54,260

(1)	The amounts in the “CSS EPS” column appear in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

(2)	The amounts in the “Discretionary” column appear in the Summary Compensation Table under “Bonus.”

To determine payouts under the CSS EPS component, we adjusted actual EPS, in accordance with criteria adopted by the Human Resources Committee at the beginning of the performance period, to exclude the effects of the sale during fiscal 2013 of our Halloween business. The resulting amount was then adjusted downward for a Halloween inventory adjustment. Based on the resulting amount of adjusted EPS, payouts were approximately equal to 68.2% of the target amount for the CSS EPS component. There were no payouts under the business unit operating income component, which applies only to Ms. Gilner, because the required minimum level of operating income was not achieved by C.R. Gibson in fiscal 2013.

In approving payouts under the discretionary component with regard to executives other than Mr. Munyan, the Human Resources Committee considered the recommendations of Mr. Munyan, including his evaluation of each executive’s individual performance during fiscal 2013. Mr. Munyan did not provide a recommendation as to his own payout under the discretionary component. In approving a payout of 93,761 to Mr. Munyan under the discretionary component, equating to approximately 66% of Mr. Munyan’s target discretionary component amount, the Human Resources Committee considered the Company’s overall performance in fiscal 2013, as well as his performance with respect to his individual goals for fiscal 2013, which addressed, among other things, certain financial metrics, inventory management and the financial performance of certain product categories.

Long-Term Incentives — Equity Compensation

We utilize equity compensation as our principal method for providing long-term incentives. For fiscal 2013, we granted equity compensation awards to our named executives (other than Mr. Farber) in the form of performance-based RSUs and performance-based stock options.

The RSUs and stock options granted to our named executives in fiscal 2013 were subject to a performance goal requiring attainment of total shareholder return (“TSR”) of at least 30% within a four-year performance period which commenced on the grant date, May 21, 2012. TSR is measured by stock price performance and dividend accumulation and reinvestment. Attainment of the performance goal is determined by comparing: (a) the average closing price for a share of CSS common stock (as adjusted to reflect reinvestment of dividends paid) over a period of 60 consecutive trading days during the performance period, to (b) $18.48 per share, the closing price per share on May 18, 2012, which was the last trading day prior to the grant date.

If such performance goal was not attained by the fourth anniversary of the grant date, then the RSUs and stock options would not vest, and would expire on the fourth anniversary of the grant date. Otherwise, vesting–which is also subject to satisfaction of the service-based vesting conditions described below–would depend on the period in which the performance goal was satisfied, as reflected in the table below:

Period in Which Performance Goal is Satisfied	Vesting Schedule for Stock Options	Vesting Schedule for RSUs
During the 1st year following the grant date	25% on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant date	50% on the 3rd anniversary of the grant date, and 50% on the 4th anniversary of the grant date
During the 2nd year following the grant date	50% on the 2nd anniversary of the grant date, and 25% on each of the 3rd and 4th anniversaries of the grant date
During the 3rd year following the grant date	75% on the 3rd anniversary of the grant date, and 25% on the 4th anniversary of the grant date
During the 4th year following the grant date	100% on the 4th anniversary of the grant date	100% on the 4th anniversary of the grant date

On May 20, 2013, the Human Resources Committee certified attainment of the performance goal applicable to the RSUs and stock options awarded during fiscal 2013. These awards remain subject to service-based vesting conditions requiring the executive to remain in the employment of CSS or a CSS subsidiary on the relevant vesting date. The stock options, which have a seven-year term, become exercisable from and after the date on which the same vest and remain exercisable until they expire or are terminated in connection with a termination of the executive’s employment with us. The RSUs, if and to the extent that they become vested, will be redeemed automatically for shares of CSS common stock on the fourth anniversary of the grant date.

We grant stock options as part of our long-term incentives because we believe stock options provide a strong incentive to increase stockholder value, given that value realization depends upon the extent to which the market price of our common stock appreciates following the grant date. We grant RSUs in part to address our compensation objectives to provide retention incentives and ownership incentives.

We made our fiscal 2013 equity compensation grants subject to the attainment of a performance goal to enhance the alignment of the interests of management with those of our stockholders by requiring stockholder value to be enhanced to a certain minimum extent as a pre-condition of management’s ability to realize value from such grants. We chose TSR as the performance metric because we believe it is a reliable indicator of management’s effectiveness at enhancing stockholder value over time. At the time that we set the performance objective requiring TSR of not less than 30%, we believed that achievement of such objective was substantially uncertain. In structuring and implementing the aforementioned performance goal, the Human Resources Committee considered the advice and recommendations of F.W. Cook.

To determine the number of stock options and RSUs granted to each of our named executives for fiscal 2013, we used our annual equity grants for fiscal 2012 as a starting point of reference. We noted that the annual equity grants for fiscal 2012, inclusive of equity grants to grantees who are not named executives, had an aggregate grant date fair value (computed in accordance with FASB ASC Topic 718) of approximately $1.9 million. Using that amount as a starting point of reference, the Human Resources Committee, in consultation with F.W. Cook, formulated certain alternative grant scenarios for fiscal 2013, each of which was modeled by management working with F.W. Cook based on the Human Resources Committee’s instructions. After considering such scenarios, as well as the comparative analysis of peer group share usage, dilution and fair value transfer data reflected in F.W. Cook’s executive compensation review, the Human Resources Committee, in consultation with F.W. Cook, determined to proceed with a scenario that would have a grant date fair value of approximately $1.9 million.

The fiscal 2013 annual equity grants were approved by the Human Resources Committee on May 21, 2012. Pursuant to applicable provisions of the 2004 Stock Plan, the exercise price for options granted that day was equal to the closing market price per share on the immediately preceding trading day, May 18, 2012, which was $18.48 per share. We determined to allocate each named executive’s individual award equally between stock options and RSUs, based on the aggregate grant date fair value of the stock options and RSUs, respectively, granted to each named executive. The grant date fair value was $14.78 per share for the RSUs and $7.27 per share for the stock options.

In determining our named executives’ individual grant levels for fiscal 2013, we considered their grant levels in the preceding year; their performance; their expected future contributions; our compensation objectives to provide appropriate performance, ownership and retention incentives; and the advice and recommendations of F.W. Cook. As part of its executive compensation review, F.W. Cook advised us that our past equity compensation grants to our named executives were generally in line with the practices of the peer group. In the case of Mr. Munyan, we also considered the performance of CSS in fiscal 2012. Likewise, in the case of Ms. Gilner, we considered the fiscal 2012 performance of C.R. Gibson. Furthermore, in the case of executives other than Mr. Munyan, we considered Mr. Munyan’s recommendations. Mr. Munyan did not recommend a grant level with regard to himself. We did not attribute any particular weight to the various factors considered.

Fiscal 2014 Equity Compensation Grants

On May 24, 2013, the Human Resources Committee of our Board granted performance-based stock options and performance-based RSUs to certain of our named executive officers as follows:

Executive	Shares Underlying Stock Option Grants (#)	Shares Underlying RSU Grants (#)
Christopher J. Munyan	31,750	80,000
Vincent A. Paccapaniccia	13,350	4,000
William G. Kiesling	13,350	4,000
Laurie F. Gilner	6,750	1,300

The foregoing grants were made under our 2004 Stock Plan. The stock options have an exercise price of 29.55 per share and a seven-year term. Vesting of the RSUs and exercisability of the stock options are contingent upon satisfaction of performance goals and service-based objectives identical to those applicable to the fiscal 2013 annual equity grants (as described on page 39), except that the base price for purposes of determining satisfaction of the TSR performance goal is $29.55 per share, the closing price per share on May 23, 2013 (the last trading day prior to the grant date).

Personal Benefits

We provide to our named executive officers limited personal benefits that we believe are appropriate as part of a competitive compensation package. These benefits include personal use of a company-owned or leased automobile (or a car allowance) and, for Philadelphia-based executives, parking fees. In addition, each named executive officer employed by CSS participates in our medical expense reimbursement program, which provides reimbursement of up to $5,000 per year for out-of-pocket medical expenses and prescription drug costs not covered by insurance. Additionally, each named executive officer employed by CSS is eligible to receive reimbursement of health club membership costs. The amount of reimbursement varies with monthly usage and is capped at $100.00 per month. During fiscal 2013, we also paid the premiums for supplemental life insurance policies that provide a death benefit of $500,000 for each of Messrs. Munyan and Kiesling. Finally, we pay the cost for Mr. Munyan’s membership in a professional association. The incremental cost to us of these benefits is reflected in the “All Other Compensation” column of the Summary Compensation Table.

Role of Executive Officers in Determining Executive

Compensation for Named Executive Officers

With respect to our fiscal year ended March 31, 2013, Messrs. Munyan and Kiesling, aided by our human resources staff and F.W. Cook, provided information and recommendations to the Human Resources Committee to assist it in determining compensation levels. Mr. Munyan did not make recommendations as to his own compensation. While the Human Resources Committee utilized this information, and valued Mr. Munyan’s recommendations with regard to equity compensation grant levels for named executives and with regard to the other elements of compensation of the Company’s named executives, the ultimate decisions regarding executive compensation were made by the Human Resources Committee.

Stock Option Grant Practices

The Human Resources Committee considers stock option grant recommendations on a quarterly basis, so that grants become effective on the third trading day after the public release of our financial results for the preceding quarter. We selected this timing to correspond to the quarterly termination of trading restrictions under our Personal Securities Transaction guidelines. Under these guidelines, we impose a quarterly “blackout,” during which our named executive officers and other specified persons may not trade in our securities. The blackout period begins two weeks prior to the end of each quarter and continues for two trading days after we publicly release financial results for the quarter.

Equity Ownership Policy

We have an equity ownership policy that is applicable to our named executives. This policy provides that if an executive acquires shares of our common stock through the exercise of a stock option or through the vesting of other forms of equity compensation, the executive officer must not sell or transfer such shares unless the value of the executive’s remaining holdings of CSS common stock after giving effect to such sale or transfer is at least equal to a specified multiple of the executive’s salary, as provided below:

Executive[3]	Multiple
Munyan	2.0x
Paccapaniccia	1.5x
Kiesling	1.5x
Gilner	1.5x

For purposes of determining a named executive’s required level of ownership under the policy, such executive’s salary is deemed to be his or her annual base salary on a specified measurement date. The measurement date, which is automatically updated once every three years, is currently April 1, 2011. Effective on the third anniversary of such date, the measurement date will automatically become April 1, 2014. In determining an executive’s level of ownership for purposes of the policy, shares of CSS common stock owned by the executive are valued at the greater of: (i) the then-current fair market value of such shares, or (ii) the consideration paid by the executive to acquire such shares.

Exceptions under the policy allow an executive to sell or transfer shares of CSS common stock as follows:

•

as part of the exercise of a stock option, a portion of the shares of CSS common stock acquired at the time of exercise (or otherwise already owned by the executive) may be sold or transferred provided that the amount of shares so sold or transferred does not exceed the amount required to satisfy the exercise price; and

•

as part of the exercise of a stock option or the vesting of other forms of equity compensation, a portion of the shares of CSS common stock acquired at the time of exercise or vesting (or otherwise already owned by the executive) may be sold for the purpose of paying federal and/or state income taxes resulting from such exercise or vesting in an amount not exceeding the amount of such taxes, and additional shares of CSS common stock may be sold at such time in an amount equal to no more than 50 percent (25 percent in the case of the chief executive officer) of the after-tax net profits resulting from such exercise or vesting.

Additionally, the Human Resources Committee has discretionary authority to permit a sale of CSS common stock that otherwise would not be permissible under the policy following the Human Resources Committee’s consideration of a request for hardship relief. No such requests have been made by any of our named executive officers.

Under the policy, if an executive sells shares of CSS common stock in violation of the policy, the executive will not be eligible to receive grants of equity compensation for a period of two years after the date of the violation or the date that the Human Resources Committee becomes aware of the violation, whichever is later. Each of our named executives has maintained compliance with our ownership policy.

Ongoing And Post-Employment Compensation

As discussed below, we have plans and agreements that address compensation for our named executive officers that accrue value as the named executive officer continues to work for us, provide special benefits upon certain types of termination events or provide retirement benefits. These plans and agreements are designed to be part of a competitive compensation package.

Severance Pay Plan for Senior Management and Other Severance Arrangements

We have a Severance Pay Plan for Senior Management (the “SPP”), the purpose of which is to alleviate some of the financial hardship that eligible participants may experience when their employment is terminated. In

3 Mr. Farber is not listed because he does not receive stock options or other forms of equity compensation.

addition, the SPP is designed to provide consistent, uniform severance practices to be used for eligible participants throughout our organization. The SPP applies to all of our named executives other than those who are subject to individual severance arrangements that provide benefits in excess of benefits provided under the SPP. The SPP contains default provisions (described below) that are applicable unless the Human Resources Committee exercises discretionary authority to override these provisions of the SPP, including provisions regarding eligibility to receive payments and medical benefits under the SPP and the amount of those payments and benefits.

The SPP generally provides for benefits and other payments if an executive’s employment is terminated for any reason other than cause, death, disability, voluntary resignation, retirement, or the executive’s refusal to accept our offer of a “comparable job,” as defined in the SPP. The SPP provides for payment of an amount equal to the executive’s salary, and provision of medical insurance coverage (less normal employee premium contributions) for a specified period of time, payable over that period of time, based on years of service. The maximum benefit under the SPP is a payment of one year’s salary and a provision of medical insurance coverage (less normal employee premium contributions) for one year. The SPP also provides a tax reimbursement payment equal to the income and payroll taxes the executive incurs solely with respect to Company-paid or reimbursed medical insurance premiums. Because the SPP is designed, in essence, to provide supplemental employment benefits, it does not provide additional benefits upon a change of control.

As noted above, the SPP does not apply to executives who have individual severance arrangements in excess of benefits provided under the SPP. This exclusion applies to Messrs. Farber, Munyan, Paccapaniccia and Ms. Gilner because they each have individual severance arrangements providing benefits in excess of those available under the SPP. Upon termination without cause, the benefits provided under these individual severance arrangements would consist of salary continuation benefits for 24 months in the case of Mr. Munyan and 12 months in the case of Messrs. Farber, Paccapaniccia and Ms. Gilner. Any payments due to Mr. Munyan more than one year after termination would be reduced by any compensation he receives for his services following the one-year anniversary of such termination.

Under Mr. Munyan’s individual severance arrangement, we would also provide him with certain medical benefits for up to 18 months and limited outplacement services. Under the individual severance arrangement with Mr. Farber, we would also provide certain medical benefits and tax reimbursement payments (solely for income and payroll taxes relating to such medical benefits) to Mr. Farber and his spouse for their respective lifetimes.

All of the termination payments described above are contingent upon our receipt of a release of claims from the executive. For further information, see the discussion of the SPP and of our individual severance arrangements with Messrs. Farber, Munyan, Paccapaniccia and Ms. Gilner under “Potential Payments Upon Termination or Change of Control.”

Change of Control Severance Pay Plan for Executive Management

We have a Change of Control Severance Pay Plan for Executive Management (the “COC Plan”), under which six members of CSS’ senior management, including all named executive officers other than Mr. Farber, are eligible to receive severance payments if (1) a “change of control” occurs, and (2) during the two-year period beginning on the date of such change of control, a covered executive is terminated for any reason other than for “cause” or a covered executive terminates his or her employment for “good reason.” The purpose of the COC Plan is to alleviate some of the financial hardship that covered executives may experience when their employment is terminated for a reason covered by the COC Plan following a change of control.

An executive qualifying for severance payments under the COC Plan will receive: (i) a payment equal to his or her “adjusted compensation” multiplied by 1.5 (2 in the case of Mr. Munyan); (ii) a payment equal to his or her target bonus opportunity for the fiscal year in which his or her employment terminates, pro-rated to reflect his or her period of service during that fiscal year; and (iii) reimbursement for up to 18 months of medical insurance premiums (less normal employee premium contributions) paid by the executive for post-employment participation in company-sponsored medical insurance programs. The COC Plan also provides a tax reimbursement payment equal to the income and payroll taxes the executive incurs solely with respect to such medical insurance premium reimbursements.

Under the COC Plan, an executive’s adjusted compensation is equal to his or her (i) annual base salary at termination, plus (ii) average annual bonus during the three fiscal years prior to the fiscal year in which his or her employment terminates. Payments under the COC Plan (other than those related to medical insurance premiums) will be paid in a cash lump sum payment within sixty days after an executive’s employment termination date, unless delay is required to avoid adverse consequences under Section 409A of the Code. Reimbursements related to medical insurance premiums and the tax reimbursement payments thereon will be paid on a monthly basis under the COC Plan.

An executive is not eligible to receive benefits under the COC Plan if: (i) he or she has an employment contract providing for severance payments in excess of those he or she would be eligible to receive under the COC Plan, or (ii) he or she elects to receive severance benefits under another severance pay plan, such as the SPP. To be eligible for severance payments under the COC Plan, an executive must satisfy certain other criteria, including execution and delivery of a release of claims which includes certain non-competition and non-solicitation covenants.

401(k) and Profit Sharing Plan

The CSS Industries, Inc. Office and Management Employees 401(k) Plan (“CSS 401(k) Plan”) is a tax-qualified defined contribution plan available to salaried employees of CSS, Berwick Offray, C.R. Gibson and Paper Magic, each of which is a participating employer in the plan. Subject satisfaction of a service-based eligibility requirement, all of our named executives qualify to participate in the CSS 401(k) Plan. Under the plan, an employee may contribute, subject to plan limitations and limitations under the Internal Revenue Code of 1986, as amended (the “Code”), up to a maximum of 50% of his or her cash compensation on a pre-tax basis. The Code generally limits employee pre-tax contributions to $17,000 for 2012 and $17,500 for 2013. We provide a matching contribution equal to 50% of the first 4% of the cash compensation that an employee contributes in any year.

In addition, the plan provides a profit-sharing feature under which each employer participating in the CSS 401(k) Plan may make a discretionary annual contribution for allocation among the accounts of eligible participants in accordance with applicable provisions of the plan. Annual compensation in excess of a limit imposed under Section 401(a)(17)(A) of the Code (the “Contribution Limit”) must be disregarded for purposes of such profit sharing contributions. The Contribution Limit is $255,000 for 2013 and was $250,000 for 2012.

The timing and amount of any profit sharing contributions under the CSS 401(k) Plan are determined by the committee having responsibility for day to day administration of the plan (“Plan Committee”). The Plan Committee is comprised of certain members of CSS senior management, including Messrs. Kiesling and Paccapaniccia. As a matter of practice, the Plan Committee will not approve profit sharing contributions except with the prior approval of the Human Resources Committee. We did not make any profit sharing contributions under the CSS 401(k) Plan during our fiscal year ended March 31, 2013.

Under the CSS 401(k) Plan, matching and profit sharing contributions for the account of a participant vest incrementally beginning upon a participant’s completion of two years of service with us, and become fully vested upon completion of six years of service with us. Vesting is accelerated if a participant reaches age 65 or upon the participant’s death or disability. Amounts credited to an employee’s account in the plan may be invested among a number of funds. A participant’s account is adjusted to reflect the rate of return, positive or negative, on the investments.

Nonqualified Supplemental Executive Retirement Plan

CSS maintains a nonqualified supplemental executive retirement plan (“SERP”) for qualified employees of CSS and certain of its subsidiaries. The SERP is a defined contribution plan designed to provide profit sharing benefits to executives with respect to compensation that cannot be taken into account under tax qualified plans, including the CSS 401(k) Plan, because it exceeds the Contribution Limit imposed under the Code. The Contribution Limit is $255,000 for 2013 and was $250,000 for 2013.

Under the SERP, if we make a profit sharing contribution under our CSS 401(k) Plan, we will also credit an executive’s account under the SERP if the executive’s compensation for the applicable plan year exceeds the then-applicable Contribution Limit. The amount of the credit is a specified percentage (determined by formula)

of the amount by which the executive’s compensation exceeds the Contribution Limit. The formula yields a percentage amount equal to or less than two times the percentage amount used to determine the corresponding profit sharing contribution under our tax qualified plans. In addition, the Human Resources Committee has discretion to credit an amount to a participant’s account under the SERP based on such percentage of the participant’s excess compensation as the Human Resource Committee determines.

Participants become vested in such “discretionary” contributions immediately at the time that such contributions are made. Participants become vested in all other SERP account balances in the same manner as participants in the CSS 401(k) Plan become vested in our matching and profit sharing contributions, as described above. A participant can choose to have our contributions allocated to one or more notional investments. A participant’s account is adjusted to reflect the deemed rate of return, positive or negative, in the notional investments.

No contributions were provided under the SERP in fiscal 2013. For additional information, see “Nonqualified Supplemental Executive Retirement Plan” on page 44 and the discussion under “Nonqualified Deferred Compensation — Fiscal 2013.”

Tax Considerations

Section 162(m) of the Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a public company to its chief executive officer or certain other officers, unless certain conditions are met. Generally, compensation qualifying as “qualified performance-based compensation” under Section 162(m) of the Code is exempt from the $1 million deductibility limit otherwise imposed by Section 162(m). While we consider the potential impact of Section 162(m) of the Code in making our compensatory decisions, we retain the ability to authorize compensation that may not be deductible if we believe it is in the best interests of CSS to do so.

Our 2004 Stock Plan was designed to exempt income realized on the exercise of stock options from the deductibility limit imposed by Section 162(m) of the Code. Additionally, our 2004 Stock Plan provides the Human Resources Committee with the flexibility to grant restricted stock awards and stock bonus awards that qualify for the “qualified performance-based compensation” exemption under Section 162(m) of the Code. Likewise, our MIP contains provisions providing the Human Resources Committee with the flexibility to grant incentive awards that qualify for exemption from the $1 million deductibility limit under Section 162(m) of the Code.

We believe that all compensation paid to our executives during the fiscal year ended March 31, 2013 was deductible. However, it is possible that some portion of compensation paid in future years will be non-deductible.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by SEC regulations. Based upon its review and discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis that precedes this report be included in this Proxy Statement.

HUMAN RESOURCES COMMITTEE,

James H. Bromley, Chairman

John J. Gavin

Rebecca C. Matthias

EXECUTIVE COMPENSATION

Summary Compensation Table — Fiscal 2013

The following table provides information about the fiscal 2013 compensation of our chief executive officer, our chief financial officer, and our three other most highly compensated employees serving as executive officers as of the end of fiscal 2013. This table also includes compensation information for the two immediately preceding fiscal years, except with respect to Mr. Farber, who was not one of our three other most highly compensated executive officers in fiscal 2011.

Name and Principal Position	Year(1)	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non- Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)
Christopher J. Munyan	2013	572,886	93,761	237,958	277,714	293,031	20,329	32,589	1,528,268
President and Chief Executive Officer	2012	556,200	96,223	292,500	247,799	222,480	6,759	29,459	1,451,419
	2011	540,000	137,760	305,460	279,600	—	22,329	38,423	1,323,572
Vincent A. Paccapaniccia	2013	342,784	48,472	104,938	125,408	140,267	—	24,929	786,797
Vice President — Finance and Chief Financial Officer	2012 2011	332,800 320,000	46,060 91,864	138,125 167,700	103,250 69,900	106,496 —	— —	20,442 15,017	747,172 664,481
William G. Kiesling	2013	334,772	46,024	104,938	125,408	136,989	1,777	30,249	780,156
Vice President — Legal and Human Resources and General Counsel	2012 2011	325,021 312,520	44,983 86,002	138,125 144,245	103,250 125,820	104,007 —	839 1,727	25,970	742,194 690,784
Laurie F. Gilner	2013	331,500	—	51,730	61,795	54,260	—	44,515	543,800
President of C.R. Gibson, LLC(8)	2012	325,000	13,000	65,000	55,066	39,000	—	104,637	601,703
	2011	183,750	50,000	110,325	45,675	—	—	30,430	420,180
Jack Farber	2013	400,000	—	—	—	—	43,705	22,917	466,622
Chairman	2012	400,000	—	—	—	—	11,281	17,710	428,991

(1)	Reflects data for our fiscal year ended March 31 of the indicated year.

(2)	Reflects payouts under the discretionary component of our bonus program. For further information, see “Payouts under the Bonus Program for Fiscal 2013” on page 38.

(3)	Reflects the aggregate grant date fair value of RSUs computed in accordance with FASB ASC Topic 718. Assumptions used to determine the aggregate grant date fair value for grants made in fiscal 2013, 2012 and 2011, respectively, are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended March 31, 2013. The awards for fiscal 2013 are subject to performance conditions as described under “Long-Term Incentives-Equity Compensation” on page 39. For information on the number of shares underlying fiscal 2013 grants, see the table and accompanying notes and narrative discussion under “Grants of Plan-Based Awards — Fiscal 2013.”

(4)	Reflects the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. Assumptions used to determine the aggregate grant date fair value for fiscal 2013, 2012 and 2011, respectively, are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended March 31, 2013. The awards for fiscal 2013 are subject to performance conditions as described under “Long-Term Incentives-Equity Compensation” on page 39. For information regarding the number of shares underlying fiscal 2013 stock option grants, exercise prices, see the table and accompanying notes and narrative discussion under “Grants of Plan-Based Awards — Fiscal 2013.”

(5)	Reflects payouts under the performance component of our bonus program for the relevant fiscal year based on the achievement of applicable performance criteria. For further information, see “Payouts under the Bonus Program for Fiscal 2013” on page 38.

(6)	Reflects all aggregate earnings on the executive’s supplemental executive retirement plan (“SERP”) account. See “Nonqualified Deferred Compensation — Fiscal 2013” for further information.

(7)	Amounts included under “All Other Compensation” are identified by type in the table that follows. A symbol or amount under an executive’s name indicates that the executive received the item of compensation or benefit identified to the left thereof. Where an amount appears, it reflects the aggregate incremental cost (in U.S. dollars) to us of providing the corresponding item to the executive.

Type	Munyan	Paccapaniccia	Kiesling	Gilner	Farber
Matching contributions under tax qualified 401(k) and profit sharing plans	—	—	—	—	—
Personal use of company car or car allowance	▲	▲	▲	▲	▲
Reimbursement of medical and prescription costs not covered by insurance	—	—	—		—
Company-paid parking fees	—	—	—
Supplemental life insurance policy premiums	—		—
Professional association dues	—
Health club dues		—	—
Relocation benefits and reimbursements for certain housing costs				▲
Tax reimbursements on relocation benefits				7,935

—	Denotes an item provided at an aggregate incremental cost to us of less than $10,000.

▲	Denotes an item provided at an aggregate incremental cost to us of less than $25,000.

(8)	Ms. Gilner commenced employment as President of our C.R. Gibson, LLC business on September 2, 2010.

Employment Agreements

We have employment agreements with Messrs. Munyan, Paccapaniccia and Farber and Ms. Gilner. Subject to applicable provisions of these agreements, the Human Resources Committee determines each executive’s annual base salary, target incentive compensation opportunity amount, and the form and amount of each executive’s long term incentives. Each employment agreement contains post-termination non-competition obligations on the part of the executive extending until one year after his or her last day of employment. Below is a description of other terms contained in such employment agreements:

Christopher J. Munyan.    The agreement with Mr. Munyan provides for: (i) an employment term as president and chief executive officer of CSS that presently extends until June 30, 2015, unless earlier terminated by either party, and (ii) commencing with the calendar year 2014, automatic renewal of such employment term for a two-year term effective July 1 of each year, unless either party elects to prevent such renewal by providing written notice of non-renewal to the other party by at least ninety (90) days prior to July 1 of each year.

Vincent A. Paccapaniccia.    The agreement with Mr. Paccapaniccia provides for: (i) an employment term that extends until March 31, 2015, unless earlier terminated by either party, and (ii) participation in our management incentive program with a target incentive compensation opportunity amount equal to 80% of Mr. Paccapaniccia’s then-current annual base salary.

Laurie F. Gilner.    The agreement with Ms. Gilner provides for: (i) an employment term that extends until September 6, 2015, unless earlier terminated by either party; (ii) participation in our management incentive program with a target incentive compensation opportunity amount equal to 80% of Ms. Gilner’s then-current annual base salary; (iii) relocation benefits of up to $150,000, inclusive of tax reimbursements, subject to our relocation policy; and (iv) reimbursement for certain housing expenses of up to $54,000 in the aggregate.

Jack Farber.    The agreement with Mr. Farber provides for: (i) an employment term as chairman of our Board that extends until July 31, 2014, unless earlier terminated by either party; and (ii) the payment to Mr. Farber of an annual base salary of $400,000. Additionally, the agreement provides that Mr. Farber’s employment with us will terminate prior to July 31, 2014 if our stockholders do not re-elect him as a member of our Board.

Under the aforementioned agreements, severance payments and/or medical benefits may be provided to such executives if a specified triggering event occurs. For further information, see the discussion under “Severance Agreements” beginning on page 53.

Grants of Plan-Based Awards — Fiscal 2013

The following table provides information regarding plan-based awards granted in fiscal 2013 to the executives named in the Summary Compensation Table. Mr. Farber is not listed because he does not participate in our equity compensation plans.

Name	Grant Date	Estimated possible payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)	Exercise or Base Price of Option Awards(3) ($/Sh)	Closing Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
		Threshold ($)	Target ($)	Max. ($)	Target (#)
Christopher J. Munyan	— 5/21/2012 5/21/2012	117,223	572,886 — —	1,145,772 — —	— 16,100 38,200	— — 18.48	— — 19.05	— 237,958 277,714
Vincent A. Paccapaniccia	— 5/21/2012 5/21/2012	56,112	274,227 — —	548,454 — —	— 7,100 17,250	— — 18.48	— — 19.05	— 104,938 125,408
William G. Kiesling	— 5/21/2012 5/21/2012	54,800	267,818 — —	538,635 — —	— 7,100 17,250	— — 18.48	— — 19.05	— 104,938 125,408
Laurie F. Gilner	— 5/21/2012 5/21/2012	36,623	265,200 — —	530,400 — —	— 3,500 8,500	— — 18.48	— — 19.05	— 51,730 61,795

(1)	These columns reflect the threshold, target and maximum payouts for grants made under our bonus program for fiscal 2013. The threshold column assumes no payout under the discretionary component of such program. Payout information appears in the Summary Compensation Table. For information on the performance and discretionary components of these awards and the determination of payouts, see the discussion under “Annual Incentive Compensation” beginning on page 37.

(2)	Reflects performance-based RSUs and performance-based stock options granted in fiscal 2013. Each RSU constitutes a phantom right that will be redeemed for one share of CSS common stock on the fourth anniversary of the grant date, contingent upon the satisfaction of applicable performance- and service-based objectives. Likewise, for the stock options, vesting and exercisability are contingent upon the satisfaction of the performance- and service-based objectives. The stock options have a seven-year term. Applicable performance and service conditions are described below under “Long-Term Incentives-Equity Compensation” on page 39.

(3)	Reflects the exercise price for performance-based stock option grants under our 2004 Stock Plan. The exercise price is equal to the closing market price on the trading day immediately preceding the grant date, as provided in our 2004 Stock Plan.

(4)	Reflects the grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 using the assumptions described in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013.

Equity Awards for Fiscal 2014

On May 24, 2013, the Human Resources Committee of our Board granted performance-based stock options and performance-based RSUs to our named executive officers, as described under “Fiscal 2014 Equity Compensation Grants” on page 40 of this proxy statement.

Outstanding Equity Awards at Fiscal Year End — March 31, 2013

The table below provides information regarding unexercised options and stock awards that have not vested held as of March 31, 2013 by the executive officers named in the Summary Compensation Table. Mr. Farber is not listed because he does not hold any such awards.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Christopher J. Munyan	2,625	—	—	23.83	4/24/2013	—	—	—	—
	14,000	—	—	27.57	6/3/2015	—	—	—	—
	18,270	6,090	—	20.68	5/27/2016	—	—	—	—
	20,000	20,000	—	19.28	5/25/2017	—	—	—	—
	—	36,000	—	18.25	5/27/2018	—	—	—	—
	—	—	38,200	18.48	5/21/2019	—	—	—	—
	—	—	—	—	—	42,525	1,104,374	16,100	418,117

Vincent A. Paccapaniccia	5,000	5,000	—	19.28	5/25/2017	—	—	—	—
	—	15,000	—	18.25	5/27/2018	—	—	—	—
	—	—	17,250	18.48	5/21/2019	—	—	—	—
	—	—	—	—	—	18,500	480,445	7,100	184,387

William G. Kiesling	7,000	—	—	27.57	6/3/2015	—	—	—	—
	9,135	3,045	—	20.68	5/27/2016	—	—	—	—
	9,000	9,000	—	19.28	5/25/2017	—	—	—	—
	—	15,000	—	18.25	5/27/2018	—	—	—	—
	—	—	17,250	18.48	5/21/2019	—	—	—	—
	—	—	—	—	—	20,263	526,230	7,100	184,387

Laurie F. Gilner	3,750	3,750	—	16.75	10/29/2017	—	—	—	—
	—	8,000	—	18.25	5/27/2018	—	—	—	—
	—	—	8,500	18.48	5/21/2019	—	—	—	—
	—	—	—	—	—	11,500	298,655	3,500	90,895

(1)	Options unexercisable as of March 31, 2013 vest and become exercisable as follows, assuming no termination of employment occurs prior to the vesting dates indicated:

Name	Options Unexercisable at March 31, 2013	Vesting Schedule
Christopher J. Munyan	6,090	6,090 on May 27, 2013
	20,000	10,000 on each of May 25, 2013 and 2014
	36,000	9,000 on each of May 27, 2013, 2014, 2015 and 2016

Vincent A. Paccapaniccia	5,000	2,500 on each of May 25, 2013 and 2014
	15,000	3,750 on each of May 27, 2013, 2014, 2015 and 2016

William G. Kiesling	3,045	3,045 on May 27, 2013
	9,000	4,500 on each of May 25, 2013 and 2014
	15,000	3,750 on each of May 27, 2013, 2014, 2015 and 2016

Laurie F. Gilner	3,750	1,875 on each of October 29, 2013 and 2014
	8,000	2,000 on each of May 27, 2013, 2014, 2015 and 2016

(2)	All options that were unearned and unexercisable at March 31, 2013 became earned and unexercisable on May 20, 2013, when the Human Resources Committee certified achievement of the relevant performance goal. Such options vest and become exercisable as follows, assuming no termination of employment occurs prior to the indicated vesting dates:

Name	Options Unexercised and Unearned at March 31, 2013	Vesting Schedule
Christopher J. Munyan	38,200	9,550 on each of May 21, 2013, 2014, 2015 and 2016
Vincent A. Paccapaniccia	17,250	4,312 on each of May 21, 2013 and 2015 4,313 on each of May 21, 2014 and 2016
William G. Kiesling	17,250	4,312 on each of May 21, 2013 and 2015 4,313 on each of May 21, 2014 and 2016
Laurie F. Gilner	8,500	2,125 on each of May 21, 2013, 2014, 2015 and 2016

(3)	Reflects shares underlying service-based RSUs granted under our 2004 Stock Plan. Subject to the satisfaction of a service-based vesting condition, these awards vest and will be redeemed automatically according to the following schedule:

Date of Vesting and Redemption	Number of Shares
	Munyan	Paccapaniccia	Kiesling	Gilner
May 25, 2013	9,000	2,500	4,250	—
May 27, 2013	6,525	—	3,263	—
May 25, 2014	9,000	2,500	4,250	—
May 27, 2014*	9,000	4,250	4,250	2,000
May 25, 2015	—	5,000	—	—
May 27, 2015	9,000	4,250	4,250	2,000
October 29, 2013	—	—	—	3,750
October 29, 2014	—	—	—	3,750
Total	42,525	18,500	20,263	11,500

*	These RSUs will be redeemed on May 27, 2015.

(4)	Market value determined by multiplying: (a) the March 28, 2013 (the last trading day of our 2013 fiscal year) closing market price of CSS common stock of $25.97 per share, by (b) the number of shares underlying service-based RSU grants that have not vested.

(5)	This column reflects shares underlying performance-based RSUs that were unearned as of March 31, 2013. All such RSUs became earned, but not vested, on May 20, 2013, when the Human Resources Committee certified achievement of the relevant performance goal. Such RSUs will vest as shown in the table below, assuming that no termination of employment occurs prior to the indicated vesting dates. RSUs that become vested will be automatically converted into an equivalent number of shares of CSS common stock on May 21, 2016.

Vesting Date	Number of Shares
	Munyan	Paccapaniccia	Kiesling	Gilner
May 21, 2015	8,050	3,550	3,550	1,750
May 21, 2016	8,050	3,550	3,550	1,750
Total	16,100	7,100	7,100	3,500

(6)	Market value determined by multiplying: (a) the March 28, 2013 (the last trading day of our 2013 fiscal year) closing market price of CSS common stock of $25.97 per share, by (b) the number of shares underlying performance-based RSU grants unearned as of March 31, 2013.

Option Exercises and Stock Vested — Fiscal 2013

None of our named executive officers exercised stock options during fiscal 2013. The table below provides information regarding stock awards held by our named executives that vested during fiscal 2013.

	Stock Awards
Name	Number of Shares acquired on vesting (#)(1)	Value realized on vesting ($)(2)
Christopher J. Munyan	6,525	124,171
William G. Kiesling	3,262	62,076

(1)	Reflects RSUs that vested on May 27, 2012. Upon vesting, each RSU was automatically redeemed for one share of CSS common stock.

(2)	Value determined by multiplying the number of shares acquired on vesting by $19.03, the closing market price per share of CSS common stock on May 25, 2012, the last trading day prior to the vesting date.

Nonqualified Deferred Compensation — Fiscal 2013

We maintain a SERP that provides benefits for executives to the extent that their compensation cannot be taken into account when we make profit sharing contributions under our tax-qualified 401(k) and profit sharing plans. Annual compensation in excess of a limit imposed under Section 401(a)(17)(A) of the Code (the “Contribution Limit”) must be disregarded for purposes of such profit sharing contributions. The Contribution Limit is $255,000 for 2013 and was $250,000 for 2012.

Under the SERP, if we make a profit sharing contribution under our tax qualified plans, we will also credit an executive’s account under the SERP if the executive’s compensation for the applicable plan year exceeds the then-applicable Contribution Limit. The amount of the credit is equal to a defined percentage (the “SERP Contribution Percentage Amount”) of the amount by which the executive’s compensation exceeds the Contribution Limit. Determined by formula, the SERP Contribution Percentage Amount is equal to or less than two times the percentage amount used to determine the corresponding profit sharing contribution under our tax qualified plans.

Additionally, irrespective of whether a profit sharing contribution is made under a tax-qualified plan for a particular plan year, the Human Resources Committee has discretionary authority under the SERP to credit an executive’s account under the SERP for such plan year (“Discretionary Contributions”). Discretionary Contributions, if made, are equal to a percentage amount determined by the Human Resources Committee multiplied by the amount by which the executive’s compensation exceeds the Contribution Limit for the applicable plan year.

Participant accounts under the SERP are adjusted by the investment performance of investment benchmarks selected by the participant. Participants may select from one of four notional investments. SERP participants may change their selected investment benchmarks with whatever frequency may be determined by the Human Resources Committee. Listed below are the four available alternatives on which the notional investments are based and the rate of return for each investment alternative for the 12 months ended March 31, 2013:

Investment Benchmark	Rate of Return
Vanguard Prime Money Market Investor Shares	0.03%
Vanguard Total Stock Market Index Investor Shares	14.28%
Vanguard Life Strategy Growth Fund	10.93%
Vanguard Life Strategy Moderate Growth Fund	9.26%

Amounts credited to participant accounts under the SERP represent an unsecured debt of CSS or of a subsidiary of CSS participating in the SERP. Discretionary Contributions become fully vested upon the making of such contributions. All other amounts credited to the account of a participant and the earnings thereon vest incrementally beginning upon a participant’s completion of two years of service with us, and become fully vested upon completion of six years of service with us. Vesting is accelerated if a participant reaches age 65 or upon the participant’s death or disability. Generally, vested balances under the SERP become payable in a lump sum within 60 days following termination of a participant’s employment with CSS and its affiliates. If the participant is a “specified employee” under Section 409A of the Code, vested balances will be distributed within 60 days after the beginning of the seventh month following such participant’s termination of employment.

The table that follows provides information with respect to the accounts that we maintain under the SERP for executive officers shown in the Summary Compensation Table. Mr. Paccapaniccia and Ms. Gilner do not participate in the SERP because the Company has not made contributions to the SERP subsequent to the satisfaction by them of applicable service-based eligibility criteria. During fiscal 2013, there were no executive or Company contributions to accounts maintained under the SERP, and there were no withdrawals by or distributions to any of our named executives during that period. Other than the SERP, we do not maintain any plans that provide for the deferral of compensation on a non-tax-qualified basis.

Name	Aggregate Earnings in Last FY(1) ($)	Aggregate Balance at Last FYE(2) ($)
Christopher J. Munyan	20,329	191,112
William G. Kiesling	1,777	14,229
Jack Farber	43,705	443,279

(1)	The amounts reported under “Aggregate Earnings in Last FY” are also reported in the Summary Compensation Table under “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(2)	All amounts in this column were fully vested as of March 31, 2013. The amounts in this column are inclusive of the following amounts disclosed as compensation in our Summary Compensation Tables for previous years: Mr. Munyan — $139,524, Mr. Kiesling — $16,400, and Mr. Farber $311,688.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In this section, we describe payments and benefits that would be provided to our named executive officers upon several events of termination or upon a change of control, assuming that the relevant event occurred on March 31, 2013 (except as otherwise noted). The information in this section does not include:

•	benefits generally provided to all salaried employees;

•

provisions under our 1994 Stock Plan and 2004 Stock Plan allowing an option holder to exercise within 90 or 180 days after his or her last day of employment those stock options that were exercisable as of his or her last day of employment, other than in the case of termination for cause or voluntary resignation; and

•	benefits that would be provided upon death under supplemental life insurance policies paid for by CSS for the benefit of our named executive officers.

With respect to supplemental life insurance policies purchased for the benefit of our named executive officers, premiums paid by CSS for such policies are included in the amounts shown in the “All Other Compensation” column of the Summary Compensation Table.

Severance Agreements

Under our employment agreements with Messrs. Munyan, Paccapaniccia and Farber and Ms. Gilner, as described on page 47, we will provide severance payments and/or medical benefits to the relevant executive if we terminate his or her employment other than for cause, on or before a specified date (referred to as a “triggering event”), as indicated below:

Name	Specified Date
Munyan	(a) the then-current expiration date of the employment agreement, or (b) following expiration thereof, but only if the agreement expires due to the sending a non-renewal notice by CSS
Paccapaniccia	March 31, 2015
Gilner	September 6, 2015
Farber	July 31, 2014

In the case of Mr. Farber, the foregoing triggering event includes a termination of his employment resulting from him not being re-elected by our stockholders as a member of our Board. Additionally, under our agreement with Mr. Farber, a triggering event will occur if he remains continuously employed by us as chairman of our Board through July 31, 2014 and his employment automatically terminates on such date, as specified in such agreement.

If a triggering event occurs, each executive would receive severance payments, consisting of a continuation of salary payments, at the executive’s then current annual base salary for a period of two years in the case of Mr. Munyan, and one year in the case of the other executives. Such payments would be made in equal installments in accordance with our normal payroll cycle for active employees, and commencement of such payments will be delayed as necessary to avoid adverse consequences under Section 409A of the Code. All severance payments will be reduced by any applicable tax withholdings and payroll deductions. In the case of Mr. Munyan, amounts payable following the one-year anniversary of his termination date will be reduced by and to the extent of any earnings and other compensation received by him or accrued for his benefit for his services during the period following such one-year anniversary date.

Under our agreement with Mr. Munyan, we would also provide certain medical benefits if a triggering event occurs. Specifically, we would pay a portion of the premiums for his participation in the CSS-sponsored medical insurance program (on the same basis that we then pay a portion of the premiums for our active employees) for any period of time that he continues to participate in such program pursuant to his rights under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The maximum continuation period under COBRA is 18 months.

Under our agreement with Mr. Farber, we would provide Mr. Farber and his spouse with certain medical benefits if a triggering event occurs, and we would provide such medical benefits to Mr. Farber’s spouse if his employment with us is terminated on account of his death. Specifically, we would reimburse Mr. Farber and his spouse, during their respective lifetimes, for the amount paid by them for their medical insurance coverage following the occurrence of a triggering event, with each such reimbursement payment being reduced by the amount that Mr. Farber would have had to pay for such coverage if he was still employed by us at the time. Additionally, we would reimburse Mr. Farber and his spouse for the taxes they incur on the medical insurance reimbursement payments that we provide.

Under the aforementioned agreements, our obligation to provide severance payments, and where applicable medical benefits, is conditioned upon the executive’s execution and delivery of a release of claims in favor of CSS and its affiliates.

Severance Pay Plan for Senior Management (“SPP”)

Members of the senior management of CSS and its subsidiaries may be eligible to receive severance payments and medical benefits under the SPP. Under the SPP, an eligible executive may receive severance payments and medical benefits if his or her employment is terminated by CSS or a CSS subsidiary that participates in the SPP (CSS and such participating subsidiaries are each referred to in this discussion as an “Employer”) unless such termination is “for cause” or due to the death or disability of the executive.

Under the SPP, any of the following may be a basis for termination “for cause”: violation of the Employer’s policies; insubordination; abuse of other employees; theft; dishonesty; criminal acts; willful neglect of job responsibilities; significantly deficient job performance that reflects a willful failure to follow the Employer’s communications regarding a required performance improvement; committing acts detrimental to the Employer, its affiliates, its employees or its customers; or engaging in a business or activity which is the same as, similar to, or competitive with that engaged in or developed for later implementation by the Employer.

Additionally, the SPP provides that unless otherwise determined by the Human Resources Committee, an executive would not be eligible to receive severance payments or medical benefits if: the executive voluntarily resigns or retires; the Employer discovers following the executive’s last date of employment that the executive engaged in conduct during or after the executive’s period of employment that would support termination for cause; the executive’s employment is terminated after the executive was offered and refused to accept a comparable job (as defined in the SPP); or the executive qualifies for severance pay under an individual employment contract that exceeds the severance pay available to the executive under the SPP.

Under the SPP, if an eligible executive’s employment is terminated other than for cause or due to his or her death or disability, in the absence of any contrary determination by the Human Resources Committee, the executive will be eligible to receive severance payments based on his or her years of continuous service with CSS or any other Employer, in accordance with the following formula:

Years of Continuous Service	Number of Weeks of Severance Pay
0 up to 2 years	26
Over 2 years up to 5 years	39
Over 5 years	52 (the maximum allowance)

All severance payments under the SPP are paid in installments over the period of time reflected in the table above and according to the Employer’s normal payroll schedule. In order to receive severance payments under the SPP, an executive must execute and deliver a release of claims in favor of CSS and its affiliates. Severance payments under the SPP are determined based on the executive’s weekly rate of salary in effect on his or her last date of employment. Severance payments under the SPP are reduced by all applicable federal, state and local tax withholding requirements.

Medical benefits under the SPP are available to an executive who both qualifies for severance payments under the SPP and elects health care continuation coverage under COBRA. Medical benefits under the SPP consist of reimbursement for up to 12 months of medical insurance premiums (less normal employee premium contributions) paid by the executive for post-employment participation in company-sponsored medical insurance programs. The SPP also provides a tax reimbursement payment equal to the income and payroll taxes the executive incurs solely with respect to such medical insurance premium reimbursements.

The table below shows the amount of severance payments and medical benefits that would have been provided to each named executive officer if: that executive’s employment had been terminated (other than for cause or due to death or disability) on March 31, 2013, the executive otherwise satisfied all conditions precedent to the receipt of severance payments and medical benefits and, in the case of benefits provided under the SPP, the Human Resources Committee did not make a determination to increase or reduce the benefits otherwise provided for in the SPP.

Name	Severance Payments ($)	Medical Benefits ($)	Estimated Tax Reimbursements on Medical Benefits ($)
Christopher J. Munyan(1)	1,145,772	27,360	—
Vincent A. Paccapaniccia(2)	342,784	—	—
William G. Kiesling(3)	334,772	18,240	11,183
Laurie F. Gilner(4)	331,500	—	—
Jack Farber(5)	400,000	18,444	11,118

(1)	Reflects aggregate severance payments and medical benefits that would have been provided to Mr. Munyan in installments over the course of 24 months (18 months in the case of medical benefits) under his employment agreement, assuming that Mr. Munyan would not receive, or have accrued for his benefit, any earnings or compensation for his services as an employee or independent contractor during the period from April 1, 2014 to March 31, 2015. The severance payments otherwise payable during such period would be reduced by and to the extent of any such earnings or compensation. The conditions applicable to such severance payments and the timing for such payments are described on page 53 under “Severance Agreements.” Because his employment agreement provides for severance pay in excess of the severance pay that would otherwise be provided under the SPP, Mr. Munyan would not have received severance payments or medical benefits under the SPP.

(2)	Reflects aggregate severance payments that would have been provided to Mr. Paccapaniccia in installments over the course of 12 months under his employment agreement. The conditions applicable to such severance payments and the timing for such payments are described on page 53 under “Severance Agreements.” Because his employment agreement provides for severance pay in excess of the severance pay that would otherwise be provided under the SPP, Mr. Paccapaniccia would not have received severance payments or medical benefits under the SPP.

(3)	Reflects aggregate severance payments, medical benefits and tax reimbursement payments that would have been provided to Mr. Kiesling in installments over the course of 12 months under the SPP.

(4)	Reflects aggregate severance payments that would have been provided to Ms. Gilner in installments over the course of 12 months under her employment agreement. The conditions applicable to such severance payments and the timing for such payments are described on page 53 under “Severance Agreements.” Because her employment agreement provides for severance pay in excess of the severance pay that would otherwise be provided under the SPP, Ms. Gilner would not have received severance payments or medical benefits under the SPP.

(5)	Reflects aggregate severance payments and estimated annual medical benefits and tax reimbursement payments that would have been provided to Mr. Farber under his employment agreement. The severance payments would be paid in installments over the course of 12 months. The medical benefits and tax reimbursement payments would be provided to Mr. Farber and his spouse for their respective lifetimes. The amounts shown in the table reflect the estimated annual costs of providing such benefits based on current medical insurance premium costs.

Change of Control

Change of Control Severance Pay Plan for Executive Management

Our named executive officers, other than Mr. Farber, may be eligible to receive benefits under our Change of Control Severance Pay Plan for Executive Management (the “COC Plan”). Under the COC Plan, eligible executives may receive severance pay and medical benefits if: (a) a change of control occurs, and (b) upon or within two years after the change of control event, (i) the executive’s employment is terminated for any reason other than “for cause,” or (ii) the executive terminates his or her employment for “good reason.” Under the COC Plan:

•

A “change of control” occurs upon: the sale or other disposition of all or substantially all of the assets of CSS; a merger or consolidation of CSS with another corporation where the stockholders of CSS, immediately prior to such transaction, do not beneficially own, immediately after such transaction, shares having more than 50% of the voting power for the election of directors; or the possession by any person of more than 50% of the voting power of CSS’ outstanding securities, other than as a result of: (i) the death of a stockholder, or (ii) a transaction in which CSS becomes a subsidiary of another corporation in which the stockholders of CSS immediately prior to the transaction, hold, immediately after the transaction, more than 50% of the voting power to elect the directors of such other corporation.

•

The following constitute grounds for termination “for cause”: (i) conviction of a felony; (ii) willful and gross neglect of job responsibilities; (iii) willful misconduct in connection with performing job responsibilities resulting in material damage to CSS; or (iv) willful failure to substantially perform duties (not due to physical or mental illness).

•

An executive may terminate his or her employment for “good reason” based upon the occurrence of any of the following upon, or within two years after, a change of control event: (i) material diminution of authority, duties, responsibilities or base compensation of the executive or the supervisor to whom the executive is required to report; or (ii) material change in the geographic location at which the executive must provide services.

An executive may receive benefits under the COC Plan only if the conditions described above are satisfied, and the executive signs and delivers a release of claims that includes non-competition and non-solicitation covenants. An executive is not eligible to receive benefits under the COC Plan if: (i) he or she has an employment contract providing for severance payments in excess of those that he or she would be eligible to receive under the COC Plan, or (ii) he or she elects to receive severance benefits under another severance pay plan.

Severance pay available under the COC Plan is equal to: (a) a multiple of the executive’s “adjusted compensation” plus (b) a pro-rata portion (based on the executive’s period of employment during the fiscal year in which his or her employment terminates) of the incentive compensation that the executive would have earned at the “target” opportunity level under our bonus program for the fiscal year in which the executive’s employment terminates. An executive’s adjusted compensation is equal to the executive’s annual base salary as of his or her last date of employment, plus his or her average annual bonus during the three fiscal years prior to the fiscal year in which the executive’s employment terminates. Severance payments available under the COC Plan are equal to two times adjusted compensation for our chief executive officer and 1.5 times adjusted compensation for all other executives eligible to receive benefits under the COC Plan. Under the COC Plan, severance pay will be paid in a cash lump sum payment within sixty days after an executive’s qualifying termination event, except that severance pay will be delayed as necessary to avoid adverse consequences under Section 409A of the Code.

Medical benefits are available under the COC Plan if an executive entitled to receive severance pay under the COC Plan elects health care continuation coverage under COBRA. Available medical benefits consist of reimbursement for a period of up to 18 months of a portion of the monthly COBRA premiums paid by him or her, and a tax reimbursement payment equal to the income and payroll taxes he or she incurs solely with respect to such COBRA premium reimbursements. Monthly COBRA premiums are reimbursed on the same basis that we then pay a portion of the insurance premiums for active employees participating in our medical insurance programs. Reimbursements related to COBRA premiums and the tax reimbursement payments thereon will be paid on a monthly basis under the COC Plan.

Change of Control Provisions under the 1994 Stock Plan and the 2004 Stock Plan

All otherwise unexercisable stock options outstanding under the 1994 Stock Plan and the 2004 Stock Plan become exercisable upon the occurrence of certain change of control events specified in the respective plan documents, unless the Human Resources Committee determines otherwise. In addition, under the 2004 Stock

Plan all restrictions and conditions on outstanding stock bonus awards (including stock bonus awards of service-based and performance-based RSUs) immediately lapse upon the occurrence of a change of control (as defined in the 2004 Stock Plan), unless the Human Resources Committee determines otherwise.

Events constituting a change of control under the 1994 Stock Plan and the 2004 Stock Plan are generally as follows:

•

Under the 1994 Stock Plan:    the sale or exchange of all or substantially all of the assets of CSS; the dissolution or liquidation of CSS; or a merger or consolidation involving CSS and another corporation; and

•

Under the 2004 Stock Plan:    the sale or other disposition of all or substantially all of the assets of CSS; the dissolution or liquidation of CSS; a merger or consolidation of CSS with another corporation where the stockholders of CSS, immediately prior to such transaction, will not beneficially own, immediately after such transaction, shares having more than 50% of the voting power for the election of directors; or the possession by any person that was not a CSS stockholder on August 4, 2004, the effective date of the 2004 Stock Plan, of more than 50% of the voting power of CSS’ outstanding securities, other than as a result of: (i) the death of a stockholder, or (ii) a transaction in which CSS becomes a subsidiary of another corporation in which the stockholders of CSS immediately prior to the transaction, hold, immediately after the transaction, more than 50% of the voting power to elect the directors of such other corporation.

All outstanding, unexercisable stock options held by our named executives as of March 31, 2013 were issued under the 1994 Stock Plan or the 2004 Stock Plan. Likewise, all outstanding stock bonus awards of service-based and performance-based RSUs held by our named executives as of March 31, 2013 were issued under the 2004 Stock Plan. These awards are summarized on page 49 under “Outstanding Equity Awards at Fiscal Year End — March 31, 2013.”

Summary of Payments and Benefits in Connection with a Change of Control

The table that follows shows the following with regard to each of our named executives as of March 31, 2013: (a) the severance pay, medical benefits and tax reimbursement payments that the executive would be entitled to receive if the executive’s employment was terminated on such date under circumstances qualifying the executive to receive benefits under the COC Plan; (b) the value associated with the executive’s otherwise unexercisable stock options becoming exercisable based on the occurrence on such date of an event constituting a change of control under both the 1994 Stock Plan and the 2004 Stock Plan; and (c) the value associated with the lapsing of restrictions on the executive’s outstanding stock bonus awards of restricted stock units based on the occurrence on such date of an event constituting a change of control under the 2004 Stock Plan. Mr. Farber does not appear in the table because he does not participate in the COC Plan, nor does he hold equity awards under the Company’s equity compensation plans.

	COC Plan			COC Provisions of 1994 Stock Plan and 2004 Stock Plan
Name	Severance pay ($)	Medical benefits ($)	Estimated tax reimbursements on medical benefits ($)	Value of stock options that would become exercisable on a COC(1) ($)	Value of RSUs as to which restrictions would lapse on a COC(2) ($)
Christopher J. Munyan	2,022,967	27,360	21,029	730,054	1,522,491
Vincent A. Paccapaniccia	971,718	27,360	16,939	278,453	664,832
William G. Kiesling	902,472	27,360	16,775	321,321	710,617
Laurie F. Gilner	838,950	26,838	12,342	160,000	389,550

(1)	Reflects the number of shares underlying options that would become exercisable multiplied by the difference between the March 28, 2013 (the last trading day of our 2013 fiscal year) closing market price per share of CSS common stock of $25.97 and the stock option exercise price.

(2)	Reflects the number of shares underlying RSUs as to which restrictions would lapse multiplied by the March 28, 2013 (the last trading day of our 2013 fiscal year) closing market price per share of CSS common stock of $25.97.

Nonqualified Supplemental Executive Retirement Plan

Vested account balances under the SERP generally are payable within 60 days following a participant’s last date of employment with CSS and its subsidiaries, except that payment will be delayed as necessary to avoid adverse consequences under Section 409A of the Code. Each named executive’s vested account balance under the SERP as of March 31, 2013 is set forth on page 52 in the table and accompanying footnotes under “Nonqualified Deferred Compensation — Fiscal 2013.” If any such executive’s employment with CSS and its subsidiaries had terminated on March 31, 2013 for any reason, that executive’s vested balance under the SERP, as reflected in that table and the accompanying footnotes, would become payable to the executive within 60 days after the executive’s last day of employment, except that payment would be delayed as necessary to avoid adverse consequences under Section 409A of the Code.

PROPOSAL 5 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the Meeting, our stockholders will vote, on an advisory basis, on whether to approve the compensation paid to our named executive officers for our fiscal year ended March 31, 2013, as described in this proxy statement pursuant to the requirements of Item 402 of Regulation S-K. Pertinent information on the compensation paid to our named executive officers for fiscal 2013 can be found in the compensation tables, the narrative information accompanying those tables and in the Compensation Discussion and Analysis included in this proxy statement. Below is the resolution that will be presented to our stockholders for a vote at the Meeting:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation paid to the Company’s named executive officers for the fiscal year ended March 31, 2013, as disclosed in this proxy statement pursuant to the requirements of Item 402 of Regulation S-K, including the compensation tables, the narrative information accompanying those tables and the Compensation Discussion and Analysis.”

Although this vote is advisory and non-binding, the Human Resources Committee of our Board values the input of our stockholders on our executive compensation program and intends to consider the results of the vote on this proposal in making future executive compensation determinations.

As discussed in the Compensation Discussion and Analysis, the Human Resources Committee of our Board has designed our executive compensation program to address multiple objectives: providing compensation that is appropriately competitive to attract and retain executive talent; incentivizing the achievement of performance goals; encouraging the aggregation and maintenance of equity ownership; and aligning executive and stockholder interests. Our Board and the Human Resources Committee of our Board believe that the Company’s executive compensation program for fiscal 2013 was appropriately designed to address these objectives.

Our Board recommends a vote “for” approval, on an advisory basis, of the compensation paid to our named executive officers in fiscal 2013, as disclosed in this proxy statement.

DIRECTOR COMPENSATION — FISCAL 2013

Currently, each of our directors who is not a full time employee of CSS or its subsidiaries receives an annual cash fee of $37,500, as well as $1,000 in cash for attendance at each Board and Board Committee meeting, except that the fee for attendance at Board or Board Committee meetings held telephonically and of not more than one hour in duration is $500 in cash. In addition, the Chairs of the Human Resources Committee and the Nominating and Governance Committee each receive an additional annual cash fee of $8,000, and the Chair of the Audit Committee receives an additional annual cash fee of $15,000.

Furthermore, each non-employee director is a participant in the 2011 Stock Plan. The 2011 Stock Plan provides for the automatic grant to each non-employee director, on the last day on which our common stock is traded in each November from 2011 through 2015, of nonqualified stock options to purchase 4,000 shares of CSS common stock at an exercise price per share equal to the closing price per share of CSS common stock on the date the stock options are granted. Accordingly, each non-employee director (other than Mr. Hitchner, who was not a member of the Board at the time) received an automatic grant of stock options to purchase 4,000 shares of CSS common stock on November 30, 2012 at an exercise price of $20.52 per share. Each option granted under the 2011 Stock Plan expires five years after the date the option was granted. Twenty-five percent of the shares underlying each stock option grant become exercisable on each of the first four anniversaries of the date of grant. These installments are cumulative and exercisable during the remainder of the term of the option.

The table below provides information regarding the compensation paid to each member of our Board, other than members who are also executive officers of CSS, for the fiscal year ended March 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	Total ($)
Scott A. Beaumont	51,173	29,880	81,053
James H. Bromley	64,673	29,880	94,553
Robert E. Chappell(2)	23,813	29,880	53,693
John J. Gavin	67,173	29,880	97,053
Elam M. Hitchner, III(3)	—	—	—
Rebecca C. Matthias	61,173	29,880	91,053

(1)	Reflects the grant date fair value computed in accordance with FASB ASC Topic 718 for stock options granted to our non-employee directors under the 2011 Stock Plan on November 30, 2012. On that date, each director was granted an option to purchase 4,000 shares of CSS common stock at an exercise price of $20.52 per share. The grant date fair value of these awards was $7.47 per underlying share. Assumptions used to determine the grant date fair value are set forth in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2013.

(2)	Mr. Chappell joined the Board on September 25, 2012.

(3)	Mr. Hitchner joined the Board on May 21, 2013.

As of March 31, 2013, the aggregate number of shares underlying outstanding stock options held by the directors listed in the table above were as follows:

Director	Shares Underlying Outstanding Options (#)
Scott A. Beaumont	24,500
James H. Bromley	38,000
Robert E. Chappell	4,000
John J. Gavin	20,000
Elam M. Hitchner, III	—
Rebecca C. Matthias	38,000

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and beneficial owners of more than ten percent of our common stock to file reports of ownership of our securities and changes in ownership with the SEC. Based on our review of Section 16(a) filings, we believe that all filings required to be made during the fiscal year ended March 31, 2013 were made on a timely basis.

STOCKHOLDER PROPOSALS

In order for a stockholder proposal to be eligible for inclusion in the proxy materials for our 2014 Annual Meeting of Stockholders, such proposal must be received by our Corporate Secretary on or before the close of business on February 20, 2014.

If a stockholder does not seek to have a proposal included in such proxy materials, but nevertheless wishes to present a proper proposal at the 2014 Annual Meeting of Stockholders, prior written notice of such proposal, together with the additional information required by our bylaws, must be received by our Corporate Secretary during the period beginning on April 4, 2014 and ending at the close of business on May 4, 2014.

If a stockholder desires to nominate an individual for election to our Board at the 2014 Annual Meeting of Stockholders, prior written notice of such nomination, together with the additional information required by our bylaws, must be received by our Corporate Secretary during the period beginning on April 4, 2014 and ending at the close of business on May 4, 2014.

Any such proposal or notice should be addressed to CSS Industries, Inc., Attn: Corporate Secretary, 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. A stockholder can obtain a copy of our bylaws by submitting a written request to the attention of our Corporate Secretary at the same address.

BY ORDER OF THE BOARD OF DIRECTORS

CSS INDUSTRIES, INC.

By: Michael A. Santivasci,

       Secretary

Philadelphia, Pennsylvania

June 20, 2013

CSS will provide to each person solicited, without charge except for exhibits, upon written request, a copy of its Annual Report on Form 10-K, including the consolidated financial statements and financial statement schedule, as filed with the SEC for the fiscal year ended March 31, 2013. Requests should be directed to CSS Industries, Inc., Attention: Corporate Secretary, 1845 Walnut Street, Suite 800, Philadelphia, Pennsylvania, 19103.

Appendix A

CSS INDUSTRIES, INC.

2013 EQUITY COMPENSATION PLAN

(Effective as of July 30, 2013)

The purpose of the CSS Industries, Inc. 2013 Equity Compensation Plan (the “Plan”) is to provide designated employees and officers of CSS Industries, Inc. (the “Company”) and its subsidiaries with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock units, restricted stock grants, stock appreciation rights, stock bonus awards and dividend equivalents. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefitting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders.

1. Committee

(a) Administration.    The Plan shall be administered and interpreted by the Human Resources Committee (or such other committee appointed by the Board to administer the Plan) (“Committee”). The Committee shall consist of not less than three members of the Board of Directors of the Company (the “Board”), all of whom shall be “outside directors” as defined under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and related Treasury regulations, “non-employee directors” as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and “independent directors” in accordance with the governance rules of the New York Stock Exchange (“NYSE”).

(b) Authority.    The Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise, vesting or restriction period, including the criteria for exercisability, vesting and lapse of any restriction period and the acceleration of exercisability, vesting and lapse of a restriction period, (iv) amend the terms of any previously issued grant, subject to the provisions of Section 18 below, and (v) deal with any other matters arising under the Plan.

(c) Determinations.    The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

2. Grants

Awards under the Plan may consist of grants of Incentive Stock Options and Nonqualified Stock Options (as described in Section 5 and collectively referred to as “Options”), stock units (as described in Section 6 and referred to as “Stock Units”), restricted stock grants (as described in Section 7 and referred to as “Restricted Stock Grants”), stock appreciation rights (as described in Section 8 and referred to as “SARs”), stock bonus awards (as described in Section 9 and referred to as “Stock Bonus Awards”) and dividend equivalents (as described in Section 10 and referred to as “Dividend Equivalents”) (Options, Stock Units, Restricted Stock Grants, SARs, Stock Bonus Awards and Dividend Equivalents are hereinafter collectively referred to as “Grants”). All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument or an amendment to the grant instrument (the “Grant Instrument”). All Grants shall be made conditional upon the Grantee’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Grantee, his or her beneficiaries, and any other person having or claiming an interest under such Grant. The Committee shall approve the form and provisions of each Grant Instrument or may delegate such authority to the executive officers of the Company or to any of them acting singly. Grants under a particular Section of the Plan need not be uniform as among the Grantees.

3. Shares Subject to the Plan

(a) Shares Authorized.    Subject to adjustment as described in Section 3(d) below, the aggregate number of shares of common stock, par value $0.10 per share, of the Company (“Company Stock”) that may be granted or transferred under the Plan is the sum of (i) 1,100,000 shares, (ii) the number of shares subject to outstanding options granted under the Company’s 2004 Equity Compensation Plan (the “2004 Plan”) and outstanding on May 31, 2013, to the extent that such options terminate, expire, or are cancelled, forfeited, exchanged, or surrendered without having been exercised, and (iii) the number of shares subject to stock bonus awards granted under the 2004 Plan and outstanding on May 31, 2013, to the extent that such stock bonus awards are forfeited, terminated or otherwise not paid in full, (the “Plan Limit”); provided, that, the Plan Limit shall not include (x) for purposes of clause (ii), shares subject to such outstanding options to the extent that (A) such shares are withheld or surrendered for payment of taxes or the exercise price of any such outstanding option and (B) shares of Company Stock are surrendered in payment of the exercise price of any such outstanding option; and (y) for purposes of clause (iii), shares subject to such outstanding stock bonus awards to the extent that such shares are withheld or surrendered for payment of taxes. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan.

(b) Share Counting.    If, and to the extent, Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged, or surrendered without having been exercised or if any Stock Unit, Restricted Stock Grants, Stock Bonus Awards or Dividend Equivalents (to the extent that such Dividend Equivalents are payable in shares of Company Stock) granted under the Plan are forfeited, terminated or otherwise not paid in full, the shares subject to such Grants shall again be available for purposes of the Plan, provided, however, that (i) shares of Company Stock surrendered in payment of the Exercise Price of an Option and shares withheld or surrendered for payment of taxes, shall not be available for re-issuance under the Plan, (ii) if SARs are exercised, the full number of shares subject to the SARs shall be considered issued under the Plan, without regard to the number of shares issued upon settlement of the SARs and without regard to any cash settlement of the SARs, and (iii) to the extent that other Grants are to be paid in cash, and not in shares of Company Stock, such Grants shall not count against the share limits in subsection (a).

(c) Individual Limits.    The maximum aggregate number of shares of Company Stock that shall be subject to Grants made under the Plan to any individual during any calendar year shall be 300,000 shares, subject to adjustment as described below. The maximum aggregate number of shares of Company Stock to which Options or SARs may be granted under the Plan to any individual during any calendar year is 300,000 shares, subject to adjustment as described below. The maximum aggregate number of shares of Company Stock with respect to which Stock Units, Restricted Stock Grants or Stock Bonus Awards may be granted under the Plan to any individual during any calendar year as Performance Awards under Section 11 is 300,000 shares, subject to adjustment as described below. The foregoing individual share limits shall apply without regard to whether such Grants are to be paid in shares of Company Stock or cash.

(d) Adjustments.    If there is any change in the number or kind of shares of Company Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares; (ii) a merger, reorganization or consolidation; (iii) a reclassification or change in par value; or (iv) any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for issuance under the Plan, the maximum number of shares of Company Stock for which any individual may receive Grants in any year as set forth in subsection (c) above, the kind and number of shares covered by outstanding Grants, the kind and number of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control of the Company, the provisions of Section 16 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.

4. Eligibility for Participation

(a) Eligible Persons.    Employees of the Company and its subsidiaries (“Employees”), including Employees who are officers or members of the Board shall be eligible to participate in the Plan.

(b) Selection of Grantees.    The Committee shall select the Employees to receive Grants and shall determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines. Employees who receive Grants under this Plan shall be referred to herein as “Grantees.”

5. Granting of Options

The Committee may grant Options to an Employee, upon such terms as the Committee deems appropriate. The following provisions are applicable to Options:

(a) Number of Shares.    The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees.

(b) Type of Option and Price.

(i) The Committee may grant Incentive Stock Options that are intended to qualify as “incentive stock options” within the meaning of section 422 of the Code (“Incentive Stock Options”) or nonqualified stock options that are not intended so to qualify (“Nonqualified Stock Options”) or any combination of Incentive Stock Options and Nonqualified Stock Options, all in accordance with the terms and conditions set forth herein.

(ii) The purchase price (the “Exercise Price”) of Company Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value (as defined below) of a share of Company Stock on the date the Option is granted; provided, however, that an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, as defined in section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of a share of Company Stock on the date of grant.

(iii) The “Fair Market Value” per share of Company Stock shall mean (A) if the principal trading market for the shares of Company Stock is a national securities exchange, the last reported sale price of the shares of Company Stock on the trading day immediately prior to the relevant date (or if there were no trades on that date the immediately preceding date upon which a sale was reported), (B) if the shares of Company Stock are not principally traded on a national securities exchange, the mean between the last reported “bid” and “asked” prices of shares of Company Stock on the relevant date, as reported on the OTC Bulletin Board, or (C) if the shares of Company Stock are not publicly traded or, if publicly traded, are not so reported, the Fair Market Value shall be as determined by the Committee.

(c) Option Term.    The Committee shall determine the term of each Option. The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary of the Company, as defined in section 424 of the Code, may not have a term that exceeds five years from the date of grant.

(d) Exercisability of Options.    Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and reflected in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(e) Termination of Employment, Death or Retirement.    Except as provided below or in a Grant Instrument, an Option may only be exercised while the Grantee is employed by the Employer (as defined below) as an Employee.

(i) In the event that a Grantee ceases to be employed by the Employer as a result of a termination by the Employer for any reason other than a termination for Cause or the Grantee’s death, any Option that is otherwise exercisable by the Grantee shall terminate unless exercised within 90 days after the date on which the Grantee ceases to be employed by the Employer (or within such other period of time as may be specified by the

Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by the Employer shall terminate as of such date.

(ii) In the event the Grantee ceases to be employed by the Employer on account of a termination for Cause by the Employer or the Grantee’s voluntary termination (other than by reason of retirement approved by the Committee), any Option held by the Grantee shall terminate as of the date the Grantee ceases to be employed by the Employer, except as otherwise determined by the Committee. In addition, notwithstanding any other provisions of this Section 5, if the Committee determines that the Grantee has engaged in conduct that constitutes Cause at any time while the Grantee is employed by the Employer or after the Grantee’s termination of employment, any Option held by the Grantee shall immediately terminate, and the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such shares. Upon any exercise of an Option, the Company may withhold delivery of share certificates pending resolution of an inquiry that could lead to a finding resulting in a forfeiture.

(iii) If the Grantee dies while employed by the Employer or retires from such employment with the consent of the Committee, any Option that is otherwise exercisable by the Grantee shall terminate unless exercised within 180 days after the date on which the Grantee ceases to be employed by the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by the Employer shall terminate as of such date.

(iv) For purposes of the Plan:

(A) The term “Employer” shall mean the Company and its subsidiary corporations or other entities, as determined by the Committee.

(B) “Employed by the Employer” shall mean employment as an Employee (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to Stock Units, Restricted Stock Grants, Stock Bonus Awards and Dividend Equivalents, a Grantee shall not be considered to have terminated employment until the Grantee ceases to be an Employee), unless the Committee determines otherwise.

(C) “Cause” shall mean, except to the extent specified otherwise by the Committee, a finding by the Committee that the Grantee (I) has breached his or her employment agreement with the Employer; (II) has engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty; (III) has disclosed trade secrets or confidential information of the Employer to persons not entitled to receive such information; (IV) has breached any written noncompetition or nonsolicitation agreement between the Grantee and the Employer; or (V) has engaged in such other behavior detrimental to the interests of the Employer as the Committee determines.

(f) Exercise of Options.    A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Grantee shall pay the Exercise Price for an Option as specified by the Committee (i) in cash; (ii) by delivering shares of Company Stock owned by the Grantee (including Company Stock acquired in connection with the exercise of an Option), subject to such restrictions as the Committee deems appropriate and having a Fair Market Value on the date of exercise at least equal to the Exercise Price, or by attestation (on a form prescribed by the Committee) to ownership of Shares having a Fair Market Value on the date of exercise at least equal to the Exercise Price; (iii) payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board; (iv) by “net exercise,” which is the surrender of shares for which the Option is exercisable to the Company in exchange for a distribution of shares of Company Stock equal to the amount by which the then Fair Market Value of the shares subject to the exercised Option exceeds the applicable Exercise Price; (v) any combination of clauses (i), (ii), (iii) or (iv); or (v) by such other method as the Committee may approve, to the extent permitted by applicable law. Shares of Company Stock used to exercise an Option shall have been held by the Grantee for the requisite period of time necessary to avoid adverse accounting consequences to the Company with respect to the Option. The Grantee shall pay the Exercise Price and the amount of any withholding tax due (pursuant to Section 13) as specified by the Committee. Payment for the shares to be issued or transferred pursuant to the Option, and any required withholding taxes, must be received by the Company by the time specified by the Committee depending on the type of payment being made, but in all cases prior to, or simultaneously with, the issuance or transfer of such shares.

(g) Limits on Incentive Stock Options.    Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Company Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, as defined in section 424 of the Code, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. The aggregate number of shares of Company Stock that may be issued under the Plan as Incentive Stock Options is 1,100,000 shares, and all shares issued under the Plan as Incentive Stock Options shall count against the Plan Limit.

6. Stock Unit

(a) General Requirements.    The Committee may grant Stock Units to an Employee upon such terms and conditions as the Committee deems appropriate under this Section 6. Each Stock Unit shall represent the right of the Grantee to receive a share of Company Stock or an amount based on the value of a share of Company Stock. All Stock Units shall be credited to accounts on the Company’s records for purposes of the Plan.

(b) Vesting of Stock Units.    The Committee shall establish the vesting conditions for Stock Units in the Grant Instrument. The Committee may accelerate the vesting of any or all outstanding Stock Units at any time for any reason.

(c) Terms of Stock Units.    The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units. The Committee may grant Stock Units that are payable on terms and conditions determined by the Committee. Stock Units may be paid at the end of a specified period, or payment may be deferred to a date authorized by the Committee consistent with section 409A of the Code.

(d) Payment With Respect to Stock Units.    Payment with respect to Stock Units shall be made in cash, in Company Stock or in a combination of the two, as determined by the Committee in the Grant Instrument. The Grant Instrument shall specify the maximum number of shares of Company Stock that can be issued under the Stock Units.

(e) Requirement of Employment or Service.    The Committee shall determine in the Grant Instrument under what circumstances a Grantee may retain Stock Units after termination of the Grantee’s employment or service, and the circumstances under which Stock Units may be forfeited.

7. Restricted Stock Grants

The Committee may issue or transfer shares of Company Stock to an Employee under a Restricted Stock Grant, upon such terms as the Committee deems appropriate. The following provisions are applicable to Restricted Stock Grants:

(a) General Requirements.    Shares of Company Stock issued or transferred pursuant to a Restricted Stock Grant may be issued or transferred for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may establish conditions under which restrictions on Restricted Stock Grants shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including, without limitation, restrictions based upon the achievement of specific performance goals. The period of time during which the Restricted Stock Grant shall remain subject to restrictions will be designated in the Grant Instrument as the “Restriction Period.”

(b) Number of Shares.    The Committee, in its sole discretion, shall determine the number of shares of Company Stock to be issued or transferred pursuant to a Restricted Stock Grant and the restrictions applicable to such shares.

(c) Requirement of Employment.    If the Grantee ceases to be employed by the Employer or if other specified conditions are not met, the Restricted Stock Grant shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Company Stock must immediately be returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d) Restrictions on Transfer and Legend on Stock Certificate.    During the Restriction Period, a Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the shares of the Restricted Stock Grant except to a successor under Section 14. Each certificate for Restricted Stock Grants shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions and to delivery of such stock certificate when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for Restricted Stock Grants until all restrictions on such shares have lapsed. If certificates are issued, the Company will retain possession of such certificates for Restricted Stock Grants until all restrictions on such shares have lapsed.

(e) Right to Vote and to Receive Dividends.    The Committee shall determine to what extent, and under what conditions, the Grantee shall have the right to vote shares subject to Restricted Stock Grants and to receive any dividends or other distributions paid on such shares during the Restriction Period, provided that dividends with respect to Restricted Stock Grants that are subject to performance conditions shall vest and be paid only if and to the extent the underlying Restricted Stock Grant vests and is paid, as determined by the Committee.

(f) Lapse of Restrictions.    All restrictions imposed upon Restricted Stock Grants shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee. The Committee may determine, as to any or all Restricted Stock Grants, that the restrictions shall lapse without regard to any Restriction Period.

8. Stock Appreciation Rights

The Committee may grant SARs to an Employee separately or in tandem with any Option. The following provisions are applicable to SARs:

(a) General Requirements.    The Committee may grant SARs to an Employee separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the Grant of the Incentive Stock Option. The Committee shall establish the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be equal to, or greater than, the Fair Market Value of a share of Company Stock as of the date of Grant of the SAR.

(b) Tandem SARs.    In the case of tandem SARs, the number of SARs granted to a Grantee that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Grantee may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

(c) Exercisability.    An SAR shall be exercisable during the period specified by the Committee in the Grant Instrument and shall be subject to such vesting and other restrictions as may be specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may only be exercised while the Grantee is employed by the Employer or during the applicable period after termination of employment as described in Section 5(e). A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

(d) Value of SARs.    When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, Company Stock, or a combination thereof. The stock appreciation for an SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described in subsection (a).

(e) Form of Payment.    The Committee shall determine whether the appreciation in an SAR shall be paid in the form of cash, shares of Company Stock, or a combination of the two, in such proportion as the Committee deems appropriate. For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR. If shares of Company Stock are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.

9. Stock Bonus Awards.    The Committee may grant shares of Company Stock as a bonus, or may grant other awards in lieu of obligations of the Company or any of its subsidiaries to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

10. Dividend Equivalents.    The Committee may grant Dividend Equivalents with respect to Stock Units and Stock Bonus Awards under such terms and conditions as the Committee deems appropriate, provided that Dividend Equivalents with respect to Stock Units and Stock Bonus Awards that are subject to performance conditions shall vest and be paid only if and to the extent the underlying Stock Units and Stock Bonus Awards vest and are paid, as determined by the Committee. Dividend Equivalents may be paid to Grantees currently or may be deferred, consistent with section 409A of the Code, as determined by the Committee. All Dividend Equivalents that are not paid currently shall be credited to accounts on the Company’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to Stock Units for the Grantee, as determined by the Committee. Unless otherwise specified in the Grant Instrument, deferred Dividend Equivalents will not accrue interest. The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals. Dividend Equivalents may be payable in cash or shares of Company Stock or in a combination of the two, as determined by the Committee in the Grant Instrument. For the avoidance of doubt, Dividend Equivalents may not be granted with respect to Options, SARs or Restricted Stock Grants.

11. Qualified Performance-Based Compensation.

The Committee may determine that Stock Units, Restricted Stock Grants or Stock Bonus Awards granted to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code (“Performance Awards”). The following provisions shall apply to any such Performance Awards:

(a) Performance Goals.

(i) When Performance Awards are granted, the Committee shall establish in writing (A) the objective performance goals that must be met, (B) the performance period during which the performance will be measured, (C) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (D) any other conditions that the Committee deems appropriate and consistent with the Plan and section 162(m) of the Code.

(ii) The business criteria may relate to the Grantee’s business unit or the performance of the Company and its parents and subsidiaries as a whole, or any combination of the foregoing, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: the price of the Company’s stock, earnings per share, income before taxes and extraordinary items, net income, operating income, revenues, earnings before income tax, EBITDA (earnings before interest, taxes, depreciation and amortization), after-tax or pre-tax profits, operational cash flow, return on capital employed or return on invested capital, after-tax or pre-tax return on stockholders’ equity, decreasing or increasing the level of all, or a portion of, the Company’s assets and/or liabilities, stockholder return, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The Committee may provide, at the time the performance goals are established, that adjustments will be made to the applicable performance goals to take into account, in any objective manner specified by the Committee, the impact of one or more of the following: (i) gain or loss from all or certain claims and/or litigation and insurance recoveries, (ii) the impairment of tangible or intangible assets, (iii) stock-based compensation expense, (iv) extraordinary, unusual or infrequently occurring events reported in the Company’s public filings, (v) restructuring activities reported in the Company’s public filings, (vi) investments, dispositions or acquisitions, (vii) gain or loss from the disposal of certain assets, (viii) gain or loss from the early extinguishment, redemption, or repurchase of debt, or (ix) changes in accounting principles that become effective during the performance period.

(b) Establishment of Goals.    The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code. The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals, but may reduce the amount of compensation that is payable, pursuant to Performance Awards.

(c) Certification of Results.    The Committee shall certify in writing that the performance goals were satisfied prior to the payment of any Performance Award, as required by section 162(m) of the Code and the regulations promulgated thereunder. The Committee shall determine the amount, if any, to be paid pursuant to each Performance Award based on the achievement of the performance goals and the satisfaction of all other terms of the Grant Instrument. If and to the extent that the Committee does not certify that the performance goals have been met, the grants of Performance Awards for the performance period shall be forfeited or shall not be made, as applicable.

(d) Death or Other Circumstances.    The Committee may provide that Performance Awards shall be payable or restrictions on such Performance Awards shall lapse, in whole or in part, in the event of the Grantee’s death during the performance period, or under other circumstances consistent with the Department of Treasury regulations and rulings under section 162(m) of the Code.

12. Deferrals.    The Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Grantee in connection with any Grant. If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals and may provide for interest or other earnings to be paid on such deferrals. The rules and procedures for any such deferrals shall be consistent with applicable requirements of section 409A of the Code.

13. Withholding of Taxes

(a) Required Withholding.    All Grants under the Plan shall be subject to applicable federal (including FICA), state, and local tax withholding requirements. The Employer may require that the Grantee or other person receiving or exercising Grants pay to the Employer the amount of any federal, state, or local taxes that the Employer is required to withhold with respect to such Grants, or the Employer may deduct from other wages paid by the Employer the amount of any withholding taxes due with respect to such Grants. The Company may require the payment of any taxes before issuing any shares of Company Stock pursuant to the Grant.

(b) Withholding of Shares.    The Committee may determine that the Employer’s tax withholding obligation with respect to a Grant paid in Company Stock shall be satisfied by having shares of Company Stock withheld up to an amount that does not exceed the Grantee’s minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities, or the Committee may allow Grantees to elect to have such share withholding applied to particular Grants.

(c) Stock Delivery.    The Committee may provide any Grantee with the right to use previously acquired shares of Company Stock in satisfaction of all or part of the Employer’s tax withholding obligation with respect to a Grant paid in Company Stock.

14. Transferability of Grants

(a) Nontransferability of Grants.    Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee’s lifetime. A Grantee may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order or otherwise as permitted by the Committee and, with respect to Nonqualified Stock Options or SARS, only to the extent permitted by subsection (b). When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(b) Transfer of Nonqualified Stock Options or SARs.    Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer Nonqualified Stock Options or SARs to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of an Option or SAR and the transferred Option or SAR shall continue to be subject to the same terms and conditions as were applicable to the Option or SAR immediately before the transfer.

15. Change of Control of the Company

As used herein, a “Change of Control” shall be deemed to have occurred if:

(a) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) (other than persons who are stockholders on the Effective Date of the Plan) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a change of ownership resulting from the death of a stockholder, and a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or

(b) The consummation of (i) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); (ii) a sale or other disposition of all or substantially all of the assets of the Company; or (iii) a liquidation or dissolution of the Company.

16. Consequences of a Change of Control

(a) Notice and Acceleration.    Upon a Change of Control, unless the Committee determines otherwise, (i) the Company shall provide each Grantee with outstanding Grants not less than ten days’ advance written notice of such Change of Control; (ii) all outstanding Options and SARs shall automatically accelerate and become fully exercisable; and (iii) the restrictions and conditions on all outstanding Stock Units, Restricted Stock Grants, Stock Bonus Awards and Dividend Equivalents shall immediately lapse.

(b) Assumption of Grants.    Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options and rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding Grants shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

(c) Other Alternatives.    Notwithstanding the foregoing, in the event of a Change of Control, the Committee may take one or both of the following actions with respect to any or all outstanding Grants: the Committee may (i) require that the Grantees surrender their outstanding Options and SARs in exchange for a payment by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Company Stock subject to the Grantee’s unexercised Options and SARs exceeds the Exercise Price of the Options or the base amount of the SARs, as applicable; (ii) after giving the Grantees an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate; or (iii) determine that Grantees shall receive a payment in settlement of outstanding Stock Units, Restricted Stock Grants, Stock Bonus Awards or Dividend Equivalents, if permitted under section 409A of the Code. Such surrender, termination or payment shall take place as of the date of the Change of Control or such other date as the Committee may specify. Without limiting the foregoing, if the per share Fair Market Value of the Company Stock equals or is less than the per share Exercise Price or base amount, as applicable, the Company shall not be required to make any payment to the Grantee upon surrender of the Option or SAR.

17. Requirements for Issuance or Transfer of Shares.    No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Grantee hereunder on the Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of the shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. No Grantee shall have any right as a stockholder with respect to Company Stock covered by a Grant until shares have been issued to the Grantee.

18. Amendment and Termination of the Plan

(a) Amendment.    The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or other applicable laws, or to comply with applicable stock exchange requirements.

(b) Prohibition on Repricing Programs.    The Committee shall not (i) implement any cancellation/regrant program pursuant to which outstanding Options or SARs under the Plan are cancelled and new Options or SARs are granted in replacement with a lower exercise price per share, (ii) cancel outstanding Options or SARs under the Plan with exercise or base prices per share in excess of the then current Fair Market Value per share of Company Stock for consideration payable in cash, equity securities of the Company or in the form of any other award under the Plan, except in connection with a Change of Control transaction or (iii) otherwise directly reduce the exercise price in effect for outstanding Options or SARs under the Plan, without in each such instance obtaining stockholder approval.

(c) Stockholder Re-Approval Requirement.    If Stock Units, Restricted Stock Grants or Stock Bonus Awards are to be granted as “qualified performance-based compensation” under Section 11 above, Section 11 must be reapproved by the stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Section 11, if required by section 162(m) of the Code or the regulations thereunder.

(d) Termination of Plan.    The Plan shall terminate on the day immediately preceding the tenth anniversary of the Effective Date (as defined below), unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders.

(e) Termination and Amendment of Outstanding Grants.    A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 24(c). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 24(c) or may be amended by agreement of the Company and the Grantee consistent with the Plan.

(f) Governing Document.    The Plan shall be the controlling document. No other statements, representations, explanatory materials, or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

19. Funding of the Plan.    This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

20. Rights of Grantees.    Nothing in this Plan shall entitle any Employee or other person to any claim or right to be granted a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.

21. No Fractional Shares.    No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

22. Headings.    Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

23. Effective Date of the Plan.    The Plan is effective as of July 30, 2013 (the “Effective Date”), subject to the approval by the Company’s stockholders.

24. Miscellaneous

(a) Grants in Connection with Corporate Transactions and Otherwise.    Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation, or otherwise, of the business or assets of any corporation, firm, or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes; or (ii) limit the right of the Committee to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a grant made by such corporation. The terms and conditions of the substitute grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute Grants as it deems appropriate, including setting the Exercise Price of Options or the base price of SARs at a price necessary to retain for the Grantee the same economic value as the prior options or rights, as determined by the Committee. Such substitute awards shall not reduce the Plan’s available shares of Company Stock as described above in Section 3(a), consistent with applicable stock exchange requirements, and shall not be limited by the individual limits in Section 3(c).

(b) Company Policies.    All Grants under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies and any other policies implemented by the Board of the Company, as in effect from time to time.

(c) Compliance with Law.    The Plan, the exercise of Options, and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code, that Grants of “qualified performance-based compensation” comply with the applicable provisions of section 162(m) of the Code and that, to the extent applicable, Grants comply with the requirements of section 409A of the Code. To the extent that any provision that is designed to comply with section 16 of the Exchange Act or the legal requirements of section 422, 162(m) or 409A of the Code as set forth in the Plan ceases to be necessary under section 16 of the Exchange Act or required under section 422, 162(m) or 409A of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation.

(d) Section 409A.    The Plan is intended to comply with the requirements of section 409A of the Code, to the extent applicable. All Grants shall be construed and administered such that the Grant either (i) qualifies for an exemption from the requirements of section 409A of the Code or (ii) satisfies the requirements of section 409A of the Code. If a Grant is subject to section 409A of the Code, (i) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under section 409A of the Code, (iii) payments to be made upon a Change of Control shall only be made upon a “change of control event” under section 409A of the Code, (iv) unless the Grant specifies otherwise, each payment shall be treated as a separate payment for purposes of section 409A of the Code, and (v) in no event shall a Grantee, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code. Any Grant granted under the Plan that is subject to section 409A of the Code and that is to be distributed to a key employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Grant shall be postponed for six months following the date of the Grantee’s separation from service, if required by section 409A of the Code. If a distribution is delayed pursuant to section 409A of the Code, the distribution shall be paid within thirty (30) days after the end of the six-month period. If the Grantee dies during such six-month period, any postponed amounts shall be paid within sixty (60) days of the Grantee’s death. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Committee or its delegate each year in accordance with section 416(i) of the Code and the “specified employee” requirements of section 409A of the Code.

(e) Employees Subject to Taxation Outside the United States.    With respect to Grantees who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(f) Governing Law.    The validity, construction, interpretation, and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions thereof.

Appendix B

CSS INDUSTRIES, INC.

MANAGEMENT INCENTIVE PROGRAM

(As amended and restated, effective as of March 19, 2013)

SECTION 1. PURPOSE; DEFINITIONS.    The purpose of the CSS Industries, Inc. Management Incentive Program (the “Program”) is to enable CSS Industries, Inc. (the “Company”) and its subsidiaries to motivate and reward favorable performance by the Company’s executive officers and other key employees of the Company and its subsidiaries by providing such individuals with the opportunity to receive cash bonus payments based upon the achievement of pre-established and objective performance goals for each fiscal year. The Program, which became effective on April 17, 2007 and was subsequently amended on June 3, 2008, is being amended and restated effective for Performance Periods beginning on or after April 1, 2013. Performance Periods beginning prior to April 1, 2013 are governed by the terms of the Program as in effect prior to the date of this amendment and restatement.

For purposes of the Program, the following terms will have the meanings defined below, unless the context clearly requires a different meaning:

(a) “Award” means a cash bonus under the Program.

(b) “Board” means the Board of Directors of the Company, as constituted from time to time.

(c) “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

(d) “Committee” means the Human Resources Committee of the Board or such other committee appointed by the Board for purposes of the Program, provided that the Human Resources Committee or such other committee shall consist of members of the Board who are not employees of the Company or any subsidiary or affiliate thereof and, with respect to matters relating to Awards intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, who qualify as “outside directors” under Section 162(m) of the Code.

(e) “Fiscal Year” means the period beginning on April 1 and ending on March 31.

(f) “Participant” means the executive officers of the Company and any other key employee of the Company or any Subsidiary selected by the Committee to participate in the Program.

(g) “Performance Period” means each Fiscal Year or another period as designated by the Committee, so long as such period does not exceed one year.

(h) “Subsidiary” means a subsidiary of the Company.

SECTION 2. ADMINISTRATION OF PROGRAM.    The Committee shall administer and interpret the Program, provided, that, the Program will not be interpreted in a manner that causes an Award intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code to fail to so qualify. The Committee shall have the power, from time to time, to: (i) select Participants; (ii) determine the terms and conditions of each Award, including without limitation the amount of cash, if any, to be paid to each Participant; (iii) establish the performance objectives for any Performance Period in accordance with Section 3 hereof and certify whether such performance objectives have been obtained; (iv) establish and amend rules and regulations relating to the Program, and to make all other determinations necessary and advisable for the administration of the Program; (v) adopt subplans to the Program, and (vi) correct any defect, supply any omission or reconcile any inconsistency in the Program or any Award.

Nothing in the Program shall be deemed to limit the ability of the Committee to grant Awards to Participants under the Program which are not intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code and which are not exempt from the limitations thereof; provided, however, that in no event may an Award be granted in substitution or replacement of an Award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

All decisions made by the Committee pursuant to the Program shall be made in the Committee’s sole and absolute discretion and shall be final and binding on the Participants and the Company and its Subsidiaries. No

member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Program other than as a result of such individual’s willful misconduct.

SECTION 3. AWARDS.

(a) Eligibility.    The Committee shall designate the Participants who shall be eligible to participate in the Program for a Performance Period.

(b) Performance Criteria.    The Committee shall establish the performance objective or objectives in writing that must be satisfied in order for a Participant to receive an Award for that Performance Period, which shall be established before the beginning of the Performance Period or during a period ending no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed, or such other date as may be required or permitted under applicable regulations under Section 162(m) of the Code. In addition, at that time the Committee will also specify in writing the Performance Period during which the performance will be measured, the portion of Awards that will be payable upon the full, partial or over-achievement of specified performance objectives for that Performance Period, and any other conditions that the Committee deems appropriate and consistent with the Program and Section 162(m) of the Code, with respect to any Award that is intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code. Except with respect to an Award that is not intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, such performance objectives shall be objectively determinable and based upon one or more of the following criteria, as determined by the Committee for the applicable Performance Period (subject to adjustment in accordance with Section 3(b) below): the price of the Company’s stock, earnings per share, income before taxes and extraordinary items, net income, operating income, revenues, earnings before income tax, EBITDA (earnings before interest, taxes, depreciation and amortization), operational cash flow, after-tax or pre-tax profits, return on capital employed or return on invested capital, after-tax or pre-tax return on stockholders’ equity, limiting the level in, or increase in all or a portion of, the Company’s assets and/or liabilities, stockholder return, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

Performance goals may be established on a Company-wide basis or with respect to one or more Subsidiaries, products of any subsidiary, division or other operational unit of the Company or its Subsidiaries, as determined by the Committee; and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. For Awards intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, the performance goals shall satisfy the requirements of “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they were established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The performance objectives for a particular Performance Period need not be the same for all Participants.

(c) Adjustments to Performance Criteria.    The Committee may provide, at the time the performance goals are established in accordance with Section 3(a) or at any time with respect to any Award that is not intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, that adjustments will be made to the applicable performance goals to take into account, in any objective manner specified by the Committee, the impact of one or more of the following: (i) gain or loss from all or certain claims and/or litigation and insurance recoveries, (ii) the impairment of tangible or intangible assets, (iii) stock-based compensation expense, (iv) extraordinary, unusual or infrequently occurring events reported in the Company’s public filings, (v) restructuring activities reported in the Company’s public filings, (vi) investments, dispositions or acquisitions, (vii) gain or loss from the disposal of certain assets, (viii) gain or loss from the early extinguishment, redemption, or repurchase of debt, or (ix) changes in accounting principles that become effective during the Performance Period.

Any adjustment described in this Section 3(c) may relate to the Company, any Subsidiary or to any subsidiary, division or other operational unit of the Company or its Subsidiaries, as determined by the Committee at the time the performance goals are established or at any time with respect to any Award that is not intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code. Any adjustment shall be determined in accordance with generally accepted accounting principles and standards, unless such other objective method of measurement is designated by the Committee at the time performance goals are established. Notwithstanding the foregoing, adjustments will be made as necessary to any performance criteria related to the Company’s stock to reflect changes in corporate capitalization, including a recapitalization, stock split or combination, stock dividend, spin-off, merger, reorganization or other similar event or transaction affecting the Company’s stock.

(d) Maximum Award Amount Payable.    The maximum amount payable hereunder to a Participant in any twelve month Performance Period will not exceed $2,000,000.

(e) Payment Conditioned on Continued Employment.    Unless the Committee specifies another date at the time the performance objectives for a Performance Period are established, no Participant will be entitled to any payment hereunder, and no Award hereunder will be deemed to be earned, with respect to any particular Performance Period unless such Participant has remained continuously employed by the Company or its Subsidiaries through the last day of the Performance Period for which the Award relates.

(f) Negative Discretion.    Notwithstanding anything else contained herein to the contrary, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant hereunder based on individual performance or any other factors that the Committee, in its sole discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized hereunder. In no event shall the Committee have the discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals for Awards that are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code.

SECTION 4. PAYMENT.    To the extent that the Committee determines at the time of grant to qualify an Award as performance-based compensation under Section 162(m) of the Code, no Award shall be payable except upon written certification by the Committee following the Performance Period that the performance goals have been satisfied to a particular extent and that any other material terms and conditions precedent to payment of an Award have been satisfied. If the performance goals have not been satisfied for such Performance Period such Awards shall be forfeited. If the Committee does not determine at the time of grant to qualify an Award as performance-based compensation under Section 162(m) of the Code, no Award shall be payable except upon determination by the Committee that the performance objective or objectives have been satisfied to a particular extent and that any other material terms and conditions precedent to payment of an Award have been satisfied. Payment hereunder will be made as soon as practicable after the Committee certification or determination referenced above is completed. The Committee shall seek to complete the certification or determination referenced above so that any payment hereunder for a particular Performance Period will be made no later than 2 1/2 months following the end of the Fiscal Year containing the last day of the Performance Period to which the Award relates.

SECTION 5. GENERAL PROVISIONS.

(a) Amendment and Termination.    The Program shall continue until the Board or the Committee amends, suspends, discontinues or terminates the Program, which may occur at any time, in the sole discretion of the Board or the Committee; provided, however, with respect to Awards intended as “qualified performance-based compensation,” the Program must be reapproved by the Company’s stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders approved the Program, if required by Section 162(m) of the Code or the regulations thereunder, and no such action shall be effective without approval by the stockholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Participants as “qualified performance-based compensation” under Section 162(m) of the Code.

(b) Unsecured Creditor Status.    A Participant entitled to payment hereunder shall rely solely upon the unsecured promise of the Company and its Subsidiaries and nothing herein contained shall be construed to give to or vest in a Participant or any other person now or at any time in the future, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatever owned by the Company or its Subsidiaries, or in which the Company or its Subsidiaries may have any right, title, or interest, nor or at any time in the future.

(c) Non-Assignment of Awards.    The Participant shall not be permitted to sell, transfer, pledge or assign any amount payable pursuant to the Program or an Award, provided that the right to payment of an Award earned hereunder may pass by will or the laws of descent and distribution.

(d) Separability.    If any term or condition of the Program shall be invalid or unenforceable to any extent or in any application, then the remainder of the Program, with the exception of such invalid or unenforceable provision, shall not be affected thereby, and shall continue in effect and application to its fullest extent.

(e) Continued Employment.    Neither the adoption of the Program nor the execution of any document in connection with the Program will: (i) confer upon any employee of the Company or a Subsidiary any right to continued employment with the Company or such Subsidiary, or (ii) interfere in any way with the right of the Company or such Subsidiary to terminate the employment of any of its employees at any time.

(f) Incapacity.    If a Participant is unable to care for his or her affairs because of illness or accident, the Committee, in its sole discretion, may determine to pay any amount due such Participant under the Program to his or her legal representatives, administrators, or assigns or any other person claiming under or through such Participant, and any such payment shall be a complete discharge of the Company’s and its Subsidiaries’ obligations hereunder.

(g) Withholding.    The Company and its Subsidiaries, as the case may be, shall withhold the amount of any federal, state, local or other tax, charge or assessment attributable to the payment of any Award as it may deem necessary or appropriate, in its sole discretion.

(h) Compliance with Section 409A of the Code.    The Program is intended to comply with the short-term deferral rule set forth in the regulations under Section 409A of the Code, in order to avoid application of Section 409A to the Program. If, and to the extent that, any payment under this Program is deemed to be deferred compensation subject to the requirements of Section 409A of the Code, this Program shall be administered so that such payments are made in accordance with the requirements of Section 409A of the Code.

(i) Governing Law.    The Program and all Awards granted hereunder will be governed by and construed in accordance with the laws and judicial decisions of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

DIRECTIONS TO THE RITTENHOUSE HOTEL

From Philadelphia International Airport:

Exit airport following signs for 76 West. Follow signs for 76 West and follow to the 30th Street exit. At top of ramp turn right onto Chestnut and follow to 19th St. Turn right onto 19th St. to Walnut Street. Turn right onto Walnut and take an immediate left onto West Rittenhouse Sq. The Rittenhouse is on the right.

From Baltimore, Washington and Points South:

Take 1-95 North past the Philadelphia International Airport. Follow the signs for 76 West. Take 76 West to the 30th Street Exit. Make a right at first traffic signal (Chestnut Street) and follow Chestnut Street to 19th Street. Make a right onto 19th Street and follow 19th Street to Walnut Street (Rittenhouse Park will be directly ahead of you). Make a right onto Walnut Street, then an immediate left onto W. Rittenhouse Square. The Rittenhouse Hotel will be on your right, immediately adjacent to Holy Trinity Church.

From Southern New Jersey and Atlantic City (via The Walt Whitman Bridge):

Take the Atlantic City Expressway to Route 42 North, then to 76 West. Follow the signs for the Walt Whitman Bridge. Cross over the bridge and follow signs for 76 West to the 30th Street Station Exit. Upon exiting make a right onto Chestnut Street and follow Chestnut Street to 19th Street. Make a right onto 19th Street and follow 19th Street to Walnut Street (Rittenhouse Park will be directly ahead of you). Make a right onto Walnut Street then an immediate left onto W. Rittenhouse Square. The Rittenhouse Hotel will be on your right side immediately adjacent to Holy Trinity Church.

From Harrisburg, Hershey, Lancaster PA/Expressway:

Take the PA Turnpike East, to exit 24, Valley Forge. Take 76 East to the 30th Street Station exit. Go around the station. Turn left onto Market Street. Turn right onto 19th Street. Turn right onto Walnut Street, making an immediate left onto West Rittenhouse. The Rittenhouse Hotel driveway is on the right.

From New York, New Jersey and Points North Via New Jersey Turnpike:

Take the New Jersey Turnpike South to Exit 4, following signs for Philadelphia and the Ben Franklin Bridge. Take 73 North, Exactly 1.4 miles, exit for Route 38 West. Take 38 West for 5.2 Miles. Follow 38 West right onto Route 30 West. Follow signs for Ben Franklin Bridge. Follow onto Vine Street/Local traffic lane. Turn left onto 19th Street. Turn right onto Walnut Street, making an immediate left onto West Rittenhouse. The Rittenhouse Hotel driveway is on the right.

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	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CSS INDUSTRIES, INC.

The undersigned hereby appoints Scott A. Beaumont, Robert E. Chappell and Rebecca C. Matthias, and each of them acting singly, proxies of the undersigned stockholder with full power of substitution to each of them, to vote all shares of Common Stock of CSS Industries, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at The Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, PA 19103, on Tuesday, July 30, 2013, at 9:30 a.m. (local time) and any adjournments thereof.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder with respect to the Election of Directors and with respect to each of the other Proposals. This Proxy will be voted in the discretion of the holders of this Proxy upon such other matters as may properly come before the annual meeting or any adjournments thereof. If directions are not provided by the undersigned stockholder, this Proxy will be voted as recommended by the Board of Directors with respect to each Proposal.

	THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

	(Continued and to be signed on the reverse side)

■	14475	■

ANNUAL MEETING OF STOCKHOLDERS OF

CSS INDUSTRIES, INC.

July 30, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 30, 2013:

The notice, proxy statement and annual report are available at https://materials.proxyvote.com/125906

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided. i

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PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
1. Election of Directors:				2. Approval of the 2013 Equity Compensation Plan.	☐	☐	☐

☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Scott A. Beaumont O James H. Bromley O Robert E. Chappell O Jack Farber O Elam M. Hitchner, III O Rebecca C. Matthias O Christopher J. Munyan		THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.
					FOR	AGAINST	ABSTAIN
				3. Re-Approval of the Management Incentive Program.	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.
					FOR	AGAINST	ABSTAIN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES”.				4. Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2014.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.

					FOR	AGAINST	ABSTAIN
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				5. Approval, on an advisory basis, of the compensation paid to the Company’s named executive officers for the fiscal year ended March 31, 2013.	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 5.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder		Date:	Signature of Stockholder	Date:
■	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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